Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

ELDORADO RESORTS, INC.,

DELTA MERGER SUB, INC.,

GLP CAPITAL, L.P.

and

TROPICANA ENTERTAINMENT INC.

Dated as of April 15, 2018

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4.4	Litigation	28
4.5	Ownership of Company Shares	28
4.6	Licensability; Compliance With Laws	29
4.7	Solvency of Parent	29
4.8	Financing	30
4.9	Ownership of Merger Sub	31
4.10	Brokers	31

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF GAMMA		31

5.1	Organization, Standing and Power	31
5.2	Authority	32
5.3	No Conflict; Consents and Approvals	32
5.4	Litigation	33
5.5	Licensability; Compliance With Laws	33
5.6	Financial Ability	34
5.7	Brokers	34

ARTICLE 6 COVENANTS		34

6.1	Conduct of Business	34
6.2	Access to Information; Confidentiality	38
6.3	No Solicitation	39
6.4	Significant Stockholder Consent; Preparation of Information Statement	42
6.5	Appropriate Action; Consents; Filings	43
6.6	Certain Notices	45
6.7	Public Announcements	45
6.8	Employee Benefit Matters	46
6.9	Indemnification	49
6.10	Parent Agreements Concerning Merger Sub	50
6.11	Takeover Statutes	51
6.12	Section 16 Matters	51
6.13	Stockholder Litigation	51
6.14	OTCQB Quotation and SEC Registration	51
6.15	Actions for Real Estate Purchase	51
6.16	Insight; Aruba Operations	52
6.17	Company Indebtedness	53
6.18	Financing; Financial Statements	54
6.19	Actions with Respect to Real Estate Purchase Required Consents	58

ARTICLE 7 CONDITIONS TO CONSUMMATION OF THE MERGER		58

7.1	Conditions to Obligations of Each Party Under This Agreement	58
7.2	Conditions to Obligations of the Company Under This Agreement	59
7.3	Conditions to Obligations of the Acquirors and Merger Sub Under This Agreement	59
7.4	Frustration of Closing Conditions	61

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ARTICLE 8 TERMINATION, AMENDMENT AND WAIVER		61

8.1	Termination	61
8.2	Effect of Termination	63
8.3	Termination Fees	63
8.4	Amendment	64
8.5	Acquiror Consents, Notices and Actions	64
8.6	Waiver	64
8.7	Ancillary Agreement	64

ARTICLE 9 GENERAL PROVISIONS		65

9.1	Non-Survival of Representations and Warranties	65
9.2	Fees and Expenses	65
9.3	Notices	65
9.4	Certain Definitions	67
9.5	Headings	82
9.6	Severability	82
9.7	Entire Agreement	82
9.8	Assignment	83
9.9	No Third Party Beneficiaries	83
9.10	Mutual Drafting; Interpretation; Representations and Warranties	83
9.11	Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury	84
9.12	Counterparts	86
9.13	Remedies; Joint and Several Liability; Specific Performance	86
9.14	No Recourse	87
9.15	Financing Source Matters	87

Exhibit A	Real Estate Purchase Agreement
Exhibit B	Form of Voting Agreement
Exhibit C	Form of Certificate of Incorporation of Surviving Corporation
Exhibit D	Form of Bylaws of the Surviving Corporation
Exhibit E	Form of Disaffiliation Agreement

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of April 15, 2018 (this “Agreement”), is made by and among Eldorado Resorts, Inc., a Nevada corporation (“Parent”), Delta Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), GLP Capital, L.P., a Pennsylvania limited partnership (“Gamma” and together with Parent, the “Acquirors”), and Tropicana Entertainment Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 9.4 or as otherwise defined elsewhere in this Agreement.

RECITALS

WHEREAS, the Company, Parent and Merger Sub desire to effect the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation (the “Surviving Corporation”) on the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”);

WHEREAS, the Company and the Acquirors desire to effect the sale of the Transferred Real Estate Assets from the Company to Gamma immediately prior to the Merger (the “Real Estate Purchase”) on the terms and subject to the conditions set forth in Exhibit A hereto (the “Real Estate Purchase Agreement”);

WHEREAS, the Board of Directors of Merger Sub has, upon the terms and subject to the conditions set forth herein, approved and declared it advisable for Merger Sub to enter into this Agreement and consummate the transactions contemplated hereby, including the Merger;

WHEREAS, the Board of Directors of Parent has, upon the terms and subject to the conditions set forth herein, approved this Agreement and the transactions contemplated hereby, including the Merger, and Parent, as the sole stockholder of Merger Sub, has adopted this Agreement in accordance with the DGCL;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, (i) approved and declared advisable this Agreement and the Real Estate Purchase Agreement and the Transactions, including the Merger and the Real Estate Purchase, (ii) determined that the terms of this Agreement and the Transactions, including the Merger and the Real Estate Purchase and the transactions contemplated by Section 6.16 are fair to, and in the best interests of, the Company and its stockholders, and (iii) recommended that the Company’s stockholders adopt this Agreement and approve the Transactions, including the Real Estate Purchase and the transactions contemplated by Section 6.16 (the “Company Board Recommendation”);

WHEREAS, on a timeline to be agreed upon between the parties, and in any event prior to the Closing, the Company will take all actions necessary to (a) distribute, transfer or sell the Aruba Operations and (b) consummate the Insight Disposition in accordance with Section 6.16;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of the Acquirors to enter into this Agreement, the

Significant Stockholder is entering into a voting agreement, substantially in the form attached hereto as Exhibit B (the “Voting Agreement”), pursuant to which the Significant Stockholder has agreed, on the terms and subject to the conditions set forth in the Voting Agreement, to, among other things, vote all of its Company Shares to adopt this Agreement and approve the Transactions, including the Real Estate Purchase Agreement and the Real Estate Purchase, in each case in accordance with the DGCL by delivering the Significant Stockholder Consent by 6:00 p.m., New York City time, on the Stockholder Consent Delivery Date;

WHEREAS, concurrently with the execution and delivery of this Agreement, Gamma and the Company are entering into the Real Estate Purchase Agreement; and

WHEREAS, Parent, Merger Sub, Gamma and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions to the Transactions.

NOW, THEREFORE, in consideration of the foregoing, and the covenants, premises, representations and warranties and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties to this Agreement agree as follows:

ARTICLE 1
THE MERGER

1.1                               The Real Estate Asset Sale.  At the Closing, but immediately prior to the consummation of the Merger and in exchange for the Real Estate Purchase Price, the Company and Gamma (or its designee) shall perform their respective obligations under, and thereby effect the Real Estate Purchase, on the terms and subject to the conditions set forth in the Real Estate Purchase Agreement; provided, however, that if Gamma assigns the Real Estate Purchase Agreement to a designee pursuant to the terms of the Real Estate Purchase Agreement, Gamma shall guarantee all of the obligations of its designee thereunder.

1.2                               The Merger

(a)                                 Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the Surviving Corporation of the Merger and as a wholly-owned Subsidiary of Parent. The Merger shall be effected pursuant to the DGCL and shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time and, subject to the Real Estate Purchase, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. The Merger, the Real Estate Purchase and the other transactions contemplated by this Agreement and the Real Estate Purchase Agreement are referred to herein as the “Transactions”, and the Transactions excluding the distribution, transfer or sale of the

Aruba Operations and the Insight Disposition are referred to herein as the “Acquiror Transactions”.

(b)                                 At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, the certificate of incorporation of the Surviving Corporation shall be amended and restated so as to read in its entirety in the form set forth as Exhibit C hereto, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. In addition, the Company and the Surviving Corporation shall take all necessary action such that, at the Effective Time, the bylaws of the Surviving Corporation shall be amended so as to read in its entirety in the form set forth as Exhibit D hereto, and as so amended shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(c)                                  At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, the directors of Merger Sub immediately prior to the Effective Time or such other individuals designated by Parent as of the Effective Time shall become the directors of the Surviving Corporation, each to hold office, from and after the Effective Time, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time or such other individuals designated by Parent as of the Effective Time shall become the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(d)                                 If, at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation or Gamma, as applicable, its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation or Gamma, as applicable, as a result of, or in connection with, the Transactions or otherwise to carry out this Agreement and the Ancillary Agreements, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or Gamma, as applicable, or otherwise to carry out this Agreement and the Ancillary Agreements.

1.3                               Closing and Effective Time of the Merger. The closing of the Real Estate Purchase and Merger (the “Closing”) will take place at 10:00 a.m., Eastern time, at the offices of

Thompson Hine LLP, 335 Madison Avenue, 12th Floor, New York, NY 10017, on the fourth (4th) Business Day after the satisfaction or waiver of all of the applicable conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing); provided, however, that the Acquirors may elect to defer the Closing to the last Business Day of the month in which the Closing would have otherwise occurred by providing written notice to the Company at least four (4) Business Days in advance of the date on which the Closing would otherwise have occurred; provided, further that if the Closing is scheduled to occur in December, the Company may elect, in its discretion and regardless of any election made by the Acquirors pursuant to this Section 1.3, to defer the Closing to the first (1st) Business Day of the following calendar year by providing written notice to the Acquirors at least four (4) Business Days in advance of the date on which the Closing would otherwise have occurred. The actual date on which the Closing is to occur pursuant to this Section 1.3 is referred to as the “Closing Date.” On the Closing Date, Merger Sub or the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings required under the DGCL in connection with the Merger. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware (which filing shall immediately follow the consummation of the Real Estate Purchase), or such later date and time as is agreed upon by the parties hereto and specified in the Certificate of Merger (such date and time hereinafter referred to as the “Effective Time”).

ARTICLE 2
CONVERSION OF SECURITIES IN THE MERGER

2.1                               Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Acquirors, Merger Sub, the Company or the holders of any of the following securities:

(a)                                 Conversion of Company Shares. Each share of common stock, par value $0.01 per share, of the Company issued and outstanding immediately prior to the Effective Time (each, a “Company Share” and collectively, the “Company Shares”), other than Company Shares to be cancelled or converted pursuant to Sections 2.1(b) or (c) or Dissenting Shares, shall be converted into and thereafter represent the right to receive the Per Share Merger Consideration, subject to any withholding of Taxes required by applicable Law, upon surrender of the Certificates or Book-Entry Company Shares in accordance with Section 2.2. As of the Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Per Share Merger Consideration to be paid in accordance with Section 2.2.

(b)                                 Cancellation of Treasury Shares and Parent and Merger Sub Owned Shares. Each Company Share held by the Company (as treasury stock or otherwise), Parent or Merger Sub or any of their respective direct or indirect wholly-owned Subsidiaries, in each case, immediately prior to the Effective Time, shall automatically be cancelled and retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(c)                                  Merger Sub Equity Interests. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding prior to the Effective Time shall be converted into and become one newly and validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

2.2                               Payment for Securities; Surrender of Certificates.

(a)                                 Paying Agent. At or prior to the Effective Time, Parent shall designate a reputable bank or trust company to act as the paying agent (the identity and terms of designation and appointment of which shall be reasonably acceptable to the Company) for the purpose of delivering or causing to be delivered to each holder of Company Shares the Per Share Merger Consideration that such holder shall become entitled to receive with respect to each Company Share held by such holder pursuant to the Merger (the “Paying Agent”). The Company shall pay, or cause to be paid, the fees and expenses of the Paying Agent. At or prior to the Effective Time, (x) Parent shall deposit, or cause to be deposited, the Parent Merger Consideration with the Paying Agent and (y) following the RE Closing, the Company shall deposit, or cause to be deposited, a cash amount equal to the Real Estate Purchase Price plus a cash amount equal to the Aruba Proceeds (if any) minus the amount of the Aruba Expenses (if any) minus the amount of Insight Liabilities (if any) minus the amount of the Real Estate Purchase Tax Amount minus 50% of the Estimated State Income Tax Amount (which Estimated State Income Tax Amount shall be limited to a maximum of $38,000,000 for this purpose) minus the excess, if any of the Estimated State Income Tax Amount over $38,000,000 with the Paying Agent (such cash deposited with the Paying Agent, collectively, the “Payment Fund”), which holders of Company Shares (other than Company Shares to be cancelled or converted pursuant to Sections 2.1(b) or (c) or Dissenting Shares), shall be entitled to at the Effective Time upon due surrender of the Certificates Certificate (or affidavits of loss in lieu of the Certificates) or Book-Entry Company Shares. The Payment Fund shall be invested by the Paying Agent as directed by Parent, pending payment thereof by the Paying Agent to the holders of the Company Shares; provided, however, that any such investments shall be in obligations of, or guaranteed by, the United States government or rated A-1 or P-1 or better by Moody’s Investor Service, Inc. or Standard & Poor’s Corporation, respectively. Earnings from such investments shall be payable to Parent or the Surviving Corporation, as Parent directs, and no part of such earnings shall accrue to the benefit of holders of Company Shares.

(b)                                 Procedures for Surrender.

(i)                                     Certificates. As soon as practicable after the Effective Time (and in no event later than three (3) Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Company Shares represented by certificates (the “Certificates”), which Company Shares were converted into the right to receive the Per Share Merger Consideration at the Effective Time pursuant to this Agreement: (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, shall include any certifications Parent may reasonably request relating to any withholding obligations of

Parent under the Code or other applicable Tax Law, and shall otherwise be in such form as Parent and the Paying Agent shall reasonably agree; and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(e)) in exchange for payment of the Per Share Merger Consideration for each Company Share. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(e)) to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with delivery of a letter of transmittal, duly executed and completed in proper form, with respect to such Certificates, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificates shall be entitled to receive the Per Share Merger Consideration for each Company Share formerly represented by such Certificates (without interest and after giving effect to any required Tax withholdings as provided in Section 2.4), and any Certificate so surrendered shall forthwith be cancelled. If payment of the Per Share Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Per Share Merger Consideration to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of Parent and the Surviving Corporation that such Taxes either have been paid or are not required to be paid. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. Until surrendered as contemplated hereby, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Per Share Merger Consideration as contemplated by this Agreement, except for Certificates representing Company Shares that are Dissenting Shares, which shall be deemed to represent the right to receive the Dissenting Stockholder Consideration.

(ii)                                  Book-Entry Company Shares. Notwithstanding anything to the contrary contained in this Agreement, no holder of non-certificated Company Shares represented by book-entry (“Book-Entry Company Shares”) shall be required to deliver a Certificate or, in the case of holders of Book-Entry Company Shares held through The Depository Trust Company, an executed letter of transmittal to the Paying Agent to receive the Per Share Merger Consideration that such holder is entitled to receive pursuant to Section 2.1(a). In lieu thereof, each holder of record of one or more Book-Entry Company Shares held through The Depository Trust Company whose Company Shares were converted into the right to receive the Per Share Merger Consideration at the Effective Time pursuant to this Agreement shall, upon receipt of an “agent’s message” in customary form by the Paying Agent (or such other evidence of transfer or surrender as the Paying Agent may reasonably request), be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver to The Depository Trust Company or its nominee as promptly as practicable after the Effective Time, the Per Share Merger Consideration in respect of each such Book-Entry Company Share pursuant to the provisions of this Article 2 (after giving effect to any required Tax withholdings as provided in Section 2.4), and such Book-Entry Company Shares of such holder shall be cancelled. As soon as practicable after the Effective Time (and in no event later than three (3) Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Book-Entry Company Shares not held through The Depository Trust Company: (A) a letter of transmittal, which shall include any certifications Parent may reasonably request relating to any withholding obligations of Parent under the Code or other applicable Tax Law and be in such form as Parent and the Paying Agent shall reasonably agree; and (B) instructions for returning such letter of transmittal in exchange for the Per Share Merger Consideration. Upon delivery of such letter of transmittal, duly executed and completed in proper form, in accordance with the terms of such letter of transmittal, the holder of such Book-Entry Company Shares shall be entitled to receive in exchange therefor the Per Share Merger Consideration in respect of each such Book-Entry Company Share pursuant to the provisions of this Article 2 (without interest and after giving effect to any required Tax withholdings as provided in Section 2.4), and such Book-Entry Company Shares shall forthwith be cancelled. Payment and delivery of the Per Share Merger Consideration with respect to Book-Entry Company Shares shall only be made to the Person in whose name such Book-Entry Company Shares are registered. No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Company Shares. Until paid or surrendered as contemplated hereby, each Book-Entry Company Share shall be deemed at any time after the Effective Time to represent only the right to receive the Per Share Merger Consideration as contemplated by this Agreement, except for Book-Entry Company Shares representing Company Shares that are Dissenting Shares, which shall be deemed to represent the right to receive the Dissenting Stockholder Consideration.

(c)                                  Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Shares on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Company Shares that represented ownership of Company Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d)                                 Termination of Fund; Abandoned Property; No Liability. Any portion of the funds in the Payment Fund (including any interest received with respect thereto) made available to the Paying Agent that remains unclaimed by the holders of Certificates or Book-Entry Company Shares on the first (1st) anniversary of the Effective Time will be returned to Parent or an Affiliate thereof designated by Parent, upon demand, and any such holder who has not tendered its Certificates or Book-Entry Company Shares for the Per Share Merger Consideration in accordance with Section 2.2(b) prior to such time shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws) for delivery of the Per Share Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law, in respect of such holder’s surrender of their Certificates or Book-Entry Company Shares and in compliance with the procedures in Section 2.2(b). Any Aggregate Merger Consideration remaining unclaimed by the holders of Certificates or Book-Entry Company Shares immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity will, to the extent permitted by applicable Law, become the property of Parent or an Affiliate thereof designated by Parent, free and clear of any claim or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, Merger Sub, the Surviving Corporation, the Paying Agent or their respective Affiliates will be liable to any holder of a Certificate or Book-Entry Company Shares for the Aggregate Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Aggregate Merger Consideration made available to the Paying Agent pursuant to Section 2.2(a) in respect of Dissenting Shares shall be returned to Parent or an Affiliate thereof designated by Parent, upon demand.

(e)                                  Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the Person claiming such Certificates to be lost, stolen or destroyed, the Per Share Merger Consideration payable in respect thereof pursuant to Section 2.1(a). Parent may, in its reasonable discretion and as a condition precedent to the payment of such Per Share Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in a reasonable sum as it may direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.3                               Dissenting Shares. Notwithstanding anything in this Agreement to the contrary (but subject to the provisions of this Section 2.3), Company Shares outstanding immediately prior to the Effective Time (other than Company Shares cancelled in accordance with Section 2.1(b)) and held by a holder who did not vote in favor of the adoption of this Agreement, and who is entitled to demand and has properly demanded appraisal for such Company Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such Company Shares, the “Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and cease to exist, and the holders of Dissenting Shares shall cease to have any rights with respect thereto, except the rights granted to them under Section 262 of the DGCL (the “Dissenting Stockholder Consideration”). If any such holder fails to perfect or otherwise waives, withdraws or loses his right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the Dissenting Stockholder Consideration in respect of such Dissenting Shares shall cease and such Dissenting Shares shall thereupon be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Per Share Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law in accordance with this Article 2 and shall not thereafter be deemed to be Dissenting Shares. The Company shall give Parent prompt written notice of any demands received by the Company for appraisal of Company Shares, any waiver or withdrawal of any such demand, and any other demands, notices or instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the Dissenting Stockholder Consideration for such Dissenting Shares, and Parent shall have the opportunity and right to participate in and control all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or compromise, any such demands, or approve any withdrawal of any such demands, or agree to do any of the foregoing, except to the extent required by applicable Law.

2.4                               Withholding Rights. The Company, Parent, Merger Sub, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement, such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, the

Treasury Regulations or any other provision of applicable Law. Any amounts deducted or withheld from any such payment shall be timely remitted to the applicable Taxing Authority and, when so remitted, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. If Parent, Merger Sub or the Company become aware that any amount is required to be withheld from the Aggregate Merger Consideration (other than pursuant to Section 1471, 1472 or 3406 of the Code), it shall promptly notify the other parties to this Agreement. Parent shall use reasonable efforts to notify the Company and the Significant Stockholder of any amounts required to be withheld or deducted from the Aggregate Merger Consideration and remitted to any Taxing Authority (other than pursuant to Section 1471, 1472 or 3406 of the Code), including providing a copy of the Law pursuant to which such withholding is to be made, at least twenty (20) days before any such withholding.

2.5                               Certain Adjustments. In the event that, between the date of this Agreement and the Effective Time, any change in the outstanding Company Shares shall occur as a result of any stock split, reverse stock split, stock dividend (including any dividend or distribution of Equity Interests convertible into or exchangeable for Company Shares), recapitalization, reclassification, combination, exchange of shares or other similar event, the Per Share Merger Consideration shall be equitably adjusted to reflect such event and to provide to holders of Company Shares the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.5 shall be deemed to permit or authorize the Company to take any such action or effect any such change that it is not otherwise authorized or permitted to take pursuant to this Agreement (including Section 6.1).

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the disclosure schedule delivered by the Company to the Acquirors and Merger Sub (the “Company Disclosure Letter”) prior to the execution of this Agreement (with specific reference to the representations and warranties in this Article 3 to which the information in such schedule relates; provided that disclosure in the Company Disclosure Letter as to a specific representation or warranty shall qualify any other Sections of this Agreement to the extent (notwithstanding the absence of a specific cross reference) it is reasonably apparent on its face that such disclosure relates to such other Sections), and (b) as disclosed in the Company SEC Documents filed since January 1, 2017 and publicly available at least forty-eight (48) hours prior to the execution and delivery of this Agreement (other than any disclosures contained in the “Forward Looking Statements” or “Risk Factors” sections of such Company SEC Documents, and any other disclosures contained in such Company SEC Documents that are predictive, cautionary or forward-looking in nature), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation or warranty is reasonably apparent on the face of such disclosure, the Company hereby represents and warrants to the Acquirors and Merger Sub as follows:

3.1                               Organization; Standing; Power.

(a)                                 The Company and each of its Subsidiaries (i) is a limited liability company, limited partnership, general partnership or corporation, as applicable, duly organized,

validly existing and in good standing under the Laws of the jurisdiction of its formation, organization or incorporation, as applicable, (ii) has all requisite limited liability company, limited partnership, general partnership or corporate power, as applicable, and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except with respect to clause (iii) where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)                                 The Company has previously furnished to the Acquirors a true and complete copy of the Organizational Documents of the Company and each of its Subsidiaries, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. The Company is not in violation of, and no Subsidiary is in material violation of, any provision of its Organizational Documents.

3.2                               Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and, subject to the receipt of the Company Stockholder Approval, to perform its obligations hereunder and thereunder and consummate the Transactions. The execution, delivery and performance of this Agreement, the Real Estate Purchase Agreement and the Disaffiliation Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by the Company Board and no other corporate proceedings on the part of the Company are necessary to approve this Agreement and the Ancillary Agreements to which it is a party or to consummate the Transactions, other than the receipt of the Company Stockholder Approval and the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL. This Agreement, the Real Estate Purchase Agreement and the Disaffiliation Agreement have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Acquirors and Merger Sub, as applicable, will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). As of the date hereof, the Company Board, at a meeting duly called at which all of the directors of the Company were present, has unanimously approved and declared advisable this Agreement, the Real Estate Purchase Agreement, the Disaffiliation Agreement and the Transactions and, subject to Section 6.4, has resolved to recommend that the Company’s stockholders approve this Agreement, the Real Estate Purchase Agreement, the Disaffiliation Agreement and the Transactions. The Company Stockholder Approval is the only vote or consent of the holders of any class or series of capital stock of the Company necessary to approve this Agreement, the Ancillary Agreements to which the Company is a party, the Merger, the Real Estate Purchase and the other Transactions.

3.3                               No Conflict; Consents and Approvals.

(a)                                 The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by the

Company of the Transactions, do not and will not (i) conflict with or violate the Organizational Documents of the Company, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (vii) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any of their respective properties are bound, (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, result in the creation or imposition of any Lien or give rise to any right of termination, cancellation, amendment or acceleration of, any Company Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties are bound or (iv) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (vii) of subsection (b) below have been obtained and all filings described in such clauses have been made, give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or materially modify, any material Permit and Approval applicable to the Company, its Subsidiaries or any of their respective properties or assets, except, in the case of clauses (ii) to (iv), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)                                 The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by the Company of the Transactions, do not and will not require the Company to obtain any consent, approval, authorization or permit of, action by, or to make any filing with or notification to, any governmental or regulatory authority (including any stock exchange and any Gaming Authority), agency, court, commission, or other governmental body (each, a “Governmental Entity”), except for (i) such filings as may be required under applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, and under state securities, takeover and “blue sky” Laws, (ii) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) such filings and other actions as are necessary to obtain all required Gaming Approvals, (iv) those consents and approvals identified in Section 3.17(e) of the Company Disclosure Letter, (v) such filings as are necessary to comply with the applicable requirements of the OTCQB, (vi) the filing with the Delaware Secretary of State of the Certificate of Merger as required by the DGCL, and (vii) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.4                               Litigation. Except as would not reasonably be expected to have a Company Material Adverse Effect, (a) there is no suit, claim, action, proceeding, arbitration, mediation or investigation (each, an “Action”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties by or before any Governmental Entity, (b) no Governmental Entity has since January 1, 2016, challenged or questioned in writing the legal right of the Company or any of its Subsidiaries to conduct its operations as presently or previously conducted, and (c) neither the Company nor any of its Subsidiaries nor any of their respective properties is or are subject to any judgment, order, injunction, rule or decree of any Governmental Entity (other than orders relating to the ordinary course operation of the business of the Company and its Subsidiaries issued by Gaming Authorities under applicable Gaming Laws).

3.5                               Ownership and Operations of the Company.

(a)                                 The authorized capital stock of the Company consists of 100,000,000 Company Shares and 10,000,000 shares of preferred stock, $0.01 par value per share (the “Preferred Stock”). As of the date hereof, (i) 23,834,512 Company Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were free of preemptive rights and (ii) no Company Shares were held in treasury. As of the date hereof, no shares of Preferred Stock were issued and outstanding. Except as set forth above, as of the date of this Agreement, (i) there are (A) no outstanding Equity Interests of the Company, (B) no Equity Interests of the Company convertible into or exchangeable for shares of capital stock or other voting securities of the Company or (C) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any Equity Interests of the Company, (ii) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Equity Interests of the Company, and (iii) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued Equity Interests of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party except as contemplated by the Real Estate Purchase Agreement.

(b)                                 Section 3.5(b) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company and for each such Subsidiary, its state of organization, entity type, and outstanding number and type of Equity Interests. Each of the outstanding Equity Interests of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such Equity Interests are (i) owned by the Company or another wholly-owned Subsidiary of the Company and (ii) free and clear of all Liens.

3.6                               SEC Reports; Financial Statements.

(a)                                 The Company has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2017 (all such forms, reports, statements, certificates and other documents filed since January 1, 2017 and prior to the date hereof, collectively, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseding filing), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file periodic reports with the SEC.

(b)                                 The audited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated.

(c)                                  The Company maintains disclosure controls and procedures (as defined in Rules 13a-15(e), and 15d-15(e) under the Exchange Act) designed to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities and that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC.

(d)                                 The Company maintains a system of internal controls over financial reporting designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

3.7                               No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued or contingent, of a nature that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, except for liabilities and obligations (a) reflected or reserved against in the Company’s consolidated balance sheet on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC, (b) incurred in the ordinary course of business since the date of such balance sheet, none of which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (c) which have been discharged or paid in full prior to the date of this Agreement or (d) incurred pursuant to the transactions contemplated by this Agreement. Since January 1, 2018, neither the Company nor any of its Subsidiaries has entered into any off-balance sheet transactions, arrangements, or obligations (including contingent obligations) that may have a current or future material effect on the financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenues or expenses of the Company and its Subsidiaries.

3.8                               Absence of Certain Changes or Events. Since January 1, 2018 through the date of this Agreement, except as otherwise contemplated or permitted by this Agreement, the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice, and there has not been any event, development or state of circumstances that, individually or in the aggregate, has had a Company Material Adverse Effect.

3.9                               Vote/Approval Required. The affirmative vote or written consent of the holders of a majority of the outstanding Company Shares in favor of each of (a) adopting this Agreement and (b) approving the transactions contemplated by the Real Estate Purchase Agreement, including the Real Estate Purchase, and the transactions contemplated by Section 6.16

(collectively, the “Company Stockholder Approval”) are the only votes or consents of the holders of any class or series of the Company’s Equity Interests necessary to approve or adopt this Agreement and the Ancillary Agreements to which the Company is a party or to consummate the Transactions, including the Merger and the Real Estate Purchase. The delivery of the Significant Stockholder Consent will satisfy the Company Stockholder Approval.

3.10                        Compliance with Laws.

(a)                                 Except with respect to Taxes, ERISA, labor matters and environmental matters (which are the subject of Section 3.11, Section 3.12, Section 3.13 and Section 3.14, respectively), the Company and each of its Subsidiaries are in compliance with all Laws applicable to them or by which any of their respective properties are bound, except where any non-compliance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Except with respect to Environmental Laws (which are the subject of Section 3.14), the Company and its Subsidiaries have been and are in compliance with all applicable licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions of all Governmental Entities (collectively, “Permits and Approvals”) necessary for them to own, lease or operate their properties and to carry on their respective businesses as now conducted, except for any Permits and Approvals the absence of, or noncompliance with, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or materially impair or materially delay the Closing.  Since January 1, 2013, neither the Company nor any of its Subsidiaries nor any of their respective directors, officers or employees nor, to the Knowledge of the Company, any of their respective agents acting for or on behalf of the Company or its Subsidiaries, has (i) made, authorized or offered any payment or transfer of anything of value to any employee or official of any Governmental Entity, political party or campaign, official or employee of any public international organization, or official or employee of any government-owned enterprise or institution to obtain or retain business or secure an improper advantage, or (ii) otherwise conducted any transaction, transfer or business in violation of the Foreign Corrupt Practice Act of 1977, as amended, or any other applicable anti-corruption, anti-bribery or anti-money laundering Law.

(b)                                 The Company and its Subsidiaries hold all Permits and Approvals (including Gaming Approvals) necessary for the Company and its Subsidiaries to own, lease or operate their properties and to carry on their respective businesses as now conducted, except for any Permits and Approvals the absence of, or noncompliance with, would not, individually or in the aggregate, reasonably be expected to materially affect the Company’s and its Subsidiaries’ businesses as currently conducted or materially impair or materially delay the Closing.  To the Knowledge of the Company, each (i) of the Affiliates of the Company and its Subsidiaries that will be included in the process of determining the suitability of the Company and its Subsidiaries for a Gaming Approval by a Gaming Authority and (ii) director, officer, partner and manager of the Company and its Subsidiaries and Persons performing management functions similar to those performed by officers, partners or managers (the Persons contemplated by sub-sections (i) and (ii), collectively, “Company Licensed Parties”), hold all Permits and Approvals (including Gaming Approvals) necessary for the Company and its Subsidiaries to own, lease or operate their properties and to carry on their respective businesses as now conducted, except for any Permits and Approvals the absence of, or noncompliance with, would not, individually or in the aggregate, reasonably be expected to materially affect the Company’s and its Subsidiaries’ businesses as currently conducted or materially impair or materially delay the Closing.  All such Permits and Approvals are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to materially affect the Company’s and its Subsidiaries’ businesses as currently conducted or materially impair or materially delay the Closing.  To the Knowledge of the Company, no event has occurred which permits, or upon the giving of notice or passage of time or both, would permit, revocation, non-renewal, modification, suspension, limitation or termination of any Permits and Approvals that are currently in effect, the loss of which would, individually or in the aggregate, be reasonably likely to materially affect the Company’s and its Subsidiaries’ businesses as currently conducted or materially impair or materially delay the Closing.  The Company, its Subsidiaries, and to the Knowledge of the Company, each of the Company Licensed Parties, are in good standing, and in compliance with all Gaming Laws, in each of the jurisdictions in which the Company, any of its Subsidiaries or any Company Licensed Party owns or operates gaming facilities. Neither the Company, nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of the Company Licensed Parties has received written notice within the past five (5) years of any investigation or review by any Governmental Entity with respect to the Company or its or its Subsidiaries’ businesses and operations, other than investigations or reviews (x) conducted in connection with ordinary license renewal procedures and/or (y) the outcome of which would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect or materially impair or materially delay the Closing.  To the Company’s Knowledge, no investigation or review is threatened, nor has any Governmental Entity indicated in writing any intention to conduct the same, other than investigations or reviews (x) conducted in connection with ordinary license renewal procedures and/or (y) the outcome of which would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect or materially impair or materially delay the Closing.

(c)                                  Neither the Company, nor any of its Subsidiaries, nor, to the Knowledge of the Company, any Company Licensed Party has received any written claim, demand, notice, complaint, court order or administrative order from any Gaming Authority or other Governmental Entity in the past three (3) years under, or relating to any violation or possible violation of, any Gaming Law which did or would reasonably be likely to result in an individual fine or penalty of $25,000 or more.  To the Knowledge of the Company, there are no facts which, if known to any Gaming Authority, would be reasonably likely to result in the revocation, limitation or suspension of a Permit and Approval (including any Gaming Approval) or result in a negative outcome to any finding of suitability proceedings or registrations, in each case with respect to the Company, its Subsidiaries or any Company Licensed Party.  Neither the Company, nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of the Company Licensed Parties, has suffered a suspension, denial, non-renewal, limitation or revocation of any Gaming Approval within the last five (5) years.

3.11                        Taxes.

(a)                                 All material Tax Returns required by applicable Law to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed in accordance with all applicable Laws (after giving effect to any extensions of time in which to make such filings), and all such Tax Returns are true, correct and complete in all material respects. There is no outstanding material claim in writing by any Governmental Entity where the Company or any of its Subsidiaries does not file a particular type of Tax Return that it is required to file such Tax Return or may be subject to Tax.

(b)                                 Neither the Company nor any of its Subsidiaries is delinquent in the payment of any material amount of Tax (including Taxes required to have been withheld by the Company or any of its Subsidiaries) for which reserves have not been established in accordance with GAAP on the most recent balance sheet included in the Company SEC Documents.

(c)                                  No material Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for Permitted Liens.

(d)                                 There are no Proceedings (including assessments of deficiencies, audits or similar reviews) now pending or threatened in writing against or with respect to the Company or any of its Subsidiaries with respect to any material amount of Tax. None of the Company or any Subsidiary is subject to any outstanding waiver or extension of the statute of limitations in respect of a material amount of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course). None of the Company or any of its Subsidiaries has engaged in a “listed transaction” or “transaction of interest” as defined in Treasury Regulations Section 1.6011-4(b)(2) or (6).

(e)                                  None of the Company or any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for income tax purposes for a taxable period (or portion thereof) ending on or prior to the Closing Date initiated by the Company or any Subsidiary prior to the Closing Date without the consent of Parent; or (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or other Tax Law) executed on or prior to the Closing Date without the consent of Parent.

3.12                        Benefit Plans.

(a)                                 Section 3.12(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Plan. “Company Plans” means each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, retention, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, under which any employee or former employee or other service provider of the Company or its Subsidiaries has any present or future right to compensation or benefits or with respect to which the Company or its Subsidiaries has any liability (contingent or otherwise), but in each case other than a “multiemployer plan” within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”) or a Controlled Group Plan. With respect to each Company Plan, the Company has furnished or made available to the Acquirors a current, accurate and complete copy thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter or opinion letter of the Internal Revenue Service (the “IRS”), (iii) any summary plan description and other equivalent written communications by the Company or its Subsidiaries to their employees concerning the extent of the material benefits provided and (iv) the Form 5500 for the 2016 plan year (and attached schedules) and, when available, the Form 5500 for the 2017 plan year.

(b)                                 Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Company Plan has been established and administered in accordance with its terms and applicable Law, and in compliance with the applicable provisions of ERISA and the Code, (ii) no non-exempt prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Company Plan, and (iii) no accumulated funding deficiency, as defined in Section 302 of ERISA or Section 412 of the Code, exists with respect to any Company Plan.

(c)                                  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all contributions required to be made under the terms of any Company Plan have been timely made.

(d)                                 Each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or is based on a prototype or volume submitter document that has received a favorable advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and, to the Knowledge of the Company, there are no existing circumstances or events that would reasonably be expected to cause the loss of the qualified status of such Company Plan.

(e)                                  Except as set forth in Section 3.12(e) of the Company Disclosure Letter, (i) no Company Plan is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) neither the Company nor any of its Subsidiaries contributes, is obligated to contribute, or has any liability (contingent or otherwise) with respect, to a Multiemployer Plan or a “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA, and (iii) neither the Company, nor any of its ERISA Affiliates, has withdrawn, partially withdrawn or received any notice of any claim or demand for withdrawal liability or partial withdrawal liability under ERISA with respect to which any liability remains outstanding.

(f)                                   Except as set forth in Section 3.12(f) of the Company Disclosure Letter, neither the Company nor any of its ERISA Affiliates has incurred any liability which remains outstanding under Title IV of ERISA, including with respect to any Controlled Group Plan, and, to the Knowledge of the Company, no event or condition has occurred or exists that would reasonably be expected to result in any such liability to the Company or any of its Subsidiaries.

(g)                                  Except as set forth in Section 3.12(g) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement or post-termination health or life insurance benefits for retired, former or current employees of the Company or any of its Subsidiaries, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985 or other similar Law.

(h)                                 Except as set forth in Section 3.12(h) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement, the Real Estate Purchase Agreement and the Disaffiliation Agreement or the consummation of the Transactions will not (alone or in combination with any other event): (A) entitle any current or former employee, consultant, officer or director of the Company or any of its Subsidiaries to any severance pay or similar payment; (B) result in the payment of any benefit, accelerate the time of payment, funding or vesting of any benefit, or increase the amount of compensation or benefits due to any such employee, consultant, officer or director; or (C) result in any payment that would reasonably be expected to constitute an “excess parachute payment” within the meaning of Section 280G of the Code.  The Company is not obligated to compensate any Person for excise taxes payable pursuant to Section 409A or 4999 of the Code.

(i)                                     Other than with respect to the Aruba Operations, no Company Plan is maintained outside of, or for the benefit of any individuals outside of, the United States. As of the Effective Time, the Surviving Corporation will not have any liability (contingent or otherwise) in respect of any compensation or benefit plan maintained outside of, or for the benefit of any individuals outside of, the United States.

(j)                                    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no Actions, audits or inquiries pending, or, to the Knowledge of the Company, threatened (other than routine claims for benefits) against any, or with respect to, any Company Plan or fiduciary thereto or against the assets of any such Company Plan.

3.13                        Labor Matters.

(a)                                 Except as set forth in Section 3.13(a) of the Company Disclosure Letter or, as otherwise provided by applicable Law, the employment of each current employee of the Company or any of its Subsidiaries (each, a “Company Employee”) is terminable by the Company and its Subsidiaries, as applicable, at will without any notice or severance obligation or other cost or liability to the Company or its Subsidiaries, except with respect to any severance obligations under any collective bargaining agreement or union contract set forth in Section 3.13(c) of the Company Disclosure Letter.

(b)                                 The Company and each of its Subsidiaries is in compliance with all applicable employee licensing requirements, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Each employee of the Company or its Subsidiaries who is required to have a gaming or other license under any Gaming Law or other Law maintains such license in current or valid form in all material respects.  To the Knowledge of the Company, each consultant, contractor or service provider of the Company or its Subsidiaries who is required to have a gaming or other license under any Gaming Law or other Law maintains such license in current or valid form in all material respects.

(c)                                  Except as set forth in Section 3.13(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to, or is bound by any collective bargaining agreement or union contract with any labor union, works council, labor organization or employee representatives or other representative bodies, and no collective bargaining agreement is currently being negotiated by the Company or any of its Subsidiaries.  Except as set forth in Section 3.13(c) of the Company Disclosure Letter, to the Knowledge of the Company,

since January 1, 2016, there have not been any activities or proceedings by any labor union, works council, labor organization, employee representatives or other representative bodies, employee of the Company or group of employees of the Company to organize any employees including, but not limited to, the solicitation of cards from employees of the Company to authorize representation by any labor union, works council, labor organization or employee representatives or other representative bodies or any written or oral demand for recognition.  There is not now, nor has there been since January 1, 2016, any strike, slowdown, work stoppage, lockout or other labor dispute, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries.

(d)                                 Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries are, and at all times since January 1, 2016, have been in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, occupational safety and health, leaves of absences, layoffs, and workers’ compensation and other statutorily mandated insurance, (ii) the Company and each of its Subsidiaries are, and at all times since January 1, 2016, have been, in compliance with all applicable Laws governing the classification of employees of the Company or its Subsidiaries as employees and, where applicable, exempt or non-exempt, and (iii) the Company and each of and its Subsidiaries is in compliance with all applicable visa and work permit requirements with respect to employees of the Company or its Subsidiaries.

(e)                                  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) there are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened involving any Company Employee or group thereof, and (ii) there are no charges, investigations, administrative proceedings or formal complaints of discrimination (including, but not limited to, discrimination based upon sex, age, marital status, race, national origin, sexual orientation, disability or veteran status or any other protected characteristic) pending or, to the Knowledge of the Company, threatened before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Safety and Health Administration, the Workers’ Compensation Appeals Board, or any other Governmental Entity against the Company pertaining to any Company Employee, consultant, or independent contractor.

(f)                                   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2016, the Company and each of and its Subsidiaries has complied (and is currently in compliance) with the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 or any other comparable Law that applies to mass layoffs and/or plant closings to which the Company or any of its Subsidiaries is subject in each of the jurisdictions in which it conducts gaming operations.

3.14                        Environmental Matters.

(a)                                 Except as would not reasonably be expected to have a Company Material Adverse Effect or as set forth in Section 3.14 of the Company Disclosure Letter: (i) the Company and its Subsidiaries have no Environmental Liabilities, (ii) there are no Environmental Conditions, (iii) there is no pending nor, to the Company’s Knowledge, threatened enforcement action against the Company or any of its Subsidiaries regarding an Environmental Condition or compliance with Environmental Laws, (iv) no Hazardous Substance is located in the Environment at, on or under any Company Real Property, except for amounts not requiring investigation or remedial action under Environmental Laws; and (v) the Company and its Subsidiaries are in compliance with all applicable Environmental Laws.  Neither the Company nor any of its Subsidiaries have received a written notice from any Governmental Entity or Third Party related to any Environmental Liabilities or alleging a violation of Environmental Law or liability with respect to any Environmental Condition.  The Company and its Subsidiaries possess all Environmental Permits currently required under Environmental Laws to operate as they presently operate, except where the failure of which to possess would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.  The Transactions will not require any action pursuant to the New Jersey Industrial Site Recovery Act.  The Company has made available to the Acquirors copies of all material documentation relating to the Company Real Property from the date of acquisition of the applicable Company Real Property and that, as of the date of this Agreement, is in its possession or control related to (i) items identified on Section 3.14 of the Company Disclosure Letter or (ii) items that would have been identified in Section 3.14 of the Company Disclosure Letter but for the exception for Company Material Adverse Effect included in the first sentence of this Section 3.14.

(b)                                 Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.14 are the only representations and warranties in this Agreement made by the Company with respect to Environmental Laws.

3.15                        Contracts.

(a)                                 Except for Contracts previously filed with the SEC, Contracts with respect to Company Leases that are listed in Section 3.17(b) of the Company Disclosure Letter and Company Plans, Section 3.15 of the Company Disclosure Letter identifies each note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a “Contract”) that constitutes a Company Material Contract (as defined below), an accurate and complete copy of each of which has been provided or made available to the Acquirors by the Company. For purposes of this Agreement, each of the following Contracts that is unexpired and effective as of the date of this Agreement and under which the Company or any of its Subsidiaries has ongoing rights or obligations will be deemed to constitute a “Company Material Contract”:

(i)                                     any Contract that is or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b) (10)(i) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii)                                  any Contract that, by its terms, requires payments by the Company or any of its Subsidiaries in excess of $500,000 in the aggregate for the remainder of the stated term of such Contract, other than those that are (A) terminable by the Company or any of its Subsidiaries on no more than ninety (90) days’ notice and without liability or financial obligation to the Company or any of its Subsidiaries or (B) relate to the purchase of supplies, utilities, services, equipment or other goods in the ordinary course of business;

(iii)                               any mortgages, indentures, guarantees, loans, credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in excess of $300,000, other than (A) accounts receivables and payables, (B) loans by the Company or any of its direct or indirect Subsidiaries to, or guarantees by any of the foregoing for, direct or indirect wholly-owned Subsidiaries of the Company or (C) letters of credit or bonds issued by the Company or one of its Subsidiaries to Governmental Entities in connection with workers compensation or Gaming Laws, in each case, in the ordinary course of business consistent with past practice;

(iv)                              any Contract limiting, in any respect, the freedom of the Company or any of its Subsidiaries to engage or participate, or compete with any other Person, in the business currently conducted by the Company and its Subsidiaries or in any market or geographic area, or to make use of any material Intellectual Property owned by the Company or any of its Subsidiaries;

(v)                                 any Contract with any of the Company’s or any of its Subsidiaries’ officers, directors, employees, principal stockholders or Persons who, to the Knowledge of the Company, are controlled thereby, or, to the Knowledge of the Company, any member of such Persons’ immediate families, other than (A) any written employment, consulting or management services agreement or other compensation or benefit plan with the Company, or (B) the Company’s or its Subsidiaries’ written employee policies and procedures;

(vi)                              any Contract pursuant to which any Third Party is licensed to use any Intellectual Property owned by the Company or any of its Subsidiaries, and all Contracts pursuant to which the Company or any of its Subsidiaries is licensed to use any Intellectual Property, other than Contracts for (A) commercially available off-the-shelf Software licensed to the Company or any of its Subsidiaries for an amount not in excess of $500,000 in any case over the term of the applicable Contract and (B) the licensing or cross-licensing of Intellectual Property in the ordinary course of business; or

(vii)                           any Contract obligating the Company to manage any gaming assets on behalf of an unrelated Third Party or pursuant to which any Third Party manages any gaming assets or properties of the Company or its Subsidiaries.

(b)                                 Each Company Material Contract is valid and in full force and effect, and is enforceable against the Company and its Subsidiaries (and to the Knowledge of the Company is enforceable against each other party thereto) in accordance with its terms, except to the extent that they have previously expired in accordance with their terms, or if the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and subject in all cases to: (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) Laws governing specific performance, injunctive relief and other equitable remedies.

(c)                                  Neither the Company nor its Subsidiaries has materially violated or materially breached, or committed any material default under, any Company Material Contract; (ii) to the Knowledge of the Company, no other Person has materially violated or materially breached, or committed any default under, any Company Material Contract; and (iii) neither the

Company nor its Subsidiaries has received any written notice or, to the Knowledge of the Company, other communication regarding any actual or possible material violation or material breach of, or default under, any Company Material Contract.

3.16                        Insurance. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries maintains insurance policies with insurance carriers against all risks of a character and in such amounts as management has determined to be reasonably prudent. All such insurance policies of the Company and its Subsidiaries are in full force and effect and were in full force and effect during the period of time such insurance policies are purported to be in effect and neither the Company nor any of its Subsidiaries is in material breach or default of, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification of, any such insurance policy.

3.17                        Real Property; Vessels; Personal Property.

(a)                                 Section 3.17(a) of the Company Disclosure Letter contains a list of each parcel of real property owned by the Company and its Subsidiaries (the “Company Owned Real Property”) and identifies which of the Company and its Subsidiaries holds title thereto (including the RE Sellers and the Propcos (each as defined in the Real Estate Purchase Agreement)).  The Company Owned Real Property, together with the Company Leased Real Property, constitutes all of the real property used or occupied by the Company and its Subsidiaries.  Each of the Company or its Subsidiary, as applicable and as identified in Section 3.17(a) of the Company Disclosure Letter, has good, valid and marketable title to the Company Owned Real Property, free and clear of any Liens or other matters affecting title to the Company Owned Real Property other than Permitted Liens. Each of the Company or its Subsidiary, as applicable and as identified in Section 3.17(b) of the Company Disclosure Letter as the ground lessee of Company Leased Real Property (the “Company Ground Leased Real Property”), has good, valid and marketable leasehold title to the Company Ground Leased Real Property, free and clear of any Liens or other matters affecting title to the Company Ground Leased Real Property other than Permitted Liens. At the RE Closing, each Propco shall not have any material assets other than the Company Owned Real Property set forth opposite its name in Section 3.17(a) of the Company Disclosure Letter.  With respect to each Company Owned Real Property:

(i)                                     except as set forth in Section 3.17(b) of the Company Disclosure Letter, none of the Company or any Subsidiary has leased or licensed any portion of the Company Owned Real Property or has subleased or licensed any portion of the Company Ground Leased Real Property;

(ii)                                  except as set forth in Section 3.17(a)(ii) of the Company Disclosure Letter, neither the Company nor any Subsidiary is obligated under or a party to, any option, right of first refusal, right of first offer or other contractual obligation to purchase, acquire, sell or dispose of the Company Owned Real Property, the Company Ground Leased Real Property or any portion thereof or interest therein (it being understood that for the avoidance of doubt any option, right of first refusal, right of first offer or other contractual obligation granted in favor of a tenant of any Company Leased Real Property to expand its leased premises shall not be included);

(iii)                               the Improvements located on each Company Owned Real Property and each Company Ground Leased Real Property have access to utilities and contain heating, cooling, plumbing, and other material mechanical systems reasonably necessary to operate the operations of the Company and its Subsidiaries in the manner currently being operated;

(iv)                              to the Company’s Knowledge, none of the Improvements or the conduct of the operations of the Company and its Subsidiaries therein, violates any easement, approvals, restrictive covenant or other Lien applicable to any Company Owned Real Property or any Company Ground Leased Real Property;

(v)                                 to the Company’s Knowledge, neither the Company nor any of its Subsidiaries has received written notice of any current or pending regulatory proceedings or administrative actions relating to any portion of any Company Owned Real Property or any portion of any Company Ground Leased Real Property;

(vi)                              neither the Company nor any of its Subsidiaries has received any written notice since January 1, 2015 of any, and, to the Company’s Knowledge, there is currently no, material violation of any applicable land use, health and building ordinances, or permits issued in connection therewith, relating to any Company Owned Real Property or Company Ground Leased Real Property and the use thereof;

(vii)                           to the Company’s Knowledge, the current use of each Company Owned Real Property and each Company Ground Leased Real Property is permitted under applicable zoning Laws and regulations and neither the Company nor any of its Subsidiaries has received written notice that any of the Improvements or the current use of any Company Owned Real Property or any Company Ground Leased Real Property violates in any material respect any applicable Laws (including building, planning and zoning), site plan approvals, zoning or subdivision approvals or urban redevelopment approvals);

(viii)                        there are no pending, or, to the Company’s Knowledge, threatened casualty or condemnation proceedings of any kind relating to any portion of any Company Owned Real Property or Company Ground Leased Real Property;

(ix)                              to the Company’s Knowledge, there are no material special, general or other assessments pending, or threatened against any Company Owned Real Property; and

(x)                                 each Company Owned Real Property and each Company Ground Leased Real Property is occupied under a valid and current certificate of occupancy or similar permit, and the Transactions contemplated by this Agreement and the Real Estate Purchase Agreement will not require the issuance of any new or amended certificate of occupancy and, to the Company’s Knowledge, except as set forth on Section 3.17(a)(x) of the Company Disclosure Letter, there are no facts that would prevent any Company Owned Real Property or any Company Ground Leased Real Property from being occupied by the Acquirors or their respective designees or tenants after the Closing in the same manner as occupied by the Company and its Subsidiaries as of the date hereof.

(b)           Section 3.17(b) of the Company Disclosure Letter contains a list of (x) each parcel of real property (the “Company Leased Real Property” and, together with the Company Owned Real Property, the “Company Real Property”) subject to a lease, sublease, ground lease, license, use agreement and other agreement establishing the rights and interests of the Company and its Subsidiaries with respect to such Company Leased Real Property and (y) each lease of Company Real Property with respect to which the Company or its Subsidiaries is the landlord or sub landlord (collectively, the “Company Leases”). The Company has made available to the Acquirors copies of all Company Leases (including all amendments thereto) that are true and correct in all material respects, and the Company Leases set forth on Section 3.17(b) of the Company Disclosure Letter constitute the entire agreement between the Company and its Subsidiaries (as applicable), on the one hand, and the applicable landlord, sub landlord or tenant (as applicable). The Company Leases are (assuming the due authorization, execution and delivery thereof by the other parties thereto) valid, binding and enforceable with respect to the Company or a Subsidiary, as applicable, and, to the Company’s Knowledge, the other parties thereto, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, receivership and other Laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or law. There does not exist under any Company Lease any material default by the Company or any Subsidiary nor, to the Company’s Knowledge, by any other party to the related Company Lease.  Neither the Company nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust, encumbered or otherwise imposed any Liens on any of its rights and interests in the leasehold under any of the Company Leases, other than Permitted Liens.  The rental, including base rent and percentage rent or other sum required to be paid by the Company or its Subsidiaries thereunder, set forth in each Company Lease is the actual rental being paid and there are no separate agreements or understandings with respect to the same.  Except as set forth in Section 3.17(b) of the Company Disclosure Letter, none of the Company nor any Subsidiary is holding a security deposit from any tenant, subtenant or other occupant of any Company Real Property.  The consummation of the Transactions will not cause a breach or default with respect to any Company Lease.

(c)           Section 3.17(c) of the Company Disclosure Letter contains a list of each vessel and such list includes all vessels used by the Company and its Subsidiaries in the conduct of the Company’s and its Subsidiaries’ business (each such vessel, a “Company Vessel”). The Company and its Subsidiaries own and/or lease such vessels pursuant to the title and/or lease documents listed in Section 3.17(c) of the Company Disclosure Letter free and clear of any Liens other than Permitted Liens.  Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the operations or business of the Company and its Subsidiaries, taken as a whole, (i) each Company Vessel is currently documented with and has a current and valid certificate of inspection issued by, the United States Coast Guard or other applicable Governmental Entity, (ii) the Company Vessels are in sufficient condition and repair and are adequate for the use, occupancy and operation of the business of the Company and its Subsidiaries, and (iii) to the Company’s knowledge, the improvements situated on the Company Vessels are free from structural defects and violations of Laws applicable thereto.  The Company and each of its Subsidiaries that owns or operates a Company Vessel (other than the Aruba Subsidiaries) is, and at the Effective Time will be, a citizen of the United States, within the meaning of Section 2 of the Shipping Act of 1916, 46 U.S.C. §50501, as amended, eligible to own and operate the Company Vessels.

(d)           Except as set forth on Section 3.17(d) of the Company Disclosure Letter, the Company or its Subsidiaries owns good and marketable title to, or a valid leasehold interest in, all tangible personal property used in the operation of the Company’s and its Subsidiaries’ respective businesses as reflected in the Company’s consolidated financial statements, in each case, free and clear of all Liens other than Permitted Liens.

(e)           Section 3.17(e) of the Company Disclosure Letter identifies all material consents, approvals or notices required for the consummation of the Real Estate Purchase (the “Real Estate Purchase Required Consents”).

(f)            The Company has made available to Parent copies of the most current surveys that are in the possession of the Company or one of its Subsidiaries for each Company Real Property and, to the Company’s Knowledge, such surveys are the most current ALTA surveys for each Company Real Property.

3.18        Intellectual Property.

(a)           Section 3.18(a) of the Company Disclosure Letter sets forth a true and complete list of all Company Registered IP. All Company Registered IP is solely and exclusively owned by the Company or one of its Subsidiaries free and clear of all Liens (other than Permitted Liens), and neither the Company nor any of its Subsidiaries has received any written notice or claim challenging the validity or enforceability of any Company Registered IP that remains pending or unresolved.

(b)           The Company and each of its Subsidiaries has taken commercially reasonable steps to maintain the confidentiality of all Trade Secrets of the Company and its Subsidiaries, including taking commercially reasonable steps to safeguard any such information that is accessible through computer systems or networks. To the Knowledge of the Company, there has been no misappropriation or unauthorized access, use, modification or breach of security of Trade Secrets maintained by or on behalf of the Company or any of its Subsidiaries.

(c)           To the Knowledge of the Company, the business of the Company and its Subsidiaries as currently conducted does not infringe or misappropriate any Intellectual Property Rights of any Third Party in a manner that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has issued any notice or claim since January 1, 2016 that a Third Party is misappropriating or infringing any Owned Company Intellectual Property and, to the Knowledge of the Company, no Third Party is misappropriating or infringing any Owned Company Intellectual Property. No Owned Company Intellectual Property is subject to any outstanding order, judgment, decree, agreement, or stipulation restricting or limiting any use or licensing thereof by the Company or any of its Subsidiaries except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)           Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company or its Subsidiaries solely and exclusively own all right, title and interest in and to (including the sole right to enforce) the Owned Company Intellectual Property, free and clear of all Liens (other than Permitted Liens), and have not granted any license, covenant, release, immunity or other right with respect to any Owned Company Intellectual Property to any Person other than (i) non-exclusive licenses granted in the ordinary course of business in connection with marketing and promotional activities and (ii) cross-licensing of Intellectual Property in the ordinary course of business.

(e)           To the Knowledge of the Company, the Company and each Subsidiary has (i) complied in all material respects with its respective privacy policies and all applicable Laws relating to privacy and data security, including with respect to the collection, storage, transmission, transfer, disclosure and use of Personal Information, and (ii) implemented and maintained a data security plan which maintains effective and commercially reasonable administrative, technical and physical safeguards to protect Personal Information against loss, damage and unauthorized access, use modifications or other misuse.  To the Knowledge of the Company, there has been no material loss, damage or unauthorized access, use, modification or breach of security of Personal Information maintained by or on behalf of the Company or any of its Subsidiaries, in each case that are material to the operations of the business of the Company and its Subsidiaries taken as a whole.  To the Knowledge of the Company, since January 1, 2016, no Person (including any Governmental Entity) has made any claim or commenced any action with respect to loss, damage or unauthorized access, use, modification or breach of security of Personal Information maintained by or on behalf of any of the Company or its Subsidiaries, in each case that are material to the operations of the business of the Company and its Subsidiaries taken as a whole.  Neither the execution, delivery or performance of this Agreement or the Real Estate Purchase Agreement, or the consummation of the Transactions will, or reasonably would be expected to, result in any material violation of any privacy policy of the Company and its Subsidiaries or any applicable Law pertaining to privacy, data security or Personal Information.

3.19        Affiliate Transactions. Except for directors’ and employment-related Company Material Contracts identified in Section 3.15 of the Company Disclosure Letter, as of the date hereof, no officer, director or Affiliate of the Company or its Subsidiaries, or any immediately family member of any officer or director, (a) provides property or services to the Company or its Subsidiaries or is a party to any agreement or contract with, or binding upon, the Company or any of its Subsidiaries or any of their respective properties or assets, (b) has any interest in any property owned by the Company or any of its Subsidiaries or (c) has engaged in any of the foregoing transactions within the last twelve (12) months.

3.20        State Takeover Laws. None of the requirements or restrictions of any “fair price,” “moratorium,” “acquisition of controlling interest,” “combinations with interested stockholders” or similar anti-takeover Law (collectively, the “Takeover Laws”) enacted in any state in the United States applies to this Agreement or the Real Estate Purchase Agreement or to any of the Transactions, including the Merger and the Real Estate Purchase.

3.21        Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Parent SEC Documents filed since January 1, 2017 and publicly available at least forty-eight (48) hours prior to the execution and delivery of this Agreement (other than any disclosures contained in the “Forward Looking Statements” or “Risk Factors” sections of such Parent SEC Documents, and any other disclosures contained in such Parent SEC Documents that are predictive, cautionary or forward-looking in nature), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation or warranty is reasonably apparent on the face of such disclosure, Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1          Organization, Standing and Power.

(a)           Each of Parent and Merger Sub (i) is a corporation or a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or limited liability company power, as applicable, and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary.

(b)           Parent has previously furnished to the Company a true and complete copy of the Organizational Documents of Parent and Merger Sub, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. Neither Parent nor Merger Sub is in violation of any provision of its Organizational Documents.

4.2          Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder and consummate the Acquiror Transactions. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Acquiror Transactions have been duly authorized by the board of directors of each of Parent and Merger Sub and by Parent as the sole shareholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the Acquiror Transactions, other than the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company and Gamma, will constitute a valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). No approval of the holders of the Equity Interests of Parent is required to consummate the Acquiror Transactions.

4.3          No Conflict; Consents and Approvals.

(a)           The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Acquiror Transactions, do not and will not (i) conflict with or violate the Organizational Documents of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (vi) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any of their respective properties are bound, (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, result in the creation or imposition of any Lien or give rise to any right of termination, cancellation, amendment or acceleration of, any material contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound, or (iv) conflict with any Debt Financing Condition, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

(b)           The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party by each of Parent and Merger Sub, and the consummation by Parent and Merger Sub of the Acquiror Transactions, does not and will not require Parent or Merger Sub to obtain any consent, approval, authorization or permit of, action by, or to make any filing with or notification to, any Governmental Entity, except for (i) such filings as may be required under applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and under state securities, takeover and “blue sky” Laws, (ii) the filings required under the HSR Act, (iii) such filings and other action as are necessary to obtain all required Gaming Approvals, (iv) such filings as necessary to comply with the applicable requirements of the Nasdaq Stock Market, (v) the filing with the Delaware Secretary of State of the Certificate of Merger as required by the DGCL, and (vi) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

(c)           To the Knowledge of Parent, there is no dispute or conflict arising from its status as an Acquiror that would reasonably be expected to have an Acquiror Material Adverse Effect. Neither Parent nor Merger Sub has entered into any agreement with Gamma that would reasonably be expected to have an Acquiror Material Adverse Effect or that is inconsistent with the purposes and intent of the parties to consummate the Transactions.

4.4          Litigation. Except as would not reasonably be expected to have an Acquiror Material Adverse Effect, (a) there is no Action pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub or any of their respective properties by or before any Governmental Entity, and (b) neither Parent nor Merger Sub is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity (other than orders relating to the ordinary course operation of the business of Parent or its Subsidiaries issued by Gaming Authorities under applicable Gaming Laws).

4.5          Ownership of Company Shares. None of Parent, Merger Sub or any Subsidiary of Parent beneficially owns any Company Shares as of the date hereof. Neither Parent nor Merger Sub is, nor at any time during the last three years has it been, an “interested stockholder” of the

Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement). None of the requirements or restrictions of any Takeover Laws enacted in any state in the United States applies to this Agreement or to any of the Acquiror Transactions, including the Merger.

4.6          Licensability; Compliance With Laws.

(a)           None of Parent, its Subsidiaries, nor, to the Knowledge of Parent, any of the Affiliates of Parent or its Subsidiaries that may reasonably be considered in the process of determining the suitability of Parent or any director, officer, partner and manager of the Parent and its Subsidiaries and Persons performing management functions similar to those performed by officers, partners or managers (collectively, the “Parent License Parties”) has (i) withdrawn, been denied, or had revoked, a Gaming Approval by a Governmental Entity (including any Gaming Authority) or (ii) suffered a suspension or limitation with respect to a Gaming Approval, in each case within the last five (5) years.  Parent, its Subsidiaries, and to the Knowledge of Parent, each of the Parent License Parties, are in good standing, and in compliance with all Gaming Laws, in each of the jurisdictions in which Parent, any of its Subsidiaries or any Parent License Party owns or operates gaming facilities.  To Knowledge of Parent, there are no facts, which if known to the Gaming Authorities would (a) be reasonably likely to result in the denial, revocation, limitation or suspension of a Gaming Approval currently held by any Parent, any of its Subsidiaries or any Parent License Party, or (b) result in a negative outcome to any finding of suitability proceedings or registrations with respect to Parent, any of its Subsidiaries or any Parent License Party, or with respect to the Gaming Approvals necessary for the consummation of this Agreement.

(b)           Parent, its Subsidiaries, and to the Knowledge of Parent, each of the Parent License Parties, hold all Permits and Approvals (including Gaming Approvals) necessary for Parent and its Subsidiaries to own, lease or operate their properties and to carry on their respective businesses as now conducted, except for any Permits and Approvals the absence of, or noncompliance with, would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.  All such Permits and Approvals are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.  To the Knowledge of Parent, no event has occurred which permits, or upon the giving of notice or passage of time or both, would permit, revocation, non-renewal, modification, suspension, limitation or termination of any such Permits and Approvals that are currently in effect, the loss of which would, individually or in the aggregate, be reasonably likely to have an Acquiror Material Adverse Effect.  Neither Parent, nor any of its Subsidiaries, nor, to the Knowledge of Parent, any Parent License Party, has received written notice within the past five (5) years of any investigation or review by any Governmental Entity under any Gaming Laws with respect to its business and operations, and, to the Knowledge of Parent, no investigation or review is threatened, nor has any Governmental Entity indicated in writing any intention to conduct the same, other than those the outcome of which would not, individually or in the aggregate, be reasonably likely to have an Acquiror Material Adverse Effect.

4.7          Solvency of Parent. Assuming the accuracy of the representations and warranties of the Company set forth in Article 3 hereof, immediately following the Effective Time and after giving effect to the Real Estate Purchase and the Merger and taking into account the financing necessary in order to consummate the Merger and the payment of the Real Estate Purchase Price by Gamma, (a) each of Parent and the Surviving Corporation will not (i) be insolvent (either because their respective financial conditions are such that the sum of their debts is greater than the fair market value of their assets or because the fair saleable value of their assets is less than the amount required to pay their probable liability on their existing debts as such debts mature); (ii) have unreasonably small capital with which to engage in their respective businesses; or (iii) have incurred, nor have intended to incur or believe they have incurred, debts beyond their ability to pay such debts as such debts become due; and (b) the Borrower and its Subsidiaries on a Consolidated basis are, and will be, Solvent (as each such term in this clause (b) is defined in Annex III to the Commitment Letter, without giving effect to any modifications thereto).

4.8          Financing. Parent has delivered to the Company a true, complete and correct copy of an executed Commitment Letter (including all exhibits, annexes, schedules and term sheets and the executed fee letters attached thereto or contemplated thereby, the “Commitment Letter”) (provided that provisions in the fee letters or Commitment Letter relating solely to fees and economic terms agreed to by the parties may be redacted (none of which redacted provisions adversely affect the availability of or impose additional conditions on, the availability of the Debt Financing at the Closing)), dated as of April 15, 2018 (such Commitment Letter as the same may be amended or replaced pursuant to, and in accordance with the terms and conditions of, Section 6.18, is referred to herein as the “Debt Financing Commitment”), among Parent and JPMorgan Chase Bank, N.A., as lender (the “Lender”), pursuant to which, among other things, Lender has agreed, subject to the terms and conditions of the Debt Financing Commitment, to provide or cause to be provided, the financing commitments specified therein, the proceeds of which (including proceeds of any notes offering contemplated thereby) are to be used to fund the Parent Merger Consideration, refinance outstanding Indebtedness of the Company and pay transaction fees and expenses. The financing commitments contemplated under the Debt Financing Commitment, as amended or replaced in compliance with Section 6.18, are referred to herein, individually and collectively, as the “Debt Financing”. The satisfaction of the Debt Financing Conditions do not and shall not conflict with the conditions set forth in Sections 7.1, 7.2, and 7.3 hereof.  Parent has fully paid any and all commitment fees or other fees in connection with the Debt Financing Commitment that are payable on or prior to the date hereof and, to the Knowledge of Parent, the Debt Financing Commitment is, as of the date hereof, in full force and effect. The Debt Financing Commitment is a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, the other parties thereto. The Debt Financing Commitment (or any Debt Financing contemplated thereunder) has not been or will not be amended or modified, except as consistent with Section 6.18, and, as of the date hereof, the Debt Financing Commitment has not been withdrawn or rescinded in any respect. As of the date hereof, (i) no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under the Debt Financing Commitment, and (ii) subject to the Acquisition Agreement Representations (as defined in the Commitment Letter, without giving effect to any modifications thereto) being true and correct in all material respects as of the date hereof, but only to the extent that the failure of the Acquisition Agreement Representations to be true and correct in all material respects gives Parent and Gamma the right to terminate their respective obligations contained in this Agreement, the performance by the Company and its Subsidiaries of their obligations contained in this Agreement and the satisfaction of the conditions set forth in Section 7.1 and Section 7.2 hereof, Parent has no reason to believe that it will be unable to satisfy on a timely basis any material term or condition of closing to be satisfied by the Debt Financing Commitment on or prior to the Closing Date. As of the date hereof, there are no conditions precedent related to the funding of the full amount of the Debt Financing other than as expressly set forth in the Debt Financing Commitment. As of the date hereof, there are no side letters or other agreements, contracts or arrangements (except for customary fee letters, which do not contain provisions that impose any additional conditions to the funding of the Debt Financing not otherwise set forth in the Debt Financing Commitment) related to the funding of the full amount of the Debt Financing. The aggregate proceeds contemplated by the Debt Financing Commitment, together with the available cash of Parent and the Company on the Closing Date (if any), and any Alternative Financing (if any), will be sufficient for Parent and Merger Sub to consummate the Merger upon the terms contemplated by this Agreement.

4.9          Ownership of Merger Sub. All of the issued and outstanding Equity Interests of Merger Sub are, and at the Effective Time will be, owned directly or indirectly by Parent. Merger Sub was formed solely for purposes of the Merger and, except for matters incident to formation and execution and delivery of this Agreement and the performance of the Transactions, has not prior to the date hereof engaged in any business or other activities.

4.10        Brokers. Neither Parent nor any Subsidiary of Parent nor any of their respective officers or directors on behalf of Parent or such Subsidiary of Parent has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Acquiror Transactions.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF GAMMA

Except as disclosed in the Gamma SEC Documents filed since January 1, 2017 and publicly available at least forty-eight (48) hours prior to the execution and delivery of this Agreement (other than any disclosures contained in the “Forward Looking Statements” or “Risk Factors” sections of such Gamma SEC Documents, and any other disclosures contained in such Parent SEC Documents that are predictive, cautionary or forward-looking in nature), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation or warranty is reasonably apparent on the face of such disclosure, Gamma hereby represents and warrants to the Company as follows:

5.1          Organization, Standing and Power.

(a)           Gamma (i) is a limited partnership duly organized, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization (ii) has all requisite power, and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary.

(b)           Gamma has previously furnished to the Company a true and complete copy of the Organizational Documents of Gamma, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect.  Gamma is not in violation of any provision of its Organizational Documents.

5.2          Authority. Gamma has all necessary corporate power and authority to execute and deliver this Agreement and any Ancillary Agreements to which it is a party, and to perform its obligations hereunder and thereunder and consummate the Acquiror Transactions. The execution, delivery and performance of this Agreement and the Real Estate Purchase Agreement, by Gamma and the consummation by Gamma of the Acquiror Transactions have been duly authorized by the Board of Directors of the general partner of Gamma, and no other proceedings on the part of Gamma are necessary to approve this Agreement and the Real Estate Purchase Agreement, or to consummate the Acquiror Transactions. This Agreement and the Real Estate Purchase Agreement have been duly executed and delivered by Gamma and, assuming the due authorization, execution and delivery by Parent, Merger Sub and the Company, as applicable, will constitute a valid and binding obligation of Gamma enforceable against Gamma in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

5.3          No Conflict; Consents and Approvals.

(a)           The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party, by Gamma and the consummation by Gamma of the Acquiror Transactions, do not and will not (i) conflict with or violate the Organizational Documents of Gamma, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable Gamma or by which any of its properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, result in the creation or imposition of any Lien or give rise to any right of termination, cancellation, amendment or acceleration of, any material contract to which Gamma is a party or by which Gamma or any of its respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

(b)           The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party, by Gamma, and the consummation by Gamma of the Acquiror Transactions, does not and will not require Gamma to obtain any consent, approval, authorization or permit of, action by, or to make any filing with or notification to, any Governmental Entity, except for (i) such filings as may be required under applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and under state securities, takeover and “blue sky” Laws, (ii) the filings required under the HSR Act, (iii) such filings and other action as are necessary to obtain all required Gaming Approvals, (iv) such filings as necessary to comply with the applicable requirements of the Nasdaq Stock Market, and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

(c)           To the Knowledge of Gamma, there is no dispute or conflict arising from its status as an Acquiror that would reasonably be expected to have an Acquiror Material Adverse Effect.  Gamma has not entered into any agreement with Parent or Merger Sub that would reasonably be expected to have an Acquiror Material Adverse Effect or that is inconsistent with the purposes and intent of the parties to consummate the Transactions.

5.4          Litigation. Except as would not reasonably be expected to have an Acquiror Material Adverse Effect, (a) there is no Action pending or, to the Knowledge of Gamma, threatened against Gamma or any of its properties by or before any Governmental Entity, and (b) Gamma is not subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity (other than orders relating to the ordinary course operation of the business of Gamma issued by Gaming Authorities under applicable Gaming Laws).

5.5          Licensability; Compliance With Laws.

(a)           None of Gamma, its Subsidiaries, nor, to the Knowledge of Gamma, any of the Affiliates of Gamma and its Subsidiaries that may reasonably be considered in the process of determining the suitability of Gamma or any director, officer, partner and manager of Gamma and its Subsidiaries and Persons performing management functions similar to those performed by officers, partners or managers (collectively, the “Gamma License Parties”) has (i) withdrawn, been denied, or had revoked, a Gaming Approval by a Governmental Entity (including any Gaming Authority) or (ii) suffered a suspension or limitation with respect to a Gaming Approval, in each case within the last five (5) years.  Gamma, its Subsidiaries, and to the Knowledge of Gamma, each of the Gamma License Parties, are in good standing, and in compliance with all Gaming Laws, in each of the jurisdictions in which any Gamma, its Subsidiaries or any Gamma License Party owns or operates gaming facilities.  To Knowledge of Gamma, there are no facts, which if known to the Gaming Authorities would (a) be reasonably likely to result in the denial, revocation, limitation or suspension of a Gaming Approval currently held by Gamma, its Subsidiaries of any Gamma License Party, or (b) result in a negative outcome to any finding of suitability proceedings or registrations with respect to Gamma, its Subsidiaries or any of the Gamma License Parties, or with respect to the Gaming Approvals necessary for the consummation of this Agreement.

(b)           Each Gamma License Party, and to the Knowledge of Gamma, each Gamma License Party, hold all Permits and Approvals (including Gaming Approvals) necessary for Gamma and its Subsidiaries to own, lease or operate their properties and to carry on their respective businesses as now conducted, except for any Permits and Approvals the absence of, or noncompliance with, would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.  All such Permits and Approvals are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.  To the Knowledge of Gamma, no event has occurred which permits, or upon the giving of notice or passage of time or both, would permit, revocation, non-renewal, modification, suspension, limitation or termination of any such Permits and Approvals that are currently in effect, the loss of which would, individually or in the aggregate, be reasonably likely to have an Acquiror Material Adverse Effect.  Neither Gamma, nor any of its Subsidiaries, nor, to the Knowledge of Gamma, any Gamma License Party, has received written notice within the past five (5) years of any investigation or review by any Governmental Entity under any Gaming Laws with respect to its business and operations, and, to the Knowledge of Gamma, no investigation or review is threatened, nor has any Governmental Entity indicated in writing any intention to conduct the same, other than those the outcome of which would not, individually or in the aggregate, be reasonably likely to have an Acquiror Material Adverse Effect.

5.6          Financial Ability. At the Closing, Gamma will have sufficient funds to consummate the Real Estate Purchase contemplated by this Agreement and the Real Estate Purchase Agreement and to perform the other obligations of Gamma contemplated hereunder and thereunder.

5.7          Brokers. Neither Gamma nor any Subsidiary of Gamma nor any of their respective officers or directors on behalf of Gamma or such Subsidiary of Gamma has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Acquiror Transactions.

ARTICLE 6
COVENANTS

6.1          Conduct of Business.

(a)           Between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 8, except (w) as set forth in Section 6.1(a) of the Company Disclosure Letter, (x) to the extent required by applicable Law, (y) as otherwise expressly required by any other provision of this Agreement or the Ancillary Agreements, or expressly required or permitted by Section A of the Company Disclosure Letter, or (z) with the prior written consent of the Acquirors (not to be unreasonably withheld, conditioned or delayed), the Company will, and will cause each of its Subsidiaries to, (i) conduct its operations only in the ordinary course of business in a manner consistent with past practice, and (ii) use its commercially reasonable efforts to keep available the services of the current officers, employees and consultants of the Company and each of its Subsidiaries and to preserve the goodwill and current relationships of the Company and each of its Subsidiaries with customers, suppliers and other Persons with which the Company or any of its Subsidiaries has business relations; provided, however, that no action relating to the subject matter of any of the clauses of Section 6.1(b) that is permitted to be taken by the Company or its Subsidiaries under Section 6.1(b) without Parent’s consent shall be deemed a breach of this Section 6.1(a).

(b)           Without limiting the foregoing, except (x) as set forth in the applicable subsection of or Section 6.1(b) of the Company Disclosure Letter, (y) to the extent required by applicable Law, or (z) as otherwise expressly required by any other provision of this Agreement, including but not limited to Section A of the Company Disclosure Letter, or the Real Estate Purchase Agreement, including, but not limited to, Section 6.16, the Company shall not, and shall not permit any of its Subsidiaries to, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 8, directly or indirectly, take any of the following actions without the prior written consent of the Acquirors (not to be unreasonably withheld, conditioned or delayed):

(i)            amend or otherwise change or waive any provision of its Organizational Documents;

(ii)           issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or grant to any person any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities of the Company or any of its Subsidiaries, except to the extent permitted pursuant to Section A of the Company Disclosure Letter.

(iii)          sell, pledge, dispose of, transfer, lease, license, guarantee or encumber or otherwise impose any Lien on any Transferred Real Estate Assets, except (x) as set forth in Schedule 6.1(b)(iii)(x) of the Company Disclosure Letter and (y) the lease, license, re-lease or re-license of any Transferred Real Estate Assets in the ordinary course of business consistent with past practices pursuant to any Contract that, if existing on the date hereof, would be a Company Lease that (A) satisfies the requirements set forth in Section 6.1(b)(iii)(y) of the Company Disclosure Letter, (B) is set forth in Section 6.1(b)(iii)(z) of the Company Disclosure Letter, or (C) (I) is terminable by the Company or any of its Subsidiaries on no more than twelve (12) months’ notice and without liability or financial obligation to the Company or any of its Subsidiaries, (II) does not involve capital expenditures by the Company or its Subsidiaries in excess of $50,000 unless such capital expenditures are contemplated by the capital expenditure budget for 2018 disclosed in Section 6.1(b)(xiii) of the Company Disclosure Letter or the capital expenditure budget for 2019 as implemented by the Company pursuant to Section 6.1(b)(xiii)  and (III) does not involve any current or prospective tenant of the Company or any of its Subsidiaries that would constitute one of the top 25% of tenants by annual rental income for the Company Real Property facility at which such tenant is, or prospective tenant would be, located;

(iv)          sell, pledge, dispose of, transfer, lease, license, guarantee or encumber or otherwise impose any Lien on any other property or assets of the Company or any of its Subsidiaries (other than Intellectual Property), except: (A) as required by the express terms of any Company Material Contract in effect as of the date hereof, (B) the sale or disposition of such property or assets with a fair market value not in excess of $250,000 individually or in the aggregate, (C) the sale of inventory in the ordinary course of business, (D) the sale of obsolete or immaterial assets for scrap or (E) solely with respect to assets being sold, pledged, disposed of, transferred, leased or licensed in connection with renovations and improvements contemplated by the capital expenditures permitted by Section 6.1(b)(xiii);

(v)           execute any instruments which adversely affects title to the Company Real Property or otherwise enter into, consent to or record any instrument against any Company Real Property which has a material adverse effect upon the ability of the Acquirors or their respective designees or tenants to occupy such Company Real Property after the Closing in the same manner as occupied by the Company and its Subsidiaries as of the date hereof, or seek any change in the zoning of any Company Real Property;

(vi)          declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or otherwise) with respect to any of its capital stock or other Equity Interests, except for cash dividends paid or cash distributions made by direct or indirect wholly-owned Subsidiaries’ of the Company to the Company or another wholly-owned Subsidiary of the Company (A) in the ordinary course of business and (B) consistent with the actions set forth in Section A of the Company Disclosure Letter with respect to the Propcos, provided, that nothing in this clause (vi) shall prohibit, restrict, or impose any condition upon the payment of dividends or other distributions by a Subsidiary to the extent such prohibition, restriction, or imposition is prohibited by the Credit Facility;

(vii)         reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other Equity Interests;

(viii)        merge or consolidate the Company or any of its Subsidiaries with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(ix)          acquire (including by merger, consolidation, acquisition of stock or assets or otherwise) any Person (or any business line or division thereof) or assets, other than acquisitions of inventory and materials in the ordinary course of business;

(x)           other than extensions of credit to customers in the ordinary course of business, as set forth in the Company’s capital expenditures budget or in connection with leases or licenses with tenants made in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, any other Person;

(xi)          incur any Indebtedness, issue any debt securities or guarantee any obligation of any Person, other than (A) interest or fees accrued under the Credit Facility or (B) letters of credit or bonds issued by the Company or one of its Subsidiaries to Governmental Entities in the ordinary course of business consistent with past practices and in connection with workers compensation or Gaming Laws;

(xii)         terminate, cancel or renew, or agree to any material amendment to, any Company Material Contract, or enter into or amend any Contract that, if existing on the date hereof, would be a Company Material Contract other than (A) in the ordinary course of business consistent with past practices and that does not involve payments to, or by, the Company or any of its Subsidiaries in excess of $300,000 per year and provided that such Contract could not reasonably be expected to impair or delay the Closing, (B) change orders or purchase orders entered into in the ordinary course of business consistent with past practices and that are contemplated by existing Company Material Contracts and (C) as set forth in Section 6.1(b)(xii) of the Company Disclosure Letter;

(xiii)        make (A) capital expenditures in 2018 in excess of the Company’s capital expenditure budget for 2018 disclosed in Section 6.1(b)(xiii) of the Company Disclosure Letter or (B) capital expenditures in 2019 in excess of 110% of the capital expenditure budget for

2018 multiplied by the number of months then elapsed in 2019;

(xiv)        except to the extent required by the existing terms of any Company Plan disclosed in Section 3.12(a) of the Company Disclosure Letter as in effect as of the date hereof: (A) increase or commit to increase the compensation or benefits payable or to become payable to any employee, independent contractor, director or officer of the Company or its Subsidiaries; (B) add or commit to add any new participant, or increase or commit to increase the compensation or benefits payable or to become payable to any individual who is a participant, in the CIC Plan; (C) enter into, establish, adopt, or become obligated to contribute to any new arrangement that if in effect on the date hereof would be a Company Plan or materially amend any Company Plan (other than the types of Company Plans set forth in (D)); (D) enter into any employment, severance, retention, change-in-control, termination or similar agreement with any current or former director, officer, or employee of the Company or any of its Subsidiaries, other than (x) any severance or termination agreement pursuant to the terms of the Company’s Severance Pay Plan as in effect as of the date hereof, and (y) any agreements to provide severance in the ordinary course of business consistent with past practice to employees who are not participants in the CIC Plan and provided that the severance amount for any such agreement pursuant to this clause (y) shall not exceed $25,000 per individual employee and $100,000 in the aggregate; (E) pay or award, or commit to pay or award, any bonuses or incentive compensation, or take any action to accelerate any rights or benefits or take any action to fund or in any other way secure the payment of compensation or benefits under any compensation or benefit plan; (F) grant any equity-based or equity-linked awards; or (G) enter into, renew or renegotiate the terms of, any collective bargaining agreement, or any works council, labor union or similar agreement or arrangement or become obligated to contribute to any Multiemployer Plan;

(xv)         make any material change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Entity;

(xvi)        compromise, settle or agree to settle any Proceeding other than compromises, settlements or agreements of Proceedings (excluding Transaction Litigation) in the ordinary course of business that involve only the payment of monetary damages without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries and such monetary damages are within the respective deductible provided by the applicable insurance policy held by the Company or its Subsidiary, as applicable;

(xvii)       directly or indirectly cancel, terminate, amend or modify, or fail to maintain, any insurance policies on which the Company or any of its Subsidiaries are named as insureds or additional insureds or which cover the Company or any of its Subsidiaries and their respective operations, business, properties or assets, directors, officers, managing members (or equivalent positions) and employees (however, in the event that any such policy shall be cancelled, terminated, amended, modified or shall not be maintained, the Company shall procure substantially similar substitute insurance policies in at least such amounts and against such risks as are currently covered by such policies);

(xviii)      enter into any new line of business in any geographic area where such business is not conducted by the Company and its Subsidiaries, or materially change the operations or business plan for any existing line of business or abandon or discontinue any existing material line of business, in each case as of the date hereof;

(xix)        make, change or revoke any material Tax election, change any material Tax accounting method, file any material amended Tax Return, surrender any right to claim a material refund of Taxes (other than by the passage of time), settle or compromise any material Tax claim or liability or claim for a refund of Taxes, change any material annual Tax accounting period, enter into any material closing agreement or other material written binding agreement relating to Taxes or any material Tax sharing agreement other than the Disaffiliation Agreement, file any material Tax Return other than one prepared in a manner consistent with past practice, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment (other than pursuant to an extension of time to file any Tax Return obtained in the ordinary course of business);

(xx)         enter into any agreement with the Pension Benefit Guaranty Corporation or any trustee of a defined benefit pension plan in respect of any Controlled Group Plan that would result in a payment being required to be paid by the Company or any of its Subsidiaries, except to the extent that indemnification for such payment has been provided under the Disaffiliation Agreement or otherwise made available by the Significant Stockholder;

(xxi)        form any Subsidiary, or enter into any joint venture, partnership or similar arrangement;

(xxii)       enter into, amend, or modify any intercompany Contracts by and among the Company and any of its Subsidiaries;

(xxiii)      except to the extent permitted pursuant to Section A of the Company Disclosure Letter, transfer assets or property (including cash) to the Aruba Subsidiaries, Insight or the Propcos; provided, that nothing in this clause (xxiii) shall prohibit, restrict, or impose any condition upon the payment of dividends or other distributions by a Subsidiary to the extent such prohibition, restriction, or imposition is prohibited by the Credit Facility; or

(xxiv)     authorize or enter into any Contract or otherwise make any commitment to do any of the foregoing.

(c)           Nothing contained in this Agreement shall give the Acquirors or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Merger.

6.2          Access to Information; Confidentiality.

(a)           From the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article 8, the Company shall, and shall cause each of its Subsidiaries to: (i) provide to the Acquirors and Merger Sub and their respective Representatives reasonable access during normal business hours in such a manner as not to interfere unreasonably with the business conducted by the Company or any of its Subsidiaries, upon prior notice to the Company, to the Company Real Property (including to undertake Phase I Environmental Site Assessment and to the officers, employees, properties, offices and other facilities of the Company and each of its Subsidiaries and to the books and records thereof and (ii) promptly furnish such information concerning the business, properties (including the Company Real Property), Contracts, assets and liabilities of the Company and each of its Subsidiaries as the Acquirors or its Representatives may reasonably request; provided, however, that the Company shall not be required to (or to cause any of its Subsidiaries to) afford such access or furnish such information to the extent that the Company reasonably believes that doing so would: (A) result in the loss of attorney-client privilege (but the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege), or (B) breach, contravene or violate any applicable Law, including Gaming Laws.

(b)           Each of the Acquirors and Merger Sub agrees that it will not, and will cause its Representatives not to, prior to the Effective Time, use any information obtained pursuant to this Section 6.2 for any competitive or other purpose unrelated to the consummation of the Transactions. The confidentiality agreements, dated as of January 18, 2018, by and between the Company and Parent and the Company and Gaming and Leisure Properties, Inc. (the “Confidentiality Agreements”), shall apply with respect to information furnished under this Section 6.2 by the Company, its Subsidiaries and their Representatives, and each of the Acquirors and Merger Sub agree to be bound by the terms and conditions thereof as if each of them were any original signatory thereto.

6.3          No Solicitation.

(a)           Except as expressly permitted by this Section 6.3, from and after the date hereof until the Effective Time, or, if earlier, the termination of this Agreement in accordance with Article 8, the Company shall not, and shall cause its Affiliates and its and their respective Representatives not to, on behalf of the Company, directly or indirectly initiate, solicit, facilitate or knowingly encourage any Acquisition Proposal or the making or submission thereof or the making of any proposal that could reasonably be expected to lead to any Acquisition Proposal. The Company shall, and shall cause its Affiliates to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussion or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Third Party (or its agents or advisors) in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company and its Affiliates to return or destroy (and confirm destruction of) all such information. Except as expressly permitted by this Section 6.3, from and after the date hereof until the Effective Time, or, if earlier, the termination of this Agreement in accordance with Article 8, neither the Company Board nor any committee thereof shall (i) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal, (ii) withdraw, change, qualify, withhold or modify, or publicly propose to withdraw, change, qualify, withhold or modify, in a manner adverse to the Acquirors or Merger Sub, the Company Board Recommendation, (iii) approve, authorize, cause or permit the Company or any of its Subsidiaries to enter into any merger agreement, acquisition agreement, letter of intent, memorandum of understanding or other similar agreement relating to any Acquisition Proposal (a “Company Acquisition Agreement”), or (iv) resolve or agree to do any of the foregoing (any action set forth in the foregoing clauses (i) through (iv) of this sentence, a “Change of Board Recommendation”).

(b)           Notwithstanding anything to the contrary contained in Section 6.3(a), if at any time following the date hereof and prior to 6:00 p.m., New York City time, on the Stockholder Consent Delivery Date (i) the Company has received a bona fide written Acquisition Proposal from a Third Party that is not solicited in violation of Section 6.3(a) and the Company, its Affiliates and its and their Representatives are not in willful and material breach of this Section 6.3 with respect to such Third Party and (ii) the Company Board (or a duly authorized committee thereof) determines in good faith, based on information then available and after consultation with outside counsel and based on financial analyses reasonably believed to be reasonable by the Company Board, that such Acquisition Proposal constitutes, or may result in, a Superior Proposal, then the Company may (x) furnish information with respect to the Company and its Subsidiaries to the Third Party making such Acquisition Proposal, its Representatives and potential sources of financing pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements, provided that the Company shall as soon as reasonably practicable but no later than the time period for notice provided in Section 6.3(c) below, provide the Acquirors any non-public information concerning the Company or any of its Subsidiaries that is provided to such person or its Representatives unless such information has been previously provided or made available to the Acquirors and (y) participate in discussions or negotiations with the Third Party making such Acquisition Proposal regarding such Acquisition Proposal.

(c)           The Company shall promptly (and in any event within 48 hours) notify the Acquirors in writing of the receipt of any Acquisition Proposal, any request for non-public information relating to the Company or any of its Subsidiaries made in connection with an Acquisition Proposal or request for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries made in connection with an Acquisition Proposal, which notice shall identify the Third Party making such Acquisition Proposal and include a copy of such Acquisition Proposal (or, where such Acquisition Proposal was not submitted in writing, a reasonably detailed written description of such Acquisition Proposal including its material terms and conditions), and whether the Company has furnished non-public information to, or entered into negotiations or discussions with, such Third Party. Without limiting the foregoing, the Company shall keep the Acquirors promptly informed (and in any event within 48 hours) in all material respects of the status of, and any material communications relating to, such Acquisition Proposal (including any change in the price or other material terms thereof).  The Company agrees that it and its Subsidiaries will not take any action that would prohibit the Company or any of its Subsidiaries from complying with their respective obligations under this Section 6.3.

(d)           Notwithstanding anything to the contrary contained in Section 6.3(a), if (i) the Company has received a bona fide written Acquisition Proposal from a Third Party that is not solicited in violation of Section 6.3(a), (ii) the Company, its Affiliates and its and their Representatives are not in willful and material breach of this Section 6.3 with respect to such Third Party, and (iii) the Company Board (or any duly authorized committee thereof) determines in good faith after consultation with outside legal counsel and based on financial analyses reasonably believed to be reasonable by the Company Board, that such Acquisition Proposal constitutes, or would reasonably be expected to result in, a Superior Proposal, the Company Board may at any time prior to 6:00 p.m., New York City time, on the Stockholder Consent

Delivery Date, effect a Change of Board Recommendation with respect to such Acquisition Proposal, subject to the requirements of this Section 6.3(d). The Company shall not be entitled to effect a Change of Board Recommendation pursuant to this Section 6.3(d) unless:

(i)            the Company shall have provided to the Acquirors at least three (3) Business Days’ prior written notice (such period and any period commenced by a new written notice delivered pursuant to the last sentence of Section 6.3(d)(iii), the “Notice Period”) of the Company’s intention to take such actions, which notice shall specify the basis for such Change of Board Recommendation, the identity of the Third Party making such Superior Proposal, the material terms and conditions of such Superior Proposal, and shall include a copy of the applicable Company Acquisition Agreement and any other material documents with respect thereto;

(ii)           during the Notice Period, if requested by the Acquirors, the Company shall have, and shall have caused its Representatives to have, engaged in good faith negotiations with the Acquirors and their Representatives regarding any amendments or modifications to this Agreement and/or the Real Estate Purchase Agreement proposed by the Acquirors and intended to cause the relevant Acquisition Proposal to no longer constitute a Superior Proposal; and

(iii)          at the end of such Notice Period, the Company Board shall have considered in good faith any proposed amendments or modifications to this Agreement and/or the Real Estate Purchase Agreement, including a change to the price terms hereof and thereof and the other agreements contemplated hereby that may be offered by the Acquirors (the “Proposed Changed Terms”) no later than 6:00 p.m., New York City time, on the last day of the Notice Period and shall have determined in good faith after consultation with outside legal counsel that the Superior Proposal would continue to constitute, or result in, a Superior Proposal if such Proposed Changed Terms were to be given effect. In the event of any change to the price terms or any other material revision or amendment to the terms of such Superior Proposal, then the Company shall be required to deliver a new written notice to the Acquirors and to again comply with the requirements of this Section 6.3(d) (which shall apply mutatis mutandis) with respect to such new written notice.

(e)           Nothing contained in this Section 6.3 shall prohibit the Company Board from (i) disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (ii) making any disclosure to the stockholders of the Company if the Company Board (or any duly authorized committee thereof) determines in good faith after consultation with outside legal counsel that the failure to make such disclosure would reasonably be expected to breach its fiduciary duties or violate applicable Law; or (iii) issuing a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided that that in each case of (i), (ii) and (iii), the Company Board does not include any statement that itself would be a Change of Board Recommendation.

(f)            The Company acknowledges and agrees that any violation of the restrictions set forth in this Section 6.3 by any of Affiliates or its their Representatives acting on behalf of the Company or its Affiliates shall be deemed to be a breach of this Section 6.3 by the Company.

6.4          Significant Stockholder Consent; Preparation of Information Statement.

(a)           The Company shall submit a form of irrevocable and unconditional written consent to the Significant Stockholder, being the record holder of at least a majority of the outstanding Company Shares (such written consent, as duly executed and delivered by the Significant Stockholder, the “Significant Stockholder Consent”).  Subject to Section 8.1(e) of this Agreement and the terms of the Voting Agreement, no later than 6:00 p.m., New York City time, on the Stockholder Consent Delivery Date, the Company will provide the Acquirors with a facsimile copy of such Significant Stockholder Consent, certified as true and complete by an executive officer of the Company. In connection with the Significant Stockholder Consent, the Company shall take all actions necessary to comply, and shall comply in all respects, with the DGCL, including Section 228 and Section 262 thereof, the Company Charter and the Company Bylaws.

(b)           As promptly as practicable following the Stockholder Consent Delivery Date (and in any event within five (5) days of the date thereof), the Company shall prepare and file with the SEC a written information statement of the type contemplated by Rule 14c-2 of the Exchange Act containing the information specified in Schedule 14C under the Exchange Act concerning the Significant Stockholder Consent, the Merger, the Real Estate Purchase and the Transactions (as amended or supplemented from time to time, the “Information Statement”) and shall use reasonable best efforts to have the Information Statement cleared by the SEC promptly. Each of the Company and the Acquirors shall furnish all information concerning such Person to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Information Statement. The Company shall promptly notify the Acquirors upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Information Statement and shall provide the Acquirors with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Each of the Company and the Acquirors shall use reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Information Statement. Notwithstanding the foregoing, prior to filing or mailing the Information Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide the Acquirors and their respective counsel a reasonable opportunity to review and comment on such document or response and (ii) shall consider for inclusion in such document or response all comments reasonably proposed by the Acquirors and their respective counsel.

(c)           The Company agrees that the Information Statement will comply as to form in all material respects with the requirements of the Exchange Act and use reasonable best efforts to ensure that none of the information included or incorporated by reference in the Information Statement will, at the date the Information Statement is filed with the SEC or mailed to the stockholders of the Company, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by the Company with respect to statements made in the Information Statement based on information supplied in writing by or on behalf of the Acquirors specifically for inclusion or incorporation by reference therein. Each Acquiror agrees to use reasonable best efforts to ensure that none of such information will, at the date the Information Statement is filed with the SEC or mailed to the stockholders of the Company, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the date that is twenty (20) days after the Information Statement is first mailed to the Company’s stockholders, any information relating to the Company, the Acquirors or any of their respective Affiliates, officers or directors should be discovered by the Company or the Acquirors which is required to be set forth in an amendment or supplement to the Information Statement, so that the Information Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

(d)           The Company shall use reasonable best efforts to cause the Information Statement to be (i) filed with the SEC in definitive form as contemplated by Rule 14c-2 under the Exchange Act and (ii) mailed to the stockholders of the Company, in each case as promptly as practicable after, and in any event within two (2) days after, the latest of (A) confirmation from the SEC that it has no further comments on the Information Statement, (ii) confirmation from the SEC that the Information Statement is otherwise not to be reviewed or (iii) expiration of the ten (10) day period after filing in the event the SEC does not review the Information Statement.

6.5          Appropriate Action; Consents; Filings.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable under this Agreement, the Real Estate Purchase Agreement and applicable Law to consummate and make effective the Transactions as promptly as practicable, including using reasonable best efforts to obtain the Real Estate Purchase Required Consents and all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Entities (including, without limitation, those in connection with the HSR Act and applicable Gaming Laws). Notwithstanding anything in this Agreement to the contrary, in no event shall the Acquirors, Merger Sub or any of their respective Affiliates be obligated to take any action, including entering into any consent decree, hold separate order or other arrangement, that (i) requires the sale, divestiture, licensing or disposition of any material assets or businesses of the Acquirors, the Surviving Corporation, the Company or any of their Subsidiaries, (ii) materially limits the conduct of the Acquirors or their Affiliates (including, after the Closing, the Surviving Corporation and the Company and its Subsidiaries) or the Acquirors’ freedom of action with respect to, or its ability to retain, the Company and the Company’s Subsidiaries or any portion thereof or any of the Acquirors’ or their Affiliates’ other assets or businesses, or (iii) would be expected to have an adverse impact in any material respect on the Acquirors, their Affiliates and their Subsidiaries’ respective businesses, or the businesses to be acquired by the Acquirors pursuant to this Agreement and the Real Estate Purchase Agreement, taken as a whole. For the avoidance of doubt, the parties agree that any action, including entering into any consent decree, hold separate order or other arrangement, that would require either Acquiror to divest or hold separate, or agree to divest or hold separate, any casino owned by such Acquiror or by the Company or any of its Subsidiaries as of the date of this Agreement shall be considered “material” for the purposes of the preceding sentence. With regard to any Governmental Entity, the Company shall not, without the Acquirors’ written consent, which may be withheld by the Acquirors in their sole discretion, take, or commit to take, any action inconsistent with the limitations set forth in the preceding sentence. Nothing in this Agreement shall require any party to take or agree to take any action with respect to its business or operations in connection with obtaining all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Entities (including, without limitation, those in connection with the HSR Act and applicable Gaming Laws), unless the effectiveness of such agreement or action is conditioned upon the Closing. Notwithstanding anything to the contrary in this Agreement, Gamma shall have no obligation to take any action or refrain from taking any action pursuant to this Section 6.5(a) if it obtains a legal opinion from a nationally recognized law firm that such action or inaction would be reasonably likely to materially impair Gamma or its direct or indirect owner from continuing to be treated as a real estate investment trust under the Code; provided, however, that Gamma may not be compelled to take any action or refrain from taking any action under any other provision of this Agreement to the extent that Gamma is excused from taking such action or refraining from taking such action by this sentence and; provided, further that Gamma will not be deemed to be in breach of this Agreement solely due to its failure to take or refrain from taking such action.  For the avoidance of doubt, nothing in this Section 6.5(a) shall be deemed to limit any obligation the Acquirors may have to pay the Reverse Termination Fee pursuant to Section 8.3(b).

(b)           Each of the parties hereto shall furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Subject to applicable Law relating to the exchange of information, outside counsel for the Company and the Acquirors shall have the right to review in advance, and to the extent practicable each shall consult with the other in connection with, all of the information relating to the Company or either Acquiror, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Third Party and/or any Governmental Entity in connection with the Transactions; provided, that the foregoing shall not apply to applications made with respect to Gaming Approvals that include personal identifying information or other similarly sensitive information (as reasonably determined by such party in good faith). In exercising the foregoing rights, each of the Company and the Acquirors shall act reasonably and as promptly as practicable. Subject to applicable Law and the instructions of any Governmental Entity, the Company and the Acquirors shall keep each other reasonably apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing each such other party with copies of notices or other written substantive communications received by such party or any of their respective Subsidiaries, from any Governmental Entity and/or Third Party with respect to such transactions, and, to the extent practicable under the circumstances, shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any substantive filing, investigation or other inquiry in connection with the transactions contemplated hereby.

(c)           In furtherance and not in limitation of the foregoing, each of the Company and the Acquirors shall, and shall cause their respective Affiliates to, make or cause to be made (i) all required HSR Act notifications within ten (10) Business Days after the date of this Agreement, to the extent required, and (ii) all applications and supporting documentation necessary to obtain all Requisite Gaming Approvals as promptly as practicable, using reasonable best efforts to file no later than thirty (30) days from the date of this Agreement. If the Company or either Acquiror receives a request for information or documentary material from any Governmental Entity with respect to the Transactions (including, but not limited to, such requests with respect to the HSR Act or Gaming Authorities), then such party shall in good faith make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, a response which is, at a minimum, in substantial compliance with such request.

6.6          Certain Notices. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article 8, unless prohibited by applicable Law, each party shall give prompt notice to the other parties if any of the following occur: (a) receipt of any notice or other communication in writing from any Person alleging that the consent or approval of such Person is or may be required in connection with the Transactions; (b) receipt of any notice or other communication from any Governmental Entity or the OTCQB (or any other securities market) in connection with the Transactions; or (c) such party becoming aware of the occurrence of an event that could prevent or delay beyond the Outside Date the consummation of the Transactions or that would reasonably be expected to result in any of the conditions to the Merger set forth in Article 7 being incapable of satisfaction. The making of such a notice (in and of itself) pursuant to this Section 6.6 shall not affect any representation, warranty, covenant or agreement contained in this Agreement or any Ancillary Agreement and any failure to make such notice (in and of itself) shall not be taken into account in determining whether the conditions set forth in Article 7 have been satisfied or give rise to any right of termination set forth in Article 8.

6.7          Public Announcements. So long as this Agreement is in effect, none of the Company, Gamma or Parent and Merger Sub shall issue any press release or make any public statement with respect to the Transactions or this Agreement or the Real Estate Purchase Agreement without the prior written consent of each other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by applicable Law or the rules or regulations of any applicable U.S. securities exchange, OTCQB or Governmental Entity to which the relevant party is subject, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, or (b) with respect to any press release or other public statement by the Company permitted by Section 6.3. Each of the parties may issue a press release announcing the execution and delivery of this Agreement and the Real Estate Purchase Agreement; provided, that, such press release shall not be issued prior to the approval of each other party hereto. The Company shall, and each of Parent and Gamma shall be permitted to, file a Current Report on Form 8-K with the SEC attaching such party’s press release and copy of this Agreement, the Real Estate Purchase Agreement, the Disaffiliation Agreement and the CIC Plan as exhibits.

6.8          Employee Benefit Matters.

(a)           From and after the Effective Time and for the period ending on the date that is six (6) months from the Effective Time (or, if earlier, until the termination of such Continuing Employee’s employment) except as otherwise required pursuant to a collective bargaining agreement, Parent shall (i) provide or cause its Subsidiaries, including the Surviving Corporation, to provide to each employee of the Company and its Subsidiaries immediately prior to the Effective Time who remains employed by Parent or its Subsidiaries (including the Surviving Corporation) following the Effective Time (each a “Continuing Employee”) base compensation that is not less favorable than the base compensation provided to such Continuing Employee immediately prior to the Effective Time and (ii) provide or cause Parent’s Subsidiaries, including the Surviving Corporation, to provide benefits (including target annual cash bonus opportunity but excluding equity-based or equity-linked compensation or benefits, and excluding any pension or other retiree benefits) to each Continuing Employee that, taken as a whole, have a value that is substantially comparable in the aggregate as such benefits provided to similarly-situated employees of Parent and its Subsidiaries, or provided to such Continuing Employee immediately prior to the Effective Time, as determined by Parent in its discretion.

(b)           With respect to benefit plans maintained by Parent or any of its Subsidiaries, including the Surviving Corporation, for all purposes, including determining eligibility to participate, vesting and benefit accruals (including any vacation and paid time off accruals), each Continuing Employee’s service with the Company or any of its Subsidiaries, as reflected in the Company’s records, shall be treated as service with Parent or any of its Subsidiaries, including the Surviving Corporation where length of service is relevant; provided, however, that such service need not be recognized or credited (i) to the extent that such recognition would result in any duplication of coverage or benefits, (ii) with respect to a newly established plan for which prior service is not taken into account or with respect to any equity based compensation, or (iii) if it results in benefit accruals with respect to any defined benefit plan.

(c)           Parent shall, or shall cause its Subsidiaries (including the Surviving Corporation) to take reasonable best efforts to, waive, or cause to be waived, any pre-existing condition limitations, exclusions, evidence of insurability, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of its Subsidiaries in which Continuing Employees (and their covered family members) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Plan immediately prior to the Effective Time. Parent shall, or shall cause its Subsidiaries, including the Surviving Corporation, to take reasonable best efforts to recognize, or cause to be recognized, the dollar amount of all co-payments / co-insurance, deductibles, out-of-pocket maximums and similar expenses incurred by each Continuing Employee (and his or her covered family members) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and out-of-pocket maximum under the relevant welfare benefit plans in which such Continuing Employee (and family members) will be eligible to participate from and after the Effective Time.

(d)           Parent, its Subsidiaries or the Company, as applicable, shall cause:

(i)            all incentive bonus amounts pursuant to the Management Incentive Plan for Fiscal Year 2018 (“MIP”) under the Company’s Performance Incentive Plan (the “Incentive Plan”) to be determined (by the Company’s Compensation Committee after consultation with Parent and consistent with the terms of the MIP) and paid in the ordinary course of business consistent with past practice to participants in the MIP, but in no case later than March 15, 2019, provided that (x) the Target Bonus Percentage (as defined in the MIP) shall be determined by the Company’s management and Compensation Committee prior to the Closing Date consistent with the terms of the MIP and past practice, and (y) notwithstanding the terms of the MIP or the Incentive Plan to the contrary, any participant in the MIP whose employment is terminated on or following the Closing Date (A) by the Company, Merger Sub, Parent and their Subsidiaries without “Cause” (as such term is defined in the Company’s Change in Control and Severance Plan (the “CIC Plan”), without regard to whether such participant is eligible to participate in the CIC Plan), (B) by the participant for “Good Reason” (as defined in the CIC Plan), if such participant is a participant in the CIC Plan, or (C) by the participant (other than a participant who is a participant in the CIC Plan) for a reason specified in Section 6.8(d)(i) of the Company Disclosure Letter, shall continue to be eligible to receive a payout under the MIP, with any such payout amount to be determined based on actual performance results, and pro-rated based on a fraction, the numerator of which is the number of days the participant was employed by the Company, Merger Sub, Parent or any of their respective Subsidiaries during the fiscal year ending December 31, 2018, and the denominator of which is 365;

(ii)           all amounts pursuant to a long-term performance award (a “Performance Award”) under the Incentive Plan for the performance period commencing on January 1, 2016 and ending on December 31, 2018, (the “2018 LTIP Cycle”), to be determined (by the Company’s Compensation Committee after consultation with Parent and consistent with the terms of the Incentive Plan and the applicable Performance Award Agreement) and paid to participants in the ordinary course of business consistent with past practice, but in no case later than March 15, 2019, provided that notwithstanding the terms of the Performance Award or the Incentive Plan to the contrary, any Performance Award participant whose employment is terminated on or following the Closing Date (A) by the Company, Merger Sub, Parent and their Subsidiaries without “Cause” (as such term is defined in the CIC Plan, without regard to whether such participant is eligible to participate in the CIC Plan), (B) by the participant for “Good Reason” (as defined in the CIC Plan), if such participant is a participant in the CIC Plan, (C) by the participant (other than a participant who is a participant in the CIC Plan) for a reason specified in Section 6.8(d)(i) of the Company Disclosure Letter, or (D) due to a “Qualifying Event” (as defined in the Performance Award Agreement), shall continue to be eligible to receive a payout of his or her Performance Award for the 2018 LTIP Cycle, with any such payout amount to be determined based on actual performance results for the 2018 LTIP Cycle, and pro-rated based on the number of full calendar months the participant was employed by the Company, Merger Sub, Parent or any of their respective Subsidiaries during the 2018 LTIP Cycle, in accordance with the pro-ration formula set forth in Section 7 of the Performance Award Agreement; and

(iii)          pursuant to Section 9 of the Performance Awards for the performance periods (x) commencing on January 1, 2017 and ending on December 31, 2019, and (y) commencing on January 1, 2018 and ending on December 31, 2020 (each an “LTIP Cycle”), all amounts for such LTIP Cycles to be paid at or as soon as reasonably practicable (in connection with ordinary payroll cycles) following the Closing to each participant thereof with respect to the applicable LTIP Cycle with the participant’s eligibility for such Performance Award determined by reference to a pro-rated Performance Goal, as determined by the Company’s Compensation Committee immediately prior to the Closing Date after consultation with Parent and consistent with the terms of the Incentive Plan and the applicable Performance Award Agreement, which shall be calculated based on actual performance results by multiplying the applicable Cumulative Operational EBITDA target or Cumulative Property EBITDA target (each as set forth in the Performance Award Agreement), as applicable, by a fraction the numerator of which is the number of completed full calendar months in the applicable LTIP Cycle prior to the Closing and the denominator of which is thirty-six (36), and with the payout amount with respect to any such Performance Award pro-rated by multiplying the Actual Performance Award (as defined in the Performance Award Agreement) by a fraction the numerator of which is the number of completed full calendar months in the applicable LTIP Cycle prior to the Closing and the denominator of which is thirty-six (36). In connection with, and as a condition to, the payment of a pro-rated Performance Award with respect to any LTIP Cycle as contemplated by this Section 6.8(d)(iii), the Performance Award shall be cancelled, and none of Parent, Merger Sub, the Company or any of their respective Subsidiaries or Affiliates shall have any remaining obligations or liabilities thereunder whatsoever (including with respect to any post-Closing portion of the applicable LTIP Cycle).

(e)           If requested by Parent in writing delivered to the Company not less than ten (10) Business Days before the Closing Date, the Board of Directors of the Company (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary to terminate the Company’s 401(k) plan(s), effective as of immediately prior to the Closing.

(f)            Without limiting the generality of Section 9.9, the provisions of this Section 6.8 are solely for the benefit of the parties to this Agreement, and no current or former employee (including any Continuing Employee), director or consultant of the Company or its Subsidiaries (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 6.8 shall create such rights in any such individuals. Nothing contained in this Agreement shall: (i) guarantee employment for any period of time or preclude the ability of Parent, the Surviving Corporation or their respective Affiliates to terminate the employment of any Continuing Employee at any time and for any reason; (ii) subject to the actions required by Section 6.8(d), require Parent, the Surviving Corporation or any of their respective Affiliates to continue any Company Plan or other employee benefit plans, programs or Contracts or prevent the amendment, modification or termination thereof following the Closing; or (iii) amend any Company Plans or other employee benefit plans, programs or Contracts.

(g)           The Company and its Subsidiaries shall timely satisfy any required notifications and/or consent requirements of any works councils or other labor or employee organizations, as may be required under applicable Law or any collective bargaining or similar labor agreement, in each case in connection with this Agreement or the Transactions.

6.9          Indemnification.

(a)           From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless, and shall advance expenses as incurred (provided that the Indemnitee to whom expenses are advanced provides an undertaking to repay such amounts if it is ultimately determined by a court of competent jurisdiction that such Indemnitee is not entitled to indemnification for such matter), to the extent provided in (i) the Company Charter, the Company Bylaws or similar organization documents of any Subsidiary of the Company in effect as of the date of this Agreement or (ii) any indemnification Contract of the Company or any of its Subsidiaries in effect as of the date of this Agreement that is listed on Section 6.9 of the Company Disclosure Letter, to each present and former director and officer of the Company and its Subsidiaries and each of their respective employees who serves as a fiduciary of a Company Plan (in each case, when acting in such capacity) (each, an “Indemnitee” and, collectively, the “Indemnitees”) against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any act or omission by such Indemnitee relating to his or her position with the Company or its Subsidiaries, occurring at or prior to the Effective Time, including in connection with this Agreement or the Transactions.

(b)           Parent agrees that all rights to exculpation, indemnification or advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring prior to the Effective Time (including in connection with this Agreement or the Transactions) existing as of the Effective Time in favor of an Indemnitee as provided in (i) the Company Charter, the Company Bylaws or similar organization documents of any Subsidiary of the Company in effect as of the date of this Agreement and (ii) any indemnification Contract of the Company or any of its Subsidiaries in effect as of the date of this Agreement listed on Section 6.9 of the Company Disclosure Letter shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of no less than six (6) years from the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect the exculpation, indemnification and advancement of expenses provisions in favor of an Indemnitee as provided in (i) the Company Charter, the Company Bylaws or similar Organizational Documents of any Subsidiary of the Company in effect as of the date of this Agreement and (ii) any indemnification Contract of the Company or its Subsidiaries in effect as of the date of this Agreement listed on Section 6.9 of the Company Disclosure Letter, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of the Company or its Subsidiaries; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any Proceeding pending or asserted or any claim made within such period shall continue until the final disposition of such Proceeding.

(c)           For six years from and after the Effective Time, Parent shall cause to be maintained for the benefit of those persons that are directors and officers of the Company, as of the date of this Agreement and as of the Closing Date, directors’ and officers’ liability insurance and fiduciary liability insurance that provides coverage for events occurring prior to the Closing Date (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the existing directors’ and officers’ liability insurance and fiduciary liability insurance policy of the Company, or, if substantially equivalent insurance coverage is unavailable, the best coverage that is then available; provided, however, that Parent shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid by the Company prior to the date of this Agreement. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” policies have been obtained prior to the Effective Time, which policies provide such directors and officers with coverage for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of this Agreement or the Transactions.  Nothing in this Section 6.9(c) will require Parent to duplicate coverages that have been procured by the Company prior to the Closing Date.

(d)           In the event that either Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, Parent shall, and shall cause the Surviving Corporation to, cause proper provision to be made so that such successor or assignee shall expressly assume the obligations set forth in this Section 6.9.

(e)           The provisions of this Section 6.9 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company Charter, the Company Bylaws or similar organization documents in effect as of the date of this Agreement or in any indemnification Contract of the Company or its Subsidiaries in effect as of the date of this Agreement listed on Section 6.9 of the Company Disclosure Letter. From and after the Effective Time, the obligations of Parent under this Section 6.9 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 6.9 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 6.9 applies shall be third party beneficiaries of this Section 6.9).

(f)            Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or employees, it being understood and agreed that the indemnification provided for in this Section 6.9 is not prior to or in substitution for any such claims under such policies.

6.10        Parent Agreements Concerning Merger Sub. Parent shall take all actions necessary or advisable to cause Merger Sub to perform its covenants, agreements and obligations under this Agreement in accordance with the terms hereof. Parent shall, promptly following execution of this Agreement, approve and adopt this Agreement in its capacity as sole stockholder of Merger Sub and deliver to the Company evidence of its vote or action by written consent approving and adopting this Agreement in accordance with applicable Law and the certificate of incorporation and bylaws of Merger Sub.

6.11        Takeover Statutes. If any Takeover Law becomes or is deemed to be applicable to the Company, Parent, Gamma or Merger Sub, the Merger, the Real Estate Purchase or any other transaction contemplated by this Agreement and/or the Real Estate Purchase Agreement, then the Company and the Company Board shall grant such approvals and take all commercially reasonable actions as may be necessary so the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and/or the Real Estate Purchase Agreement and otherwise to render such Takeover Law inapplicable to the this Agreement, the Merger, the Real Estate Purchase and the other Transactions.

6.12        Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause the transactions contemplated by this Agreement and any other dispositions of Company Shares (including derivative securities with respect to Company Shares) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-5 promulgated under the Exchange Act.

6.13        Stockholder Litigation. The Company shall give the Acquirors reasonable opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors and officers relating to the transactions contemplated by this Agreement, the Disaffiliation Agreement, the Real Estate Purchase Agreement, including the Merger, the Real Estate Purchase and the Transactions (“Transaction Litigation”), and no such settlement of any Transaction Litigation shall be agreed to without the prior written consent of the Acquirors (such consent not to be unreasonably withheld, conditioned or delayed). The Company shall promptly notify the Acquirors of any Transaction Litigation and shall keep the Acquirors reasonably and promptly informed with respect to the status thereof.

6.14        OTCQB Quotation and SEC Registration. The Company will use its reasonable best efforts to cooperate with Parent to cause the Company Shares to cease to be quoted on the OTCQB and to be deregistered under the Exchange Act as soon as reasonably practicable following the Effective Time.

6.15        Actions for Real Estate Purchase.

(a)           The Company shall use its commercially reasonable efforts to cause, with the cooperation of Acquirors, the Title Company to issue at the Closing (i) a Title Policy to Gamma or its designee with respect to each Conveyed Property, insuring that fee simple title to such Conveyed Property is vested in Gamma or its designee subject only to the Permitted Liens, (ii) a Title Policy to Gamma or its designee with respect to each Company Ground Leased Property, insuring that leasehold title to such Company Ground Leased Property is vested in Gamma or its designee subject only to the Permitted Liens, and (iii) a Title Policy to each Propco which is the owner of a Propco Owned Property, insuring that fee simple title to such Propco Owned Property is vested in such Propco subject only to the Permitted Liens.  Gamma shall be entitled to request that the Title Company provide such endorsements (or amendments) to each Title Policy as Gamma may reasonably require, provided that (A) such endorsements (or amendments) shall be at no cost to, and shall impose no additional liability on, the Company, (B) Gamma’s obligations under the Real Estate Purchase Agreement shall not be conditioned upon Gamma’s ability to obtain such endorsements and, if Gamma is unable to obtain such endorsements, Gamma shall nevertheless be obligated to proceed to close the Real Estate Purchase without reduction of or set off against the Real Estate Purchase Price, and (C) the Closing shall not be delayed as a result of Gamma’s request, and (v) a Lender’s Title Policy with respect to any mortgage or other security instrument securing a Lien on the leasehold interest of Parent or its Affiliates under any lease of Company Real Property.

(b)           The Company shall not make any agreement or understanding affecting the Transferred Real Estate Assets as a condition for obtaining any Real Estate Purchase Required Consents (which shall be in forms reasonably acceptable to the Acquirors) except with the prior written consent of the Acquirors, which consent shall not be unreasonably withheld, conditioned or delayed.  Prior to the Closing Date, the Acquirors shall use their commercially reasonable efforts to cooperate with the Company in obtaining the Real Estate Purchase Required Consents, which efforts may include (i) providing such financial information on Gamma and the Acquirors as the consenting party may reasonably require and (ii) providing substitute guarantors that are reasonably acceptable to the consenting party.

(c)           Company shall, and shall cause each Entity Seller to reasonably cooperate with Gamma to obtain the Non-Imputation Endorsements to each Propco Title Policy, if available, the cost of which Non-Imputation Endorsements shall be borne by Gamma.

(d)           The Company and the Acquirors agree that all intercompany accounts between any Propco, on the one hand, and the Company or any Subsidiary, on the other hand, shall be settled at or prior to the Closing.

(e)           The Company shall not make, or cause any Propco to make, any election to treat a Propco as a corporation for U.S. federal or state income tax purposes, and shall not agree to any proposed revaluation of any of the properties by any taxing authority without the prior written consent of the Acquirors.

(f)            At the Acquirors’ option, the Acquirors may obtain an updated certified ALTA survey with respect to each Company Real Property (the “Updated Surveys”). The Company shall, and shall cause its Subsidiaries to, reasonably cooperate with the Acquirors in connection with obtaining Updated Surveys.

6.16        Insight; Aruba Operations.

(a)           Consistent with the timing set forth in Section A of the Company Disclosure Letter, the Company will take all actions necessary to cause the Equity Interest held by the Company in Insight to be distributed to the Significant Stockholder or otherwise disposed of (i) at or prior to the time that the conditions to the Merger set forth in Sections 7.1, 7.2 and 7.3 (other than Section 7.3(e)) have been satisfied and (ii) in a manner that does not adversely affect the Company or the Acquirors in any material respect and without liability to the Acquirors, Merger Sub, the Company or any of its respective Subsidiaries or Affiliates (other than the Significant Stockholder) (the “Insight Disposition”).

(b)           Consistent with the timing set forth in Section A of the Company Disclosure Letter, the Company will use reasonable best efforts to cause the Aruba Operations to be distributed, transferred or disposed of by the Company (i) at or prior to the time that the conditions to the Merger set forth in Sections 7.1, 7.2 and 7.3 (other than Section 7.3(e)) have been satisfied and (ii) on terms and conditions that do not adversely affect the Company or the Acquirors in any material respect; provided that it is understood and agreed that such distribution, transfer or disposition may occur through (x) a merger, consolidation or other business combination transaction involving the Aruba Operations or any of the Aruba Subsidiaries, (y) the sale, lease or other disposition by merger, consolidation, business combination, share exchange, joint venture, distribution, spin-off or otherwise of the Aruba Operations or any of the Aruba Subsidiaries (including a sale of the Equity Interests of any such Aruba Subsidiary), or (z) any combination of the foregoing. The Company shall keep Parent reasonably apprised of the status of the process for the sale of the Aruba Operations and shall, prior to the execution of any agreement with respect to transfer or sale of the Aruba Operations, including a transfer or sale of the Equity Interests of the Aruba Subsidiaries, provide Parent with the identity of the proposed purchaser and the material terms and conditions of the proposed sale, including a draft of the proposed purchase agreement relating thereto.

(c)           In connection with the transactions contemplated by Section 6.16(b) above, the Company shall and does grant to the Aruba Subsidiaries the right and license to use the trademarks identified in Section 6.16(c) of the Company Disclosure Letter (the “Licensed Trademarks”) in connection with the Aruba Operations.  The Company grants the foregoing license for a period of six (6) months from and after the closing date of the distribution, transfer or disposition by the Company of the Aruba Operations solely to facilitate the removal of Licensed Trademarks from any and all vehicles, facilities, signage, equipment, stationery, business cards, advertising materials, web content, inventory, packaging, product, service and literature, credit and collection materials and all other similar materials of the Aruba Operations.

6.17        Company Indebtedness. The Company shall, and shall cause its Subsidiaries to, timely deliver all notices and take all other administrative actions required to facilitate (i) the termination of commitments, repayment in full of all outstanding loans or other obligations, release of any Liens securing such loans or obligations and guarantees in connection therewith, and replacement of or cash collateralization of any issued letters of credit in respect of the Credit Facility on or before the Closing Date and (ii) to the extent reasonably requested in writing by Parent, no later than ten (10) Business Days prior to the Closing Date with respect to any Indebtedness (other than Indebtedness in respect of the Credit Facility) incurred by the Company or any of its Subsidiaries after the date hereof in compliance with Section 6.1(b)(xi) (it being understood that the Company shall promptly and in any event no later than fifteen (15) Business Days prior to the Closing Date notify Parent in writing of the amount of any such Indebtedness incurred or to be incurred and expected to be outstanding on the Closing Date), repayment in full of all obligations in respect of such Indebtedness and release of any Liens securing such Indebtedness and guarantees in connection therewith, in each case, on the Closing Date.  In furtherance and not in limitation of the foregoing, the Company and its Subsidiaries shall use reasonable best efforts to deliver to Parent no later than one (1) Business Day prior to the Closing Date payoff letters with respect to the Company Credit Facility and, to the extent reasonably requested by Parent in writing no later than ten (10) Business Days prior to the Closing Date, any Indebtedness incurred by any of the Company and its Subsidiaries after the date hereof in compliance with Section 6.1(b)(xi) (each, a “Payoff Letter”) in form and substance customary for transactions of this type, from the persons, or the applicable agent on behalf of the persons, to which such Indebtedness is owed, which Payoff Letters together with any related release documentation shall, among other things, include the payoff amount and provide for Liens (and guarantees), if any, granted in connection therewith relating to the assets, rights and properties of the Company and its Subsidiaries securing such Indebtedness and any other obligations secured thereby, upon the payment of the amount set forth in the applicable Payoff Letter on or prior to the Closing Date, to be released and terminated.  Upon at least ten (10) days’

prior written notice from the Company that the Company has determined, after reasonable consultation with Parent, that it will not at the time of the Real Estate Purchase (and without giving effect to the payment of the Real Estate Purchase Price or any other payment under this Agreement) have sufficient unencumbered and available cash, net of “cage cash”, cash on hand required by any Governmental Entity, the reasonably estimated additional amount of cash necessary to ensure the sound operation of the Company’s business consistent with past practice, and any other restricted cash, to pay in full the outstanding Indebtedness in respect of the Credit Facility, then to the extent of such shortfall Parent will extend an unsecured loan to the Company on the day of the Closing so that, together with such net unencumbered and available cash, the proceeds of such loan are sufficient to pay in full the outstanding Indebtedness in respect of the Credit Facility as may be necessary to release all Liens and obligations in respect thereof at the time of, or immediately prior to, the Real Estate Purchase, and the terms of such loan shall be reasonable for the circumstance as negotiated in good faith by Parent and the Company.

6.18        Financing; Financial Statements.

(a)           Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to cause its and their respective Representatives to provide to Parent, at Parent’s sole expense, such cooperation as is reasonably requested by Parent in connection with the Debt Financing (provided that such requested cooperation is consistent with applicable Law and does not materially interfere with the operations of the Company and its Subsidiaries), including to (i) participate in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies as reasonably requested by Parent and otherwise reasonably cooperating with the marketing efforts of Parent and the Parent Financing Sources for the Debt Financing; (ii) provide all reasonably requested information concerning the Company and its Subsidiaries with respect to Parent’s preparation of customary materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Debt Financing; provided that any such memoranda or prospectuses may, at the election of Parent, contain disclosure and financial statements with respect to the Company or the Surviving Corporation reflecting the Surviving Corporation and/or its Subsidiaries as the obligor; (iii) promptly to furnish Parent with customary financial and other information regarding the Company and its Subsidiaries including non-public and pro forma financial information and projections as may be reasonably requested by Parent for Parent Financing Source diligence or to cooperate with Parent in Parent’s preparation of any offering memorandum, confidential information statement, lender presentation and other materials contemplated by the Debt Financing Commitment; (iv) if, in connection with a marketing effort contemplated by the Debt Financing Commitment, Parent reasonably requests the Company to file a Current Report on Form 8-K pursuant to the Exchange Act that contains material nonpublic information which Parent in consultation with the Company reasonably determines to include in a customary offering memorandum for the Debt Financing, then the Company shall promptly file such Current Report on Form 8-K, in form and substance reasonably satisfactory to the Company, with the SEC for purposes of permitting such information to be included in marketing materials or memoranda for the Debt Financing (or any high yield bonds being issued in lieu of all or a portion of the Debt Financing), (v) using reasonable best efforts to obtain customary accountants’ comfort letters (including providing any necessary management representation letters), (vi) if requested by Parent, to cooperate with and assist Parent in Parent’s obtaining customary legal opinions, certificates, appraisals, surveys, title insurance, owner affidavits for title insurance, landlord waivers and estoppels, non-disturbance agreements, non-invasive environmental assessments and other documentation and items relating to the Debt Financing as reasonably requested by Parent; (vii) provide reasonable or customary participation by appropriate senior management of the Company in the negotiation and preparation of the documentation relating to the Debt Financing (including, if necessary, the related “flex” provisions); (viii) take such actions, as may be reasonably requested by Parent that are reasonably necessary to (A) permit the prospective lenders involved in the Debt Financing to perform customary due diligence of the Company and its Subsidiaries, including, promptly, and in any event no later than five (5) Business Days prior to any financing under the Debt Financing, to provide information related to the Company and its Subsidiaries required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing provided that any such accounts and arrangements shall be effective no earlier than the Closing Date; (ix) provide customary payoff letters and Lien releases (subject, in each case, to receipt of funds from Parent sufficient to make such repayments); (x) provide customary authorization letters to the Parent Financing Sources authorizing the distribution of information to prospective lenders (including customary material non-public information representations) which shall be reasonably acceptable to the Company in all respects; (xi) promptly provide Parent (and permit Parent to provide to the Parent Financing Sources) the Required Information and to update any provided Required Information as may be necessary for such Required Information to remain current and to satisfy the requirements set forth in the definition of “Required Information”; (xii) allow the Parent Financing Sources to have access to the existing lending relationships of the Company and its Subsidiaries; and (xiii) consent to the use of the Company’s and its Subsidiaries’ logos to the extent customary in connection with marketing the Debt Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

(b)           Notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its Subsidiaries shall be required, under the provisions of this Section 6.18 or otherwise in connection with the Debt Financing, to (i) provide any cooperation or assistance to the extent that it would materially interfere with the business or operations of the Company or any of its Subsidiaries; (ii) take any action that would be reasonably expected to conflict with or violate their Organizational Documents or any applicable Law or that would be reasonably expected to result in the material contravention of, or result in a material violation or material breach of, or material default under, any Company Material Contract; (iii) enter into any definitive agreement or have any liability or any obligation under any certificate, document, instrument, credit agreement or any related document or any other agreement or document related to the Debt Financing, including without limitation, to incur any liability or to give any indemnities or otherwise to commit to take any action in connection therewith; (iv) provide any cooperation, or take any action, that would reasonably be expected to cause the Company to breach any provision or fail to perform any of its obligations, or impede the Company in the exercise of any of its rights, under this Agreement or cause any condition to Closing set forth in Article 7 to fail to be satisfied; (v) cause any of their respective boards of directors (or equivalent bodies) to adopt any resolution, grant any approval or authorization or otherwise take any corporate or similar action in each case for the purpose of approving the Debt Financing, including without limitation, any certificate, document, instrument, credit agreement or any related document or any other agreement or document related to the Debt Financing; (vi) pay any commitment or other similar fee or reimburse any expense in respect of the Debt Financing prior to the Effective Time that is not advanced or substantially simultaneously reimbursed by Parent; (vii) enter into or approve any financing or purchase agreement with respect to any matter relating to the Debt Financing; (viii) cause any of their officers or other authorized signatories to execute, enter into, deliver or perform any documents or agreements in connection with the Debt Financing; (ix) cause any of their officers, directors or Representatives to incur any personal liability with respect to any matters relating to the Debt Financing; or (x) provide any information relating to, or take any actions with respect to, the Aruba Subsidiaries. No action, liability or obligation in respect of the Company or any of its Subsidiaries or any of their respective Representatives under any documents or agreements related to the Debt Financing shall be effective until the Effective Time.

(c)           Parent shall indemnify, defend, and hold harmless the Company, its Subsidiaries and their respective Affiliates and Representatives from and against any and all damages, losses, costs, liabilities or expenses suffered or incurred by them in connection with (i) the Debt Financing, (ii) any action taken by them at the request of Parent pursuant to this Section 6.18 or in connection with the arrangement of the Debt Financing or (iii) any information utilized in connection therewith. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries or any of their respective Affiliates or Representatives in connection with the cooperation of the Company and the Subsidiaries contemplated by this Section 6.18. Nothing contained in this Section 6.18 or otherwise shall require the Company or any of its Subsidiaries to be an issuer or guarantor with respect to the Debt Financing prior to the Closing. All non-public or other confidential information regarding the Company and its Subsidiaries provided to Parent or its Representatives pursuant to this Section 6.18 shall be kept confidential by them in accordance with the Confidentiality Agreements, except for disclosure to potential lenders and investors and their respective Representatives and advisors as required in connection with the Debt Financing subject to customary confidentiality protections.

(d)           Parent shall use its reasonable best efforts to, and shall cause its Subsidiaries to use their respective reasonable best efforts to, obtain and consummate the Debt Financing on the terms and conditions described in or contemplated by the Debt Financing Commitment on or before the Closing Date, including using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions contained in the Debt Financing Commitment, or on other terms reasonably acceptable to Parent and not in violation of this Section 6.18; (ii) satisfy on a timely basis all conditions applicable to such Debt Financing in such definitive agreements; and (iii) comply with its obligations under the Commitment Letters and any definitive agreements related to the Debt Financing to the extent the failure to comply with such obligations would adversely impact the amount or timing of the Debt Financing or the availability of the Debt Financing at the Closing; provided, however, if Parent has raised through alternative sources (an “Alternative Financing”) funds sufficient to consummate the Transactions, Parent shall have no obligation to arrange any such Debt Financing on the terms and conditions described in such Debt Financing Commitment or otherwise so long as (A) Parent shall promptly notify the Company of any such Alternative

Financing together with a written certificate to the Company that the terms of Section 4.3(a)(iv) and Section 4.8 shall apply mutatis mutandis to such Alternative Financing as if it were the Debt Financing and (B) the terms of such Alternative Financing (x) are not materially less favorable to Parent or the Company than the Debt Financing and (y) would not reasonably be expected to prevent, impede, or cause any delay in the consummation of the Merger as compared to the Debt Financing. In the event any portion of the Debt Financing, or if applicable any Alternative Financing, becomes unavailable, Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange to obtain promptly bridge financing, alternative debt financing or equity financing from alternative sources in an amount sufficient to meet Parent’s obligations to pay the Parent Merger Consideration, refinance any outstanding Indebtedness of the Company and its Subsidiaries and pay all fees and expenses of the Company and its Subsidiaries in connection with the Transactions. Notwithstanding anything to the contrary contained herein, it is understood and agreed that reasonable best efforts of Parent contemplated by this Section 6.18(d) shall be deemed to require Parent to enforce its rights under the Commitment Letter and definitive agreements related to the Debt Financing or the Alternative Financing, as applicable, in a timely and diligent manner.

(e)           Except as provided elsewhere in this Section 6.18, nothing contained in this Agreement shall prohibit Parent from entering into agreements relating to the Debt Financing or the operation of Parent or, as of the Effective Time, the Surviving Corporation, including adding equity providers or operating partners (so long as any such agreements or entering into such agreements would not reasonably be expected to prevent, materially impair or delay the Closing (including with respect to approvals required in connection therewith under any applicable Gaming Laws)).

(f)            Without the prior written consent of the Company, which consent shall not be unreasonably delayed, conditioned or withheld, Parent shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or replace, the Debt Financing Commitment if such amendment, modification, waiver or replacement would reasonably be expected to (i) delay or prevent the Closing, (ii) modify the conditions contained in the Debt Financing Commitment (the “Debt Financing Conditions”) or create any new condition to the Debt Financing or the Alternative Financing, as applicable (other than the Debt Financing Conditions as in effect on the date hereof), (iii) reduce the net cash proceeds of the Debt Financing, including any reduction in the aggregate principal amount of the Debt Financing, (iv) change the date for termination and/or expiration of the Debt Financing Commitment to an earlier date or (v) adversely impact the ability of Parent to enforce its rights against other parties to the Debt Financing Commitment prior to the Closing. Without the prior written consent of the Company, Parent shall not permit any assignment of rights or obligations under the Debt Financing Commitment or consent to the addition of additional lenders or agents if such addition would permit a reduction in the amount of the Debt Financing Commitment of the Lender, provided that the Lender may syndicate the Debt Financing so long as the Lender retains and remains obligated to fund its commitment under the Debt Financing until the Debt Financing is fully funded by the designated assignees and the syndicated sources of funding for the Debt Financing. Parent shall promptly provide the Company written notice of any amendment or modification relating to the Debt Financing Commitment that does not require consent pursuant to this Section 6.18(f).

(g)           Parent shall give the Company prompt written notice: (i) of the receipt of any written notice from any party to the Debt Financing Commitment with respect to any actual material breach, default, withdrawal, termination or repudiation of any provisions of any Debt Financing Commitment by such party, and (ii) if for any reason any portion of the Debt Financing actually becomes unavailable on the terms, in the manner or from the sources contemplated by the Debt Financing Commitment provided that neither Parent nor any of its Affiliates shall be under any obligation to disclose any information pursuant to this sentence to the extent that (x) such information is subject to attorney-client or similar privilege (but only if such privilege is asserted in good faith) or (y) the disclosure of which would be prohibited or restricted by applicable Law.

(h)           Prior to the Closing, the Company shall deliver to the Acquirors as soon as possible, and in any event within twenty (20) days after the end of each quarter, a Company-prepared unaudited balance sheet and statement of income for the quarter then-ended, prepared in accordance with GAAP, excluding any related notes thereto and subject to normal period-end adjustments.

6.19        Actions with Respect to Real Estate Purchase Required Consents. In addition to the Company’s obligations as set forth in Section 6.5(a), the Company shall take the actions set forth in Section 6.19 of the Company Disclosure Letter with respect to the Real Estate Purchase Required Consents.

ARTICLE 7
CONDITIONS TO CONSUMMATION OF THE MERGER

7.1          Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to consummate the Merger shall be subject to the satisfaction (or waiver, if permissible under Law) at or prior to the Effective Time of each of the following conditions:

(a)           Significant Stockholder Consent. The Company and the Acquirors shall have received a duly executed copy of the Significant Stockholder Consent.

(b)           Real Estate Purchase.  The Real Estate Purchase shall have been consummated in accordance with the terms of the Real Estate Purchase Agreement.

(c)           No Injunctions. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, prohibits or makes illegal the consummation of the Merger on the terms set forth herein.

(d)           HSR Approval. Any applicable waiting period, together with any extensions thereof, under the HSR Act relating to the Merger shall have expired or been terminated.

(e)           Requisite Gaming Approvals. All Requisite Gaming Approvals shall have been duly obtained without imposition of material restrictions or conditions that do not apply to the Company and its Subsidiaries as of the date hereof and that would adversely affect in any material respect the operations (including the leasing arrangements) of the Company and its Subsidiaries following the Closing and shall be in full force and effect.

(f)            Information Statement. The Information Statement shall have been mailed to the holders of the Company Shares in accordance with Section 6.4(d) and Regulation 14C of the Exchange Act at least twenty (20) days prior to the Closing.

7.2          Conditions to Obligations of the Company Under This Agreement. The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver by the Company) at or prior to the Effective Time of the following conditions:

(a)           Acquiror Representations and Warranties. Each representation and warranty of Parent and Merger Sub set forth in Article 4 and of Gamma set forth in Article 5, without giving effect to any qualifications as to materiality or Acquiror Material Adverse Effect or other similar qualifications contained therein, shall be true and correct as of the date of this Agreement and at and as of the Effective Time as though made at and as of the Effective Time, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), and except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, an Acquiror Material Adverse Effect.

(b)           Performance of Obligations. The Acquirors shall have performed or complied in all material respects with all covenants and agreements required to be performed or complied with by them under this Agreement (including, in the case of Gamma, performance and compliance with the Real Estate Purchase Agreement, including Section 2.2 thereof) at or prior to the Closing Date.

(c)           Officer’s Certificate. Each of the Acquirors shall have delivered to the Company a certificate, dated the Closing Date and signed by a duly authorized officer of such Acquiror, certifying to the effect that the conditions applicable to such Acquiror set forth in Sections 7.2(a) and (b) have been satisfied.

7.3          Conditions to Obligations of the Acquirors and Merger Sub Under This Agreement. The obligations of the Acquirors and Merger Sub to effect the Merger are further subject to the fulfillment (or waiver by the Acquirors and Merger Sub, except that the condition set forth in Section 7.3(e) may only be waived by the Acquirors and Merger Sub by giving not less than forty-five (45) days’ notice to the Company, which notice may not be given until six (6) months have elapsed from the date of this Agreement) at or prior to the Effective Time of the following conditions:

(a)           Company Representations and Warranties. Each representation and warranty of the Company contained in Sections 3.1 (Organization; Standing; Power), 3.2 (Authority); 3.5 (Ownership and Operations of the Company) and 3.21 (Broker’s Fees), without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar qualifications contained therein, shall be true and correct in all material respects as of the date of this Agreement and at and as of the Effective Time as though made at and as of the

Effective Time, except for (i) representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time) and (ii) representations and warranties that are no longer true and correct in all material respects at and as of the Effective Time due to actions taken pursuant to Section A of the Company Disclosure Letter or the matters contemplated by Section 6.16. Each representation and warranty of the Company set forth in Article 3 (other than the representations and warranties referenced in the immediately preceding sentence), without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar qualifications contained therein, shall be true and correct as of the date of this Agreement and at and as of the Effective Time as though made at and as of the Effective Time, except for representations and warranties that expressly relate to a specific date or time (which need only be true and correct as of such date or time), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Company Material Adverse Effect; provided, that, if the Acquirors elect to defer the Closing Date pursuant to Section 1.3, such representations and warranties shall be true and correct as of the date on which the Closing would have occurred but for such election.

(b)           Performance of Obligations. The Company shall have performed and complied with in all material respects all covenants and agreements required to be performed or complied with by it under this Agreement and the Real Estate Purchase Agreement (including Section 2.3 thereof) at or prior to the Closing Date.

(c)           Company Officer’s Certificate. The Company shall have delivered to each Acquiror a certificate, dated the Closing Date and signed by an executive officer of the Company, certifying to the effect that the Company has satisfied the conditions set forth in Sections 7.3(a) and (b).

(d)           No Company Material Adverse Effect.  Since the date of this Agreement, there shall not have been any event, change, development, occurrence or effect that, individually or in the aggregate with all other events, changes, developments, occurrences or effects that has resulted in a Company Material Adverse Effect; provided, that, if the Acquirors elect to defer the Closing Date pursuant to Section 1.3, there shall not have been any event, change, development, occurrence or effect that, individually or in the aggregate with all other events, changes, developments, occurrences or effects that resulted in a Company Material Adverse Effect through the date on which the Closing would have occurred but for such election.

(e)           Aruba Operations.  The Company shall have distributed, transferred or disposed of the Aruba Operations in accordance with Section 6.16(b).

(f)            Liabilities under ERISA.  No material suit, claim, action, proceeding, demand for payment or funding or imposition of Lien shall have been made, initiated, threatened or imposed on the Acquirors, Merger Sub, the Company, or any of their respective Subsidiaries by the Pension Benefit Guaranty Corporation or any trustee of a defined benefit pension plan in respect of the Controlled Group Plans for which indemnification has not been provided under the Disaffiliation Agreement or otherwise made available by the Significant Stockholder.

7.4          Frustration of Closing Conditions. None of the Acquirors, Merger Sub or the Company may rely on any failure of any condition set forth in this Article 7 to be satisfied if such failure was caused by such party’s breach of this Agreement or, as applicable, the Real Estate Purchase Agreement or the Disaffiliation Agreement.

ARTICLE 8
TERMINATION, AMENDMENT AND WAIVER

8.1          Termination. This Agreement may be terminated, and the Merger and the other transactions contemplated hereby may be abandoned:

(a)           by mutual written consent of the Acquirors, on the one hand, and the Company, on the other hand;

(b)           by the Acquirors, if the duly executed Significant Stockholder Consent shall not have been delivered to the Acquirors and the Company on or prior to 6:00 p.m., New York City time, on the Stockholder Consent Delivery Date;

(c)           by either the Company, on the one hand, or the Acquirors, on the other hand, if any Governmental Entity shall have issued, prior to the Effective Time, an Order permanently restraining, enjoining or otherwise prohibiting, the consummation of the Merger, and such Order shall have become final and non-appealable, or any Law enacted or promulgated by any Governmental Entity is in effect that prevents or makes illegal the consummation of the Merger; provided that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a party if the issuance of, or failure to resolve or have vacated or lifted, such Order was primarily due to a breach by such party of any of its covenants or agreements under this Agreement, the Real Estate Purchase Agreement or the Disaffiliation Agreement, including pursuant to Section 6.5;

(d)           by either the Company, on the one hand, or the Acquirors, on the other hand, if the Effective Time shall not have occurred on or before the date that is nine (9) months from the date hereof (the “Outside Date”); provided that (i) if as of the date that is nine (9) months from the date hereof all of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at, or in the case of the Real Estate Purchase immediately before, the Closing, provided that such conditions are then capable of being satisfied, have been satisfied or waived, other than the conditions set forth in (x) Section 7.1(d) or Section 7.1(e) with respect to the required approvals under the HSR Act or any Requisite Gaming Approval, then the Company, on the one hand, or the Acquirors, on the other hand, may elect to extend the Outside Date to a date that is twelve (12) months after the date hereof, or (y) Section 7.3(e) with respect to the distribution, transfer or disposition of the Aruba Operations contemplated by Section 6.16(b), then the Acquirors may elect to extend the Outside Date to a date that is twelve (12) months after the date hereof, (ii) if the Outside Date has been extended pursuant to clause (i) above and as of the date that is twelve (12) months after the date hereof all of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at, or in the case of the Real Estate Purchase immediately before, the Closing, provided that such conditions are then capable of being satisfied), have been satisfied or waived, other than the conditions set forth in (x) Section 7.1(d) or Section 7.1(e) with respect to the required approvals under the HSR Act or any Requisite Gaming Approval, then the Company, on the one hand, or the Acquirors, on the other hand, may elect to extend the Outside Date to a date that is fifteen (15) months from the date hereof or (y) Section 7.3(e) with respect to the distribution, transfer or disposition of the Aruba Operations contemplated by Section 6.16(b), then the Acquirors may elect to extend the Outside Date to a date that is fifteen (15) months after the date hereof; (iii) the right of either the Company, on the one hand, or the Acquirors, on the other hand to extend the Outside Date pursuant to clauses (i) or (ii) above shall not be available if such electing party or parties is in breach of this Agreement or the Real Estate Purchase Agreement and such breach has primarily caused or resulted in the failure of the Closing to have occurred prior to the Outside Date; and (iv) none of the Company, Parent nor Gamma may terminate this Agreement pursuant to this Section 8.1(d) if it is in breach of this Agreement, the Real Estate Purchase Agreement or the Disaffiliation Agreement, and such breach has primarily caused or resulted in the failure of the Closing to have occurred prior to the Outside Date;

(e)           by the Company, at any time prior to 6:00 p.m., New York City time, on the Stockholder Consent Delivery Date, if the Company Board shall have made a Change of Board Recommendation in accordance with Section 6.3(d); provided that the Company pays, concurrently with the termination, any amounts due pursuant to Section 8.3(a);

(f)            by the Acquirors, at any time prior to the Effective Time, if: (i) there has been a breach by the Company of its representations, warranties, covenants or agreements contained in this Agreement, the Real Estate Purchase Agreement or the Disaffiliation Agreement, in each case, such that any condition to the Merger contained in Sections 7.3(a) or 7.3(b) is not reasonably capable of being satisfied while such breach is continuing, (ii) the Acquirors shall have delivered to the Company written notice of such breach and (iii) such breach is not capable of cure in a manner sufficient to allow satisfaction of the conditions in Sections 7.3(a) and 7.3(b) prior to the Outside Date or, if such breach is capable of cure within thirty (30) days, at least thirty (30) days shall have elapsed since the date of delivery of such written notice to the Company and such breach shall not have been cured within such period; provided that such cure period shall not be available for any breach of the Company’s obligations set forth in the first and second sentences of Section 6.4(a); provided, further, the Acquirors, shall not be permitted to terminate this Agreement pursuant to this Section 8.1(f) if any of the Acquirors or Merger Sub is then in material breach of any of their respective representations, warranties, covenants or agreements contained in this Agreement, the Real Estate Purchase Agreement or the Disaffiliation Agreement; or

(g)           by the Company, at any time prior to the Effective Time, if: (i) there has been a breach by either or both of the Acquirors or Merger Sub of any of their respective representations, warranties, covenants or agreements contained in this Agreement or, as applicable, the Real Estate Purchase Agreement, in each case, such that any condition to the Merger contained in Sections 7.2(a) or 7.2(b) is not reasonably capable of being satisfied while such breach is continuing, (ii) the Company shall have delivered to the Acquirors written notice of such breach and (iii) such breach is not capable of cure in a manner sufficient to allow satisfaction of the conditions in Sections 7.2(a) and 7.2(b) prior to the Outside Date or, if such breach is capable of cure within thirty (30) days, at least thirty (30) days shall have elapsed since the date of delivery of such written notice to the Acquirors, and such breach shall not have been cured within such period; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(g) if the Company is then in material breach of its representations, warranties, covenants or agreements contained in this Agreement, the Real Estate Purchase Agreement or the Disaffiliation Agreement.

8.2          Effect of Termination.

In the event of termination of this Agreement by either the Company or the Acquirors, as provided in Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, this Agreement and the Real Estate Purchase Agreement shall forthwith become void and have no further force and effect (other than this Section 8.2, Section 6.2(b), Section 8.3, Article 9 and Sections 5.2 and 5.3 and Article 6 of the Real Estate Purchase Agreement, each of which shall survive termination of this Agreement); provided that nothing herein shall relieve any party from liabilities for damages incurred or suffered as a result of a material breach of any representations, warranties, covenants or other agreements set forth in this Agreement or the Real Estate Purchase Agreement prior to such termination.

8.3          Termination Fees.

(a)           The parties hereto agree that if this Agreement is terminated by the Acquirors pursuant to Section 8.1(b) or by the Company pursuant to Section 8.1(e), then the Company shall pay to the Acquirors, in such amounts and to such accounts as shall be directed by the Acquirors, prior to or concurrently with such termination, in the case of a termination by the Company, or within two (2) Business Days thereafter, in the case of a termination by the Acquirors, the Termination Fee.

(b)           The parties hereto agree that if this Agreement is terminated either (i) by the Company, on the one hand, or the Acquirors, on the other hand, (A) pursuant to Section 8.1(c), if the relevant Order permanently restraining, enjoining or otherwise prohibiting or Law preventing or making illegal the consummation of the Merger relates to a failure to obtain the necessary clearances under the HSR Act or any Requisite Gaming Approval or (B) pursuant to Section 8.1(d) as a result of the failure to satisfy the conditions set forth in Section 7.1(d) or Section 7.1(e), or (ii) by the Company pursuant to Section 8.1(g), then the Acquirors shall jointly and severally be liable for and shall pay to the Company prior to or concurrently with such termination, in the case of a termination by the Acquirors, or within two (2) Business Days thereafter, in the case of a termination by the Company, the Reverse Termination Fee.

(c)           All payments under this Section 8.3 shall be made by wire transfer of immediately available funds to such accounts as shall be designated in writing by the Acquirors or the Company, as applicable, or in the absence of such designation, an account established for the sole benefit of the Acquirors in the event of the payment of the Termination Fee or an account established for the sole benefit of the Company in the event of the payment of the Reverse Termination Fee.

(d)           Each of the parties acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and the Real Estate Purchase Agreement and that without these agreements, the Acquirors, Merger Sub and the Company would not enter into this Agreement or, as applicable, the Real Estate Purchase Agreement. For the avoidance of doubt, in no event shall the Company be required to pay the Termination Fee on more than one occasion or the Acquirors be required to pay the Reverse Termination Fee on more than one occasion.

(e)           The parties hereby agree that any and all remedies, including, but not limited to, the payment of the Termination Fee or the Reverse Termination Fee, provided in this Agreement will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or at Law or in equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

8.4          Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the agreement of the Company, the Acquirors and Merger Sub by action taken by or on behalf of their respective boards of directors (or equivalent governing bodies) at any time prior to the Effective Time; provided, however, that, after receipt of the Company Stockholder Approval, no amendment may be made which, by Law or in accordance with the rules of the OTCQB, requires further approval by the Company’s stockholders without such approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto; provided, that, to the extent that any amendment, modification or supplement to the provisions which the Parent Financing Sources under the Debt Financing are expressly made third party beneficiaries of in accordance with Section 9.9 hereof (and with respect to any of the foregoing sections, any of the defined terms used therein) is sought which is materially adverse to the rights of any such Parent Financing Source, the prior written consent of the Parent Financing Sources shall be required before any such amendment is rendered effective.

8.5          Acquiror Consents, Notices and Actions.  Any provision of this Agreement that requires the consent, notice or other action of both Acquirors, including any notice of termination pursuant to Section 8.1, shall not be effective unless and until the relevant notice or consent has been given, or such action has been taken, by both Acquirors.

8.6          Waiver. At any time prior to the Effective Time, the Acquirors and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (c) waive compliance by the other with any of the agreements or covenants contained herein; provided, however, that after receipt of the Company Stockholder Approval, there may not be any extension or waiver of this Agreement which decreases the Aggregate Merger Consideration, other than as explicitly contemplated by this Agreement, including but not limited to any adjustment in respect of the Aruba Operations, or which adversely affects the rights of the Company’s stockholders hereunder without the Company Stockholder Approval. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.7          Ancillary Agreement.  Except as set forth in Section 8.7 of the Company Disclosure Letter, no breach of any Ancillary Agreement to be entered into between the

Company and Gamma after the date of this Agreement shall be given effect for purposes of determining whether there has been a breach of any representation, warranty or covenant under this Agreement unless such Ancillary Agreement has, prior to the date of this Agreement, been reviewed and approved by the Company.

ARTICLE 9
GENERAL PROVISIONS

9.1          Non-Survival of Representations and Warranties. None of the representations, warranties or covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time except that this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, including Section 8.2 and Section 8.3, which shall survive to the extent expressly provided for herein.

9.2          Fees and Expenses. Subject to Section 8.2, all Expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same; provided, however, that (a) Parent shall pay all expenses and filing fees incurred or paid in connection with filings pursuant to the HSR Act or the Gaming Approvals and (b) subject to the terms and conditions of this Agreement (including the definition of Aggregate Merger Consideration), the Real Estate Purchase Agreement and the Disaffiliation Agreement, the Company shall pay all transfer Taxes directly attributable to the Transactions, including any transfer Taxes incurred in connection with the distribution, transfer or sale of the Aruba Operations and the Insight Disposition (Gamma to bear all transfer Taxes arising in connection with the Real Estate Purchase Agreement and, subject to the Disaffiliation Agreement, Parent to directly, or indirectly through the Company, bear all other transfer Taxes).

9.3          Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by email, upon the first Business Day after such email is sent if written confirmation of receipt by email is obtained, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a nationally recognized next-day courier if next Business Day delivery is requested, or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by United States registered or certified mail, return receipt requested, postage prepaid. Notices and all other communications and writings required to be given to the Acquirors shall be given to both Parent and Gamma as provided below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Parent or Merger Sub, addressed to it at:

Eldorado Resorts, Inc.

100 West Liberty Street, Suite 1150

Reno, Nevada 89501
Attention: Thomas R. Reeg

Fax: 281-683-7511

E-mail: treeg@eldoradoresorts.com

with a copy to (for information purposes only):

Milbank, Tweed, Hadley & McCloy LLP

2029 Century Park East

Floor 33

Los Angeles, California 90067

Fax: 213-892-4721

Attention: Deborah R. Conrad

E-mail: dconrad@milbank.com

If to Gamma, addressed to it at:

c/o Gaming and Leisure Properties, Inc.

845 Berkshire Blvd, Suite 200

Wyomissing, Pennsylvania 19610

Fax: (610) 401-2901
Attention:  Steven Snyder

E-mail: ssnyder@GLPROPINC.com

with a copy to (for information purposes only):

Goodwin Procter LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018-1405
Fax: (212) 355-3333
Attention:         Yoel Kranz

Jacqueline Mercier

E-mail: ykranz@goodwinlaw.com

jmercier@goodwinlaw.com

If to the Company, addressed to it at:

Tropicana Entertainment Inc.

8345 West Sunset Blvd.

Suite 300

Las Vegas, Nevada 89113

Fax:  609-340-5254

Attention:  Theresa Glebocki

E-mail:  Tglebocki@tropicanaentertainment.com

with copies to (for information purposes only):

American Entertainment Properties Corp.

c/o Icahn Associates LLC

767 Fifth Avenue, 47th Floor

New York, New York 10153

Fax: 866.640.8022

Attention: Keith Cozza

Email: KCozza@sfire.com

Icahn Associates LLC

767 Fifth Avenue, 47th Floor

New York, New York 10153

Fax: 917.591.3310

Attention: Andrew Langham

E-mail: alangham@sfire.com

Thompson Hine LLP

335 Madison Avenue, 12th Floor

New York, NY 10017-4611

Fax: 212.344.6101

Attention: Stuart Welburn

Corby J. Baumann

E-mail: Stuart.Welburn@ThompsonHine.com

Corby.Baumann@ThompsonHine.com

9.4          Certain Definitions. For purposes of this Agreement, the term:

“2018 LTIP Cycle” has the meaning set forth in Section 6.8(d)(ii).

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreements; provided that any such confidentiality agreement need not prohibit the making of an Acquisition Proposal.

“Acquiror Material Adverse Effect” means any change, event, condition, occurrence, state of facts, development or effect that, individually or in the aggregate, prevents or materially impairs or delays the consummation by Gamma, Parent or Merger Sub of any of the Acquiror Transactions.

“Acquirors” has the meaning set forth in the preamble to this Agreement.

“Acquiror Transactions” has the meaning set forth in Section 1.2(a).

“Acquisition Proposal” means any inquiry, offer or proposal from a Third Party concerning (i) a merger, consolidation or other business combination transaction involving the Company, (ii) a sale, lease or other disposition by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of the Company (including Equity Interests of any Subsidiary of the Company) or its Subsidiaries representing more than 20% of the consolidated assets of the Company and its Subsidiaries, based on their fair market value as determined in good faith by the Company Board (or any duly authorized committee thereof), (iii) an issuance or acquisition (including by way of merger, consolidation, business combination or share exchange) of Equity Interests representing more than 20% of the voting power of the Company, or (iv) any combination of the foregoing (in each case, other than the Merger or the Real Estate Purchase); provided, however, that the Aruba Operations and the Aruba Subsidiaries that conduct the Aruba Operations shall not be taken into account for the purposes of clauses (ii) or (iii); provided, further that any inquiry, offer or proposal from a Third Party concerning (x) a merger, consolidation or other business combination transaction involving any of the Aruba Operations or any of the Aruba Subsidiaries, (y) a sale, lease or other disposition by merger, consolidation, business combination, share exchange, joint venture, distribution, spin-off or otherwise, of assets of the Aruba Subsidiaries (including Equity Interests of any such Aruba Subsidiary), or (z) any combination of the foregoing shall not be deemed to be an Acquisition Proposal for the purposes of this Agreement.

“Action” has the meaning set forth in Section 3.4.

“ALTA” means American Land Title Association, or any successor thereto.

“Alternative Financing” has the meaning set forth in Section 6.18(d).

“Affiliate” means, as to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“Aggregate Merger Consideration” means an amount in U.S. dollars equal to: the Parent Merger Consideration plus the Real Estate Purchase Price plus the amount of the Aruba Proceeds (if any) minus the amount of the Aruba Expenses (if any) minus the amount of Insight Liabilities (if any) minus the amount of the Real Estate Purchase Tax Amount minus 50% of the Estimated State Income Tax Amount (which Estimated State Income Tax Amount shall be limited to a maximum of $38,000,000 for this purpose) minus the excess, if any, of the Estimated State Income Tax Amount over $38,000,000.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Ancillary Agreements” means any agreements and instruments executed and delivered in connection with this Agreement, including the Real Estate Purchase Agreement and those agreements and instruments required to effect and consummate the distribution, transfer or sale of the Aruba Operations and the Insight Disposition pursuant to Section 6.16.

“Aruba Expenses” means, without duplication, any and all out-of-pocket costs, fees and expenses (including legal fees) paid, payable or otherwise due to any Third Party, including any Taxes associated with such distribution, transfer or sale, that were incurred by the Company or any of its Subsidiaries prior to the Closing Date in connection with the Company’s distribution, transfer or sale of the Aruba Operations, including a distribution, transfer or sale of the Equity Interests of the Aruba Subsidiaries, as contemplated by Section 6.16(b): provided that if the Acquirors and Merger Sub have given forty-five (45) days’ notice of the waiver of the condition in Section 7.3(e), and the Company has, as of the date that such notice is received by the Company, entered into an Aruba Purchase Agreement, the estimated out-of-pocket costs, fees and expenses (including legal fees) due to any Third Party, including any Taxes associated with the distribution, transfer or sale, that will be incurred by the Company or any of its Subsidiaries in connection with the Company’s distribution, transfer or sale of the Aruba Operations, including a distribution, transfer or sale of the Equity Interests of the Aruba Subsidiaries shall be deemed to have been incurred by the Company as of one (1) day prior to the Closing Date.

“Aruba Operations” means, collectively, the businesses, operations, assets and liabilities of the Aruba Subsidiaries.

“Aruba Proceeds” means, without duplication, any and all amounts, consideration, proceeds, or payments payable or otherwise due to the Company or the holders of the Common Shares relating to the distribution, transfer or sale of the Aruba Operations, including a distribution, transfer or sale of the Equity Interests of the Aruba Subsidiaries, as contemplated by Section 6.16, but which amounts, consideration, proceeds or payments have been received by the Company but have not been distributed or otherwise paid to the holders of Common Shares prior to the Closing; provided that if the Acquirors and Merger Sub have given forty-five (45) days’ notice of the waiver of the condition in Section 7.3(e), and the Company has, as of the date that such notice is received by the Company, entered into an Aruba Purchase Agreement, the consideration payable to the Company under such Aruba Purchase Agreement shall be deemed to have been received by the Company as of one (1) day prior to the Closing Date.

“Aruba Purchase Agreement” means, with respect to the sale of the Aruba Operations and / or the Aruba Subsidiaries pursuant to Section 6.16, a bona fide arms’ length sale and purchase agreement with a credit-worthy and reputable purchaser that is on customary terms and contains no diligence or financing contingency.

“Aruba Subsidiaries” means, collectively, Tropicana Entertainment Cayman Holdings Company LTD. and its subsidiaries, (i) Abura Development Corporation V.B.A., (ii) Tropicana Aruba Casino Operating Co. N.V. and (iii) Tropicana Aruba Resort Operating Corp VBA

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Book-Entry Company Shares” has the meaning set forth in Section 2.2(b)(ii).

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, New York are authorized or obligated by applicable Law to close.

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Certificates” has the meaning set forth in Section 2.2(b)(i).

“Change of Board Recommendation” has the meaning set forth in Section 6.3(a).

“CIC Plan” has the meaning set forth in Section 6.1(d)(i).

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commitment Letter” has the meaning set forth in Section 4.8.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Acquisition Agreement” has the meaning set forth in Section 6.3(a).

“Company Board” has the meaning set forth in recitals to this Agreement.

“Company Board Recommendation” has the meaning set forth in the recitals to this Agreement.

“Company Bylaws” means the Second Amended and Restated By-Laws of Tropicana Entertainment Inc., dated as of January 6, 2011.

“Company Charter” means the Amended and Restated Certificate of Incorporation of Tropicana Entertainment Inc., dated as of March 5, 2010.

“Company Disclosure Letter” has the meaning set forth in the introductory paragraph to Article 3.

“Company Employee” has the meaning set forth in Section 3.13(a).

“Company Ground Leased Real Property” has the meaning set forth in Section 3.17(a).

“Company Intellectual Property” means any and all Intellectual Property and Intellectual Property Rights that are used or practiced by the Company or any of its Subsidiaries.

“Company Leases” has the meaning set forth in Section 3.17(b).

“Company Leased Real Property” has the meaning set forth in Section 3.17(b).

“Company Licensed Parties” has the meaning set forth in Section 3.10(b).

“Company Material Adverse Effect” means any event, occurrence, fact, condition or change that is or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company to consummate the Transactions contemplated hereby on a timely basis; provided, however, that “Company Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company or its Subsidiaries operate; (iii) conditions generally affecting gaming properties in any geographic market in which the Company or its Subsidiaries operate; (iv) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (v) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof;

(vi) any actions required to be taken pursuant to Section 6.5 of this Agreement to obtain any approval or authorization under the HSR Act or applicable Gaming Laws; (vii) any action expressly required or expressly permitted by this Agreement or the Real Estate Purchase Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Acquirors; (viii) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (ix) the announcement, pendency or completion of the transactions contemplated by this Agreement and the Real Estate Purchase Agreement, including the initiation of litigation by any Person who is not party to this Agreement) with respect to this Agreement and the Real Estate Purchase Agreement, and including losses or threatened losses of employees, customers, suppliers, distributors, partners or others having relationships with the Company or its Subsidiaries; (x) any man-made disaster; or (xi) any failure by the Company or its Subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided, further, that, with respect to clauses (i) — (iv) and (viii), the impact of such event, occurrence, fact, condition or change is not disproportionally adverse to the Company and its Subsidiaries, taken as a whole, relative to other companies in the industries and geographic locations in which the Company and its Subsidiaries operate; and provided, further, that no event, occurrence, fact, condition or change primarily with respect to the Aruba Subsidiaries shall be considered for the purposes of determining whether a Company Material Adverse Effect has occurred.

“Company Material Contract” has the meaning set forth in Section 3.15(a).

“Company Owned Real Property” has the meaning set forth in Section 3.17(a).

“Company Plans” has the meaning set forth in Section 3.12(a).

“Company Real Property” has the meaning set forth in Section 3.17(b).

“Company Registered IP” means (i) all Patents, registered Trademarks, applications to register Trademarks, registered Copyrights, applications to register Copyrights, and Domain Names included in the Company Intellectual Property that are registered, recorded or filed by, for, or under authorization from (or in the name of) the Company or any of its Subsidiaries, and (ii) any other applications, registrations, recordings and filings by the Company or any of its Subsidiaries (or otherwise authorized by or in the name of the Company or any of its Subsidiaries) with respect to any Company Intellectual Property.

“Company SEC Documents” has the meaning set forth in Section 3.6(a).

“Company Shares” has the meaning set forth in Section 2.1(a).

“Company Stockholder Approval” has the meaning set forth in Section 3.9.

“Company Vessel” has the meaning set forth in Section 3.17(c).

“Confidentiality Agreement” has the meaning set forth in Section 6.2(b).

“Conveyed Properties” has the meaning set forth in the Real Estate Purchase Agreement.

“Continuing Employee” has the meaning set forth in Section 6.8(a).

“Controlled Group Plan” means any “employee pension benefit plan” as defined under section 3(2) of ERISA that is subject to Title IV of ERISA and that is sponsored, maintained or contributed to, or required to be contributed to, by any ERISA Affiliate other than the Company and its direct and indirect Subsidiaries, or with respect to which such ERISA Affiliate could reasonably be expected to have liability.

“Contract” has the meaning set forth in Section 3.15(a).

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of capital stock or other Equity Interests, as trustee or executor, by Contract or credit arrangement or otherwise.

“Credit Facility” means that certain Credit Agreement, dated November 27, 2013, among the Company, the Lenders Party thereto, Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and Collateral Agent, Credit Suisse Securities (USA) LLC and UBS Securities LLC, as Joint Bookrunners and Joint Lead Arrangers, as amended and with all supplements and joinders thereto, and all ancillary and associated agreements.

“Databases” means databases and other compilations and collections of data or information.

“Debt Financing” has the meaning set forth in Section 4.8.

“Debt Financing Commitment” has the meaning set forth in Section 4.8.

“Debt Financing Conditions” has the meaning set forth in Section 6.18(f).

“D&O Insurance” has the meaning set forth in Section 6.9(c).

“DGCL” has the meaning set forth in the recitals to this Agreement.

“Disaffiliation Agreement” means the Disaffiliation Agreement dated as of the date hereof by and among the Significant Stockholder, the Company, certain Subsidiaries of the Company and Parent.

“Dissenting Shares” has the meaning set forth in Section 2.3.

“Dissenting Stockholder Consideration” has the meaning set forth in Section 2.3.

“Domain Names” means domain names, uniform resource locators and other names and locators associated with the Internet.

“Effective Time” has the meaning set forth in Section 1.3.

“Environment” means soil, soil vapor, surface water, groundwater, land, stream sediments, surface strata, air (including indoor air) or building (including vessel) interior.

“Environmental Condition” means any presence or Release of Hazardous Substances, any exposure to Hazardous Substances or any violation of Environmental Law as a result of which the Company or any of its Subsidiaries, (i) has incurred or would reasonably be expected to incur any Environmental Liability, (ii) is in violation of any Environmental Law, (iii) is required to incur response costs for compliance, investigation or remediation, or (iv) by reason of which the Company Real Property or other assets of the Company or its Subsidiaries, is subject to any Lien under Environmental Laws; provided, however, that none of the foregoing shall be an Environmental Condition if such matter was substantially remediated or otherwise substantially corrected prior to the date hereof in accordance with Environmental Law.

“Environmental Laws” means all applicable and legally enforceable federal, state and local statutes or laws, common law, judgments, orders, regulations, licenses, permits, rules and ordinances relating to Hazardous Substances, pollution, restoration or protection of health, safety or the Environment, including, but not limited to, the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Clean Air Act (42 U.S.C. §7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.) and other similar state and local statutes, in effect as of the date hereof, including any judicial or administrative interpretation thereof.

“Environmental Liabilities” means all liabilities (including all reasonable fees, disbursements and expenses of counsel, expert and consulting fees, and costs of investigation and remediation and responding to government requests for information or documents), fines, penalties, monetary sanctions and interest, resulting from or with respect to any Environmental Condition or any claim or demand, by any Person or entity, under Environmental Law.

“Environmental Permits” means all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

“Entity Seller” has the meaning set forth in the Real Estate Purchase Agreement.

“Equity Interest” means any share, capital stock, partnership, limited liability company, member or similar equity interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable into or for any such share, capital stock, partnership, limited liability company, member or similar equity interest or other instrument or right the value of which is based on any of the foregoing.

“ERISA” has the meaning set forth in Section 3.12(a).

“ERISA Affiliate” means any entity, trade or business, whether or not incorporated, that together with the Company or any Subsidiary, would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA.

“Estimated State Income Tax Amount” has the meaning set forth in the Disaffiliation Agreement.

“Exchange Act” has the meaning set forth in Section 3.3(b).

“Expenses” includes all expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Information Statement and all other matters related to the transactions contemplated by this Agreement.

“Fully Diluted Company Shares” means 23,834,512.

“GAAP” has the meaning set forth in Section 3.6(b).

“Gaming Approvals” means all Permits and Approvals issued by any Gaming Authority or under Gaming Laws necessary for or relating to the conduct of gaming and related activities or the manufacture, distribution, service or sale of alcoholic beverages, the ownership or the operation, management and development of any gaming operations, and, in the case of the Company, including the ownership, operation, management and development of the business of the Company and its Subsidiaries, and, in the case of the Acquirors, including the ownership, operation, management and development of the business of the Acquirors and its Subsidiaries.

“Gaming Authorities” means any Governmental Entities with regulatory control and authority or jurisdiction over casino or other gaming activities and operations, or the manufacture, distribution, service or sale of alcoholic beverages, including but not limited to the Nevada Gaming Control Board, New Jersey Casino Control Commission, New Jersey Division of Gaming Enforcement, Indiana Gaming Commission, Mississippi Gaming Commission, Missouri Gaming Commission, Louisiana Gaming Control Board and the Aruba Ministry of Justice — Department of Casino Affairs.

“Gaming Law” means any applicable foreign, federal, tribal, state, county or local statute, law, ordinance, rule, regulation, permit, consent, approval, finding of suitability, license, judgment, order, decree, injunction or other authorization governing or relating to gaming and related activities (including but not limited to gambling, casino, lottery and pari-mutuel activities) and operations or the manufacture, distribution, service or sale of alcoholic beverages, including the rules and regulations of the Gaming Authorities.

“Gamma” has the meaning set forth in the preamble to this Agreement.

“Gamma License Parties” has the meaning set forth in Section 5.5(a).

“Gamma SEC Documents” means all forms, reports, statements, certifications and other documents filed by Gamma with the SEC since January 1, 2017 and prior to the date hereof.

“Governmental Entity” has the meaning set forth in Section 3.3(b).

“Hazardous Substance” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under applicable Environmental Laws, including any quantity of friable asbestos, urea formaldehyde foam insulation, PCBs, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“HSR Act” has the meaning set forth in Section 3.3(b).

“Improvements” has the meaning set forth in the Real Estate Purchase Agreement.

“Incentive Plan” has the meaning set forth in Section 6.8(d)(i).

“Indebtedness” of any Person means: (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, including any related interest, prepayment penalties or premiums, fees and expenses; (ii) amounts owing as deferred purchase price for property or services, including all capital leases, seller notes and “earnout” payments; (iii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, including any related interest, prepayment penalties or premiums, fees and expenses; (iv) obligations under any interest rate, currency or other hedging agreement or reimbursement obligations in connection with letters of credit; or (v) guarantees with respect to any indebtedness of any other Person of a type described in clauses (i) through (iv) above.

“Indemnitee” has the meaning set forth in Section 6.9(a).

“Information Statement” has the meaning set forth in Section 6.4(b).

“Insight” means Insight Portfolio Group, LLC.

“Insight Disposition” has the meaning set forth in Section 6.16(a).

“Insight Liabilities” means all losses, damages, penalties, fines, costs, Taxes, Expenses and fees (including attorney’s fees) incurred by the Company or any of its Subsidiaries as a result of or in connection with the Insight Disposition.

“Intellectual Property” means any and all of the following to the extent protected by Intellectual Property Rights or Intellectual Property Rights are embodied therein: (i) technology, formulae, algorithms, procedures, processes, methods, techniques, knowhow, ideas, creations, inventions, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice); (ii) technical, engineering, manufacturing, product, marketing, servicing, financial, supplier, personnel and other information and materials; (iii) customer lists, customer contact and registration information, customer correspondence and customer purchasing histories; (iv) specifications, designs, models, devices, prototypes, schematics and development tools; (v) Works of Authorship; (vi) Databases; (vii) Trademarks; (viii) Domain Names; (ix) Trade Secrets; and (x) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed herein.

“Intellectual Property Rights” means any and all rights (anywhere in the world, whether statutory Law, common Law or otherwise) relating to, arising from, or associated with Intellectual Property, including (i) patents and patent applications, utility models and applications for utility models, inventor’s certificates and applications for inventor’s certificates, and invention disclosure statements (“Patents”); (ii) copyrights and all other rights with respect to Works of Authorship and all registrations thereof and applications therefor (including moral and economic rights, however denominated) (“Copyrights”); (iii) other rights with respect to Software, including registrations thereof and applications therefor; (iv) industrial design rights and registrations thereof and applications therefor; (v) rights with respect to Trademarks, and all registrations thereof and applications therefor; (vi) rights with respect to Domain Names, including registrations thereof and applications therefor; (vii) rights with respect to Trade Secrets, including rights to limit the use or disclosure thereof by any Person; (viii) rights with respect to Databases, including registrations thereof and applications therefor; (ix) publicity and privacy rights, including all rights with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials; and (x) any rights equivalent or similar to any of the foregoing.

“IRS” has the meaning set forth in Section 3.12(a).

“Knowledge” means, (a) when used with respect to the Company, the actual knowledge after reasonable inquiry of the individuals listed in Section 9.4(a) of the Company Disclosure Letter, (b) when used with respect to Parent or Merger Sub, the actual knowledge after reasonable inquiry of Gary L. Carano, Anthony Carano, Thomas R. Reeg and Edmund L. Quatmann, Jr. and (c) when used with respect to Gamma, the actual knowledge after reasonable inquiry of Steven Snyder, Brandon Moore and Desiree Burke.

“Law” means any applicable national, provincial, state, municipal and local laws (including common law), statutes, ordinances, codes, decrees, rules, regulations or Orders of any Governmental Entity, in each case, having the force of law.

“Lender” has the meaning set forth in Section 4.8.

“Lender’s Title Policy” shall mean an ALTA lender’s title insurance policy issued by the Title Company in the amount of that portion of the Real Estate Purchase Price allocated to the Conveyed Property, Propco Owned Property, Company Ground Leased Property that is the subject of the related Title Policy.

“Licensed Trademarks” has the meaning set forth in Section 6.16(c).

“Lien” means, with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, pledge, charge, security interest, preferential arrangement, option or other Third Party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“LTIP Cycle” has the meaning set forth in Section 6.8(d)(iii).

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Sub” has the meaning set forth in the preamble to this Agreement.

“MIP” has the meaning set forth in Section 6.8(d).

“Multiemployer Plan” has the meaning set forth in Section 3.12(a).

“Non-Imputation Endorsements” has the meaning set forth in the Real Estate Purchase Agreement.

“Non-Recourse Party” shall mean, with respect to any Person, any of such Person’s former, current and future equity holders, controlling persons, Representatives, Affiliates, members, managers or general or limited partners of any of the foregoing.

“Notice Period” has the meaning set forth in Section 6.3(d)(i).

“Order” means any judgment, order, ruling, decision, writ, injunction, decree or arbitration award of any Governmental Entity.

“Organizational Documents” means (i) the articles or certificate of incorporation, the bylaws and, if applicable, the stockholders agreement of a corporation; (ii) the limited liability company or operating agreement and certificate of formation of a limited liability company; (iii) the partnership agreement and any statement of partnership of a general partnership; (iv) the limited partnership agreement and the certificate of limited partnership of a limited partnership; and (v) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person.

“OTCQB” means the OTCQB Market.

“Outside Date” has the meaning set forth in Section 8.1(d).

“Owned Company Intellectual Property” means any and all Company Intellectual Property that is owned in whole or in part by the Company or any of its Subsidiaries (or that the Company or any of its Subsidiaries claims or purports to own in whole or in part). “Owned Company Intellectual Property” includes, but is not limited to, the Company Registered IP.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Financing Sources” means the Persons that have committed to provide or have otherwise entered into agreements in connection with any of the Debt Financing and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates and Representatives involved in any of the Debt Financing and their successors and assigns.

“Parent License Parties” has the meaning set forth in Section 4.6(a).

“Parent Merger Consideration” means an amount in U.S. dollars equal to Six Hundred Forty Million Dollars ($640,000,000).

“Parent SEC Documents” means all forms, reports, statements, certifications and other documents filed by Parent with the SEC since January 1, 2017 and prior to the date hereof.

“Paying Agent” has the meaning set forth in Section 2.2(a).

“Payment Fund” has the meaning set forth in Section 2.2(a).

“Payoff Letter” has the meaning set forth in Section 6.17.

“Performance Award” has the meaning set forth in Section 6.8(d).

“Performance Award Agreement” means the award agreement pursuant to which the applicable participant’s Performance Award has been granted.

“Permits and Approvals” has the meaning set forth in Section 3.10(a).

“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate measures (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property, (iv) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (v) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; and (vi) Liens that will be released at, or prior to, the Closing Date (including Liens imposed pursuant to the Credit Facility).  For the avoidance of doubt, any Liens that will be released at, or prior to, the Closing Date (including Liens securing the Credit Facility) shall not constitute Permitted Liens for the purpose of (x) the documents to be delivered at the RE Closing by the Company and/or its Subsidiaries to Gamma pursuant to Section 2.3 of the Real Estate Purchase Agreement and (y) any Title Policy issued at the RE Closing.

“Per Share Merger Consideration” means an amount in dollars equal to the quotient of (x) the Aggregate Merger Consideration divided by (y) the Fully Diluted Company Shares.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act), including a Governmental Entity.

“Personal Information” means information related to an identified or identifiable person, including name, mailing address, telephone number, e-mail address, social security number, driver’s license number, credit or debit card number, or financial account information.

“Preferred Stock” has the meaning set forth in Section 3.5(a).

“Proceedings” means all actions, suits, claims, investigations, audits, litigation or proceedings, in each case, by or before (or that could be brought before) any Governmental Entity.

“Propco” has the meaning set forth in the Real Estate Purchase Agreement.

“Propco Owned Property” has the meaning set forth in the Real Estate Purchase Agreement.

“Propco Title Policy” shall mean a Title Policy issued by the Title Company to any Propco in accordance with Section 6.15(a).

“Properties” has the meaning set forth in the Real Estate Purchase Agreement.

“Proposed Changed Terms” has the meaning set forth in Section 6.3(d)(iii).

“Real Estate Purchase” has the meaning set forth in the recitals to this Agreement.

“Real Estate Purchase Agreement” has the meaning set forth in the recitals to this Agreement.

“Real Estate Purchase Price” has the meaning set forth in the Real Estate Purchase Agreement.

“Real Estate Purchase Tax Amount” means the amount of the payment to be made by the Company pursuant to Section 5(c) of the Disaffiliation Agreement in respect of federal income Tax expected to result from or be attributable to the Real Estate Purchase.

“Real Estate Purchase Required Consents” has the meaning set forth in Section 3.17(e).

“RE Closing” has the meaning set forth in the Real Estate Purchase Agreement.

“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon the indoor or outdoor Environment.

“Representatives” means, with respect to a Person, such Person’s directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives.

“Required Information” means (A) all customary information, including financial statements (other than pro forma financial statements which are described below), business and other financial data of the type and form that are customarily included in private placements pursuant to Rule 144A promulgated under the Securities Act (including information required by Regulation S-X and Regulation S-K under the Securities Act, which is understood not to include consolidating financial statements, separate subsidiary financial statements and other financial statements and data that would be required by Sections 3-10 and 3-16 of Regulation S-X and Item 402 of Regulation S-K and information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A and other customary exceptions) and (B) pro forma financial information of the Company and its Subsidiaries to allow Parent to prepare pro forma financial statements of the type and form that are customarily included in private placements pursuant to Rule 144A promulgated under the Securities Act for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period presented.

“Requisite Gaming Approvals” means any required approvals of the Nevada Gaming Control Board, Louisiana Gaming Control Board, Pennsylvania Gaming Control Board, Pennsylvania Racing Commission, Ohio Lottery Commission, Ohio State Racing Commission, West Virginia Lottery Commission, West Virginia Racing Commission, Missouri Gaming Commission, Iowa Racing and Gaming Commission, Colorado Limited Gaming Control Commission, Florida Department of Business and Professional Regulation (Division of Pari-Mutuel Wagering), Mississippi Gaming Commission, Indiana Gaming Commission and the New Jersey Casino Control Commission.

“Reverse Termination Fee” means $92,500,000.00.

“SEC” has the meaning set forth in Section 3.6(a).

“Securities Act” has the meaning set forth in Section 3.3(b).

“Significant Stockholder” means American Entertainment Properties Corp.

“Significant Stockholder Consent” has the meaning set forth in Section 6.4(a).

“Software” means, all (i) computer programs and other software, including software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof; (ii) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections; (iii) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons; (iv) descriptions, flow-charts, architectures, development tools, and other materials used to design, plan, organize and develop any of the foregoing; and (v) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing.

“Stockholder Consent Delivery Date” means initially May 15, 2018; provided, however, that if the Stockholder Consent Delivery Date falls during the Notice Period pursuant to Section 6.3(d)(i), then the Stockholder Consent Delivery Date shall automatically be extended to (if applicable), and all references to the Stockholder Consent Delivery Date shall refer to, the first calendar day after the last day of the Notice Period.

“Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.

“Superior Proposal” means a bona fide unsolicited written Acquisition Proposal (except the references therein to “20%” shall be replaced by “50%”) that the Company Board (or a duly authorized committee thereof) determines in good faith after consultation with legal counsel, taking into account such factors as the Company Board (or any duly authorized committee thereof) considers in good faith to be appropriate (including the conditionality, timing and likelihood of consummation of such proposals), is reasonably likely to be consummated in accordance with its terms taking into account all financial (including economic and financing terms), regulatory (which may include the relative likelihood and timeliness of obtaining Gaming Approvals), legal and other aspects, and, if consummated, would be more favorable from a financial point of view to the Company’s stockholders than the Merger (taking in account any Proposed Changed Terms).

“Surviving Corporation” has the meaning set forth in the recitals to this Agreement.

“Takeover Laws” has the meaning set forth in Section 3.20.

“Taxes” means (i) all federal, state, local or foreign taxes, fees, levies, duties, tariffs, imposts, payments in lieu and other charges in the nature of a tax or any other similar fee, charge, assessment or payment, including, without limitation, income, franchise, windfall or other profits, gross receipts, branch profits, real property, personal property, sales, use, goods and services, net worth, capital stock, license, occupation, premium, commercial activity, customs duties, alternative or add-on minimum, environmental, escheat or unclaimed property, payroll, employment, social security, workers’ compensation, unemployment compensation, disability, excise, severance, estimated, withholding, ad valorem, stamp, transfer, registration, value-added, transactional and gains tax, whether disputed or not, and any interest, penalty, fine or additional amounts imposed in respect of any of the foregoing, and (ii) any liability for any amount described in clause (i) of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or operation of Law or otherwise.

“Taxing Authority” means any Governmental Entity having or purporting to exercise jurisdiction with respect to the determination, collection or imposition of any Tax.

“Tax Return” means any report, return (including information return), statement, claim for refund, election, estimated tax filing or declaration required to be filed or actually filed with a Taxing Authority, including any schedule or attachment thereto, and including any amendments thereof.

“Termination Fee” means $92,500,000.00.

“Third Party” means any Person other than Parent, Merger Sub and their respective Affiliates.

“Title Company” means Chicago Title Insurance Company.

“Title Policy” shall mean, (i) with respect to each Conveyed Property or Propco Owned Property, an ALTA owner’s title insurance policy issued by the Title Company in the amount of the Real Estate Purchase Price allocated to such Conveyed Property or Propco Owned Property, and (ii) with respect to each Company Ground Leased Property, an ALTA leasehold owner’s title insurance policy issued by the Title Company in the amount of the Real Estate Purchase Price allocated to such Company Ground Leased Property.

“Trademarks” means trademarks, service marks, logos and design marks, trade dress, trade names, fictitious and other business names, and brand names, together with all goodwill associated with any of the foregoing.

“Trade Secrets” means the information and materials not generally known to the public, including trade secrets and other confidential and proprietary information.

“Transaction Litigation” has the meaning set forth in Section 6.13.

“Transactions” has the meaning set forth in Section 1.2(a).

“Transferred Real Estate Assets” has the meaning set forth in the Real Estate Purchase Agreement.

“Treasury Regulations” means final and temporary regulations promulgated under the Code.

“Voting Agreement” has the meaning set forth in the recitals to this Agreement.

“Works of Authorship” means Software, websites, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, and other works of authorship and copyrightable subject matter.

9.5                               Headings. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.6                               Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law and in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9.7                               Entire Agreement. This Agreement (together with the Exhibits and Company Disclosure Letter and the other documents delivered pursuant hereto) and the Confidentiality Agreements constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

9.8                               Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of each of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

9.9                               No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, other than pursuant to Sections 6.9 or 9.13, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, the Company shall have the right to pursue damages on behalf of its stockholders in the event of Parent or Merger Sub’s breach or wrongful termination of this Agreement, which right is hereby acknowledged by Parent and Merger Sub. Notwithstanding the foregoing, the Parent Financing Sources and their respective Affiliates are intended third-party beneficiaries of, and may enforce, Sections 8.4, 9.9, 9.11(a), 9.11(c), 9.13, and 9.15 (and with respect to any of the foregoing sections, any of the defined terms used therein to the extent a modification of such definition would modify the substance of such sections), and the definition of Parent Financing Sources and the constituent definitions thereof (and any other provision or definition of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision or definition would modify the substance of such Sections and definitions), it being understood that the foregoing provisions may not be amended in a manner adverse to the Parent Financing Sources in any material respect without their prior written consent.

9.10                        Mutual Drafting; Interpretation; Representations and Warranties.

(a)                                 Each party has jointly participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision.

(b)                                 For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the words “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice”. As used in this Agreement, references to a “party” or the “parties” are intended to refer to a party to this Agreement or the parties to this Agreement. Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this

Agreement and Exhibits, Annexes and Schedules to this Agreement. All references in this Agreement to “dollars” “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive. As used in this Agreement, the words “hereof,” “herein,” “hereby,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Any Contract or Law defined or referred to herein means any such Contract or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated.

(c)                                  Except for the representations and warranties contained in Article 3, Article 4 and Article 5 and in the Real Estate Purchase Agreement, each of Parent, Merger Sub, Gamma and the Company acknowledges that no other party to this Agreement, or any Subsidiaries of any such party, or any other Person on behalf of any such other party or such Subsidiaries, makes any other express or implied representation or warranty in connection with the Acquiror Transactions. Except to the extent any such information is expressly included in a representation or warranty contained in Article 3, Article 4 and Article 5 or in the Real Estate Purchase Agreement, no party to this Agreement or the Real Estate Purchase Agreement or any other Person shall be subject to any liability or indemnification obligation to any other party or other Person resulting from the making available to any other party to this Agreement or the Real Estate Purchase Agreement, or such party’s use of, information, documents or other material made available to the Company, the Acquirors or Merger Sub in connection with the Transactions other than any liability or indemnification obligation arising from fraud. Without limiting the foregoing, each of the Company, Parent, Gamma and Merger Sub acknowledges and agrees that no other party to this Agreement or the Real Estate Purchase Agreement makes any representation or warranty with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating such party, any of such party’s Subsidiaries or their respective businesses or (b) any oral or written information presented by such other party or any of their respective Representatives in the course of their due diligence investigation, the negotiation of this Agreement or the course of the Transactions.

9.11                        Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)                                 This Agreement and all claims and causes of action based upon, arising out of or in connection herewith shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware; provided, however, each of the parties hereto (on behalf of itself and its Affiliates) agrees that any claim, controversy or dispute of any kind or nature (whether based upon contract, tort or otherwise) to which a Parent Financing Source is a party and that is in any way related to the Commitment Letter, this Agreement or any of the transactions contemplated thereby or hereby, including but not limited to any dispute arising out of or relating in any way to the Debt Financing, or the Debt Financing Commitment, shall be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction, provided, however, that, notwithstanding the foregoing, it is understood and agreed that any matter to which a Parent Financing Source is a party that is related to a Company Material Adverse Effect, the interpretation of representations and warranties under this Agreement, or the consummation of the Acquiror Transactions in accordance with the terms of this Agreement, in each case, shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)                                 Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such Court does not have jurisdiction, any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court. Each of the parties agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law. Notwithstanding the foregoing, each of the parties hereto hereby agrees (on behalf of itself and its Affiliates) that (x) it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Parent Financing Sources in any way relating to this Agreement, the Commitment Letter, or any of the transactions contemplated hereby or thereby, including, without limitation, any dispute arising out of or relating in any way to the Commitment Letter, the Debt Financing Commitment or the performance thereof or the Debt Financing contemplated thereby, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York in the County of New York (and the appellate courts thereof), and (y) that the provisions of Section 9.11(c) (relating to the waiver of jury trial) shall apply to any such action, cause of action, claim, cross-claim or third-party claim, and the parties hereto hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation (whether in Law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to the Commitment Letter, Debt Financing Commitment or the performance thereof or the Debt Financing contemplated thereby.

(c)                                  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, THE PARENT FINANCING SOURCES, THE COMMITMENT LETTER, THE DEBT FINANCING COMMITMENT AND/OR THE DEBT FINANCING IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY

ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH ,THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, THE PARENT FINANCING SOURCES, THE COMMITMENT LETTER, THE DEBT FINANCING COMMITMENT AND/OR THE DEBT FINANCING. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11(c).

9.12                        Counterparts. This Agreement may be signed in any number of counterparts, including by facsimile or other electronic transmission each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.13                        Remedies; Joint and Several Liability; Specific Performance. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or at Law or in equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. All obligations of each of Parent and Gamma for monetary damages (but, for the avoidance of doubt, not for equitable relief) under this Agreement and the Real Estate Purchase Agreement are joint and several. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their respective obligations under the provisions of this Agreement and the Real Estate Purchase Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement and the Real Estate Purchase Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that, prior to the valid termination of this Agreement pursuant to Section 8.1, on the understanding that termination pursuant to Section 8.1(d) by the party against which specific performance is sought shall not be deemed “valid” for purposes of this Section 9.13, the parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, the Real Estate Purchase Agreement and the Acquiror Transactions (including the obligation of Company, Parent or Merger Sub to consummate the Merger, and the obligation of Company or Gamma to consummate the Real Estate Purchase, or the obligations of the parties to consummate the other transactions contemplated by this Agreement and the Real Estate Purchase Agreement if such party is required to do so hereunder or thereunder), in each case without posting a bond or other undertaking, this being in addition to any other remedy to which such party is entitled at Law or in equity. The pursuit of specific performance by any party at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled. If a court of competent jurisdiction has declined to specifically enforce the obligations of the Acquirors and Merger Sub to consummate the Transactions pursuant to a claim for specific performance brought against the Acquirors and Merger Sub, and has instead granted an award of damages for such alleged breach, the Company may enforce such award and accept damages for such alleged breach on behalf of its stockholders. The parties acknowledge that the provisions contained in this Section 9.13 are reasonable and necessary to protect the legitimate interests of the Company and constitute a material inducement to the Company to enter into this Agreement. Notwithstanding the foregoing and subject to the rights of the parties to the Debt Financing Commitment under the terms thereof, none of the Company or any of their respective Affiliates or its and their direct and indirect stockholders shall have any rights or claims (whether in contract or in tort or otherwise) against any Parent Financing Source, solely in their respective capacities as lenders or arrangers in connection with the Debt Financing.

9.14                        No Recourse.  Notwithstanding any provision of this Agreement or otherwise, the parties hereto agree, on their own behalf and on behalf of their respective Subsidiaries and Affiliates, that no Non-Recourse Party of such parties shall have any liability under this Agreement.

9.15                        Financing Source Matters.  Each of the parties hereto agree that the Parent Financing Sources shall not have any liability or obligation (whether in contract or in tort, in law or in equity, or granted by statute or otherwise) to the Company, its Affiliates or any of their respective equity holders or representatives for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance (whether willfully, intentionally, unintentionally or otherwise) or breach; provided that nothing in this Section 9.15 shall limit the liability or obligations of the Parent Financing Sources to Parent (and its successors and assigns) and/or the other parties to the Debt Financing under the Debt Financing Commitment (or any fee letters referred to therein).

[Signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub, Gamma and the Company have caused this Agreement to be executed as of the date first written above by their respective officers or managers thereunto duly authorized.

Parent:

ELDORADO RESORTS, INC.

By:	/s/ Gary L. Carano
Name: Gary L. Carano
Title: Chief Executive Officer

Merger Sub:

DELTA MERGER SUB, INC.

By:	/s/ Gary L. Carano
Name: Gary L. Carano
Title: Chief Executive Officer

Gamma:

GLP CAPITAL, L.P.

By:	/s/ Steven T. Snyder
Name: Steven T. Snyder
Title: SVP Corporate Development

Company:

TROPICANA ENTERTAINMENT INC.

By:	/s/ Theresa Glebocki
Name: Theresa Glebocki
Title: Chief Financial Officer

Exhibit A

PURCHASE AND SALE AGREEMENT

dated as of April 15, 2018

by and between

TROPICANA ENTERTAINMENT INC.

and

GLP CAPITAL, L.P.

Exhibits

Exhibit A	RE Sellers, RE Lessees, Entity Sellers and Propcos
Exhibit B	Properties

PURCHASE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Real Estate Purchase Agreement”) is made and entered into as of April 15, 2018, by and between Tropicana Entertainment Inc., a Delaware corporation (the “Company”), and GLP Capital, L.P., a Pennsylvania limited partnership (“Gamma”).  The Company and Gamma are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Company is the direct or indirect owner of (i) the Subsidiaries that own certain real estate property as further described herein and that are identified on Exhibit A attached hereto as owners of such property (the “RE Sellers”), (ii) the Subsidiaries that ground lease certain real estate property as further described herein and that are identified on Exhibit A attached hereto as ground lessees of such property (the “RE Lessees”), and (iii) the Subsidiaries that own certain entities (the “Propcos”) that own certain real estate property as further described herein and that are, along with such Propcos, identified on Exhibit A attached hereto as sellers of such Propco ownership interests (the “Entity Sellers”);

WHEREAS, each RE Seller is the owner of the fee estate of the Real Property set forth opposite its name on Exhibit B attached hereto and more particularly described in Exhibit B attached hereto (the “Conveyed Properties”);

WHEREAS, each RE Lessee is the ground lessee of the Real Property set forth opposite its name on Exhibit B attached hereto and more particularly described in Exhibit B attached hereto (the “Ground Leased Properties”);

WHEREAS, each Propco is the owner of the fee estate of the Real Property set forth opposite its name on Exhibit B attached hereto and more particularly described in Exhibit B attached hereto (the “Propco Properties”).  The Conveyed Properties, the Ground Leased Properties and the Propco Properties are sometimes referred to herein individually as a “Property” and collectively as the “Properties”);

WHEREAS, Gamma wishes to acquire (i) the Conveyed Properties from the RE Sellers, (ii) the leasehold interest in the Ground Leased Properties from each RE Lessee, and (iii) the Propcos from the Entity Sellers, in exchange for the payment of the Real Estate Purchase Price and the assumption by Gamma of certain Liabilities of the Company and its Subsidiaries, including, without limitation, the RE Sellers, the RE Lessees and the Entity Sellers, on the terms and subject to the conditions set forth in this Real Estate Purchase Agreement; and

WHEREAS, concurrently with the execution and delivery of this Real Estate Purchase Agreement, the Company is entering into an Agreement and Plan of Merger (the “Merger Agreement”) with Eldorado Resorts Inc., a Nevada corporation (“Parent”), Delta Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Gamma, pursuant to which, among other things, immediately following the consummation of the transactions contemplated by this Real Estate Purchase Agreement (the “Real Estate Purchase”), Parent, Merger Sub and the Company will effect a merger of Merger Sub with and into the Company, with the Company being the surviving corporation (the “Merger”) on the terms and subject to the conditions set forth in the Merger Agreement.  Capitalized terms used herein without definition shall have the meaning ascribed thereto in the Merger Agreement.

Therefore, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1
PURCHASE AND SALE OF TRANSFERRED REAL ESTATE ASSETS

Section 1.1                                    Purchase and Sale of Purchased Assets.

Upon the terms and subject to the conditions of this Real Estate Purchase Agreement, at the RE Closing the Company shall cause the RE Sellers, the RE Lessees and the Entity Sellers to sell, assign and transfer to Gamma (or its designee), and Gamma will (or will cause its designee to) purchase, acquire and accept from the RE Sellers, the RE Lessees and the Entity Sellers the following assets, properties, rights, Contracts and claims of the RE Sellers, the RE Lessees and the Entity Sellers, wherever located, whether tangible or intangible, and all right, title and interest thereto and thereunder free and clear of all Liens, other than Permitted Liens (collectively, the “Transferred Real Estate Assets”):

(a)                                 the Conveyed Properties;

(b)                                 the Ground Leased Properties;

(c)                                  the Propcos; and

(d)                                 the benefits, rights, rights of Action and claims (express or implied) to the extent related to the Conveyed Properties, the Ground Leased Properties or the Propcos.

Section 1.2                                    Assumed Liabilities.

On the Closing Date, Gamma shall deliver to the Company an instrument of assumption pursuant to which Gamma shall assume and discharge all of the Liabilities of the Company, the RE Sellers, the RE Lessees and the Entity Sellers (other than the Excluded Liabilities) relating to the following:

(a)                                 all Liabilities (i) for breaches (including any action, omission, event, occurrence or fact occurring or in existence which with notice or lapse of time may give rise to a breach) of any lease governing the leasehold of any Ground Leased Property (the “Ground Leases”) occurring or existing on or prior to the Closing Date or (ii) for payments or amounts to the extent they have accrued or become due under any of the Ground Leases on or prior to the Closing Date;

(b)                                 all Liabilities for (i) property and ad valorem Taxes, assessments, sewer rents and similar charges assessed with respect to the ownership of real estate (including interest and penalties) attributable to or imposed upon the Properties for any taxable period (whether

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before or after the RE Closing) and (ii) transfer, stamp, documentary, recording or similar Taxes payable as a result of the sale of the Transferred Real Estate Assets pursuant to this Real Estate Purchase Agreement (whether such Taxes are imposed on transfers of assets or on transfers of equity);

(c)                                  all Environmental Liabilities; and

(d)                                 all Liabilities for violations of zoning and land use Laws relating to the Properties (collectively, “RE Laws”).

Section 1.3                                    Excluded Liabilities.

Notwithstanding anything to the contrary contained in this Real Estate Purchase Agreement or the Merger Agreement, from and after the RE Closing, the Company (including as the Surviving Corporation) shall retain, and Gamma will not have any Liability for, the following Liabilities (collectively, the “Excluded Liabilities”):

(a)                                 any Liability for or with respect to any Indebtedness owed by the Company or any of its Subsidiaries to any other Person (including, for the avoidance of doubt, Indebtedness owed to any Affiliate of the Company or its Subsidiaries);

(b)                                 except as provided in Section 1.2(b), any Liability for Taxes attributable to or imposed upon the Company or any of its Subsidiaries, or attributable to or imposed upon their respective assets or businesses (i) for the Pre-Closing Tax Periods, (ii) of any member of an affiliated, consolidated, combined or unitary group of which the Company or its Subsidiaries (or any predecessor of the foregoing) is or was a member prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or foreign law, or (iii) as a transferee or successor, by contract, law or otherwise, which Taxes relate to an event or transaction occurring on or before the Closing Date;

(c)                                  any Liability relating to employment of any employee, contractor or consultant of the Company or its Subsidiaries arising in the ordinary course of employment or service on or prior to the Closing Date, whether or not covered by workers’ compensation or other forms of insurance;

(d)                                 except for any Liabilities assumed pursuant to Section 1.2, any Liability arising as a result of any Proceeding initiated at any time, to the extent related to any action or omission or event or occurrence or fact occurring or in existence on or prior to the Closing Date, including any Liability for (i) infringement or misappropriation of any Intellectual Property or any other rights of any Person (including any right of privacy or publicity) in any jurisdiction; (ii) breach of product warranties or any contractual or other warranties, whether express or implied or resulting from any course of dealing or conduct; (iii) injury, death, property damage or other losses arising with respect to or caused by products or services provided by any of the Company or any of its Subsidiaries or their respective businesses; or (iv) violations of any applicable Laws (other than RE Laws), including federal and state securities laws, Gaming Laws, and Laws relating to the operation of the Properties (e.g., building code and similar Laws but excluding zoning and land use Laws covered by Section 1.2(d));

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(e)                                  any Liability under or arising out of the Company Plans;

(f)                                   any Liability for making payments or any failure to make payments of any kind to any employees, consultants or contractors or any other service providers in connection with the business of the Company and its Subsidiaries (including as a result of the Transactions, the termination of any employee, consultant or contractor by the Company or its Subsidiary or other claims arising out of the terms of employment with or service to the Company or any of its Subsidiaries) or with respect to payroll Taxes or any other employment Tax Liabilities in any jurisdiction, including any failure to withhold or collect or pay over any such Taxes to the relevant Governmental Entity, in each case, for periods prior to the Closing Date;

(g)                                  any Liability for costs or expenses of the Company and its Subsidiaries in connection with the Transactions;

(h)                                 any Liability attributable to, arising from or existing in relation to the Aruba Operations or the Insight Disposition (including as a result of compliance with, or any breaches of, the covenants in Section 6.16 of the Merger Agreement); and

(i)                                     except as provided in Section 1.2, any Liability, whether or not specifically mentioned in this Section 1.3, to the extent arising out of or resulting from the conduct of the business of the Company and its Subsidiaries or the ownership, operation or use of the assets of the Company and its Subsidiaries, including the Properties, in each case prior to the Closing Date, regardless of when any claim with regard to such Liability is made.

ARTICLE 2
RE CLOSING

Section 2.1                                    RE Closing.

(a)                                 Unless this Real Estate Purchase Agreement is earlier terminated pursuant to Article 5 before satisfaction or waiver of the conditions set forth in Article 4 (other than those conditions to be satisfied or waived at the consummation of the Real Estate Purchase (the “RE Closing”)), the RE Closing shall take place immediately prior to the Effective Time on the Closing Date as provided in the Merger Agreement.

(b)                                 At the RE Closing, as consideration for the Transferred Real Estate Assets, Gamma shall pay, by wire transfer of immediately available funds, $1,210,000,000 (the “Real Estate Purchase Price”) to the Company, or at the Company’s direction, cause the Real Estate Purchase Price to be deposited with the Paying Agent.

Section 2.2                                    Gamma’s Additional Closing Deliverables.

At the RE Closing, in addition to the payment of the Real Estate Purchase Price required by Section 2.1(b), Gamma shall deliver to the Company all of the following:

(a)                                 counterparty signature pages to the Entity Assignment Agreements, executed by a duly authorized representative of Gamma or its designee;

(b)                                 counterparty signature pages to the Ground Lease Assignments;

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(c)                                  if applicable, duly completed and signed real estate transfer Tax forms; and

(d)                                 without limitation by specific enumeration of the foregoing, all other customary documents reasonably required from Gamma and its Subsidiaries to consummate the Real Estate Purchase.

Section 2.3                                    The Company’s Closing Deliverables.

At the RE Closing, the Company shall, and shall cause the RE Sellers, the RE Lessees and the Entity Sellers, as applicable, to, deliver to Gamma or its designee all of the following:

(a)                                 stock certificates, stock powers or membership interest certificates and membership interest transfer powers for any equity interests that are in certificated form or instruments of assignment for uncertificated equity interests as required under the related Organizational Documents of each Propco to transfer the membership interests of such Propco to Gamma or its designee, in customary form and substance reasonably satisfactory to Gamma, the Company and Parent, containing no indemnities or representations or warranties and reflecting the allocation of Liabilities set forth in Section 1.2 and 1.3 above (the “Entity Assignment Agreements”), duly executed by the applicable Entity Seller;

(b)                                 a special warranty deed (or the applicable state law equivalent), in customary form and substance reasonably satisfactory to Gamma, the Company and Parent, duly executed and acknowledged by each applicable RE Seller conveying all of such RE Seller’s right, title and interest in such RE Seller’s Conveyed Property to Gamma (or its designee), subject only to Permitted Liens (the “Deeds”);

(c)                                  an assignment and assumption agreement, in customary form and substance reasonably satisfactory to Gamma, the Company and Parent, containing no indemnities or representations or warranties and reflecting the allocation of Liabilities set forth in Section 1.2 and 1.3 above, duly executed and acknowledged by each applicable RE Lessee assigning all of such RE Lessee’s right, title and interest in the ground lease(s) applicable to such RE Lessee’s Ground Leased Property to Gamma (or its designee), subject only to Permitted Liens (the “Ground Lease Assignments”);

(d)                                 if applicable, duly completed and signed real estate transfer Tax forms;

(e)                                  a certification dated as of the Closing Date that each RE Seller, RE Lessee and Entity Seller or its first direct or indirect owner that is not treated as a disregarded entity for U.S. federal income Tax purposes is not a “foreign person” within the meaning of Section 1445 of the Code, substantially in the form of the sample certificate set forth in Treasury Regulation § 1.1445-2(b)(2)(iv)(B);

(f)                                   written evidence, in customary form and substance reasonably satisfactory to Gamma, the Company and Parent, of release of all Liens on the Transferred Real Estate Assets (including, without limitation, any Liens securing the Credit Facility, which Liens are expressly excluded from the definition of Permitted Liens), other than Permitted Liens, including payoff letters executed by lenders evidencing that, upon repayment of the outstanding applicable

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Indebtedness, such Liens shall be released at the RE Closing, and authorizing Gamma or its or its designee’s agents to file at the RE Closing UCC-3 termination statements with respect to any such Liens;

(g)                                  such affidavits in customary form and substance as the Title Company may reasonably require in order to omit from each Title Policy all exceptions for (A) parties in possession claiming through the applicable RE Seller, RE Lessee or Propco (provided an exception specifically listing any tenants or subtenants occupying the applicable Property shall be permitted); and (B) mechanics’ liens relating to work commissioned by the Company or any of its Subsidiaries prior to the RE Closing;

(h)                                 such other affidavits in customary form and substance as the Title Company may reasonably require to issue a non-imputation endorsement (each, a “Non-Imputation Endorsement”) and the Date Down Endorsement to each Propco Title Policy, if available;

(i)                                     resignations (including release of claims), effective as of the Closing Date, of all directors and officers of the Propcos, unless otherwise designated by Gamma in advance;

(j)                                    all books, records, corporate minute books and other files (on computer disc, if available) maintained by the Company and its Subsidiaries relating to the Transferred Real Estate Assets; and

(k)                                 without limitation by specific enumeration of the foregoing, all other customary documents reasonably required from the Company and its Subsidiaries to consummate the Real Estate Purchase.

ARTICLE 3
COVENANTS

Section 3.1                                    Allocation.

Within forty-five (45) days after the RE Closing, Gamma shall provide the Company and the Significant Stockholder with a proposed allocation of the Real Estate Purchase Price (and any other items treated as additional purchase price for U.S. federal income tax purposes pursuant to Section 3.2) among the Company’s assets deemed purchased for U.S. federal income tax purposes, which allocation shall be consistent with the allocation determined pursuant to Section 3.2(b).  Each of the Company and the Significant Stockholder shall have the right to approve the proposed allocation.  In the event the parties cannot agree on the allocation within thirty (30) days after the Company’s and the Significant Stockholder’s receipt of the proposed allocation, the dispute shall be resolved by a mutually agreeable, independent third-party accounting firm (which shall be the same accounting firm which provided the allocation in Section 3.2(b) if such an allocation was required), the fees and disbursements of which shall be shared equally by Gamma, the Company and the Significant Stockholder.  Gamma, the Company and the Significant Stockholder shall file all tax returns, and take all positions for tax purposes, consistent with the foregoing allocation, except in each case as otherwise required by a final determination within the meaning of Section 1313 of the Code.  Gamma, the Company and the

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Significant Stockholder shall make appropriate adjustments to the allocation to reflect any items treated as adjustments to the Real Estate Purchase Price pursuant to Section 3.2.

Section 3.2                                    State Income Tax-Related Payments.

(a)                                 The Company, Parent and the Significant Stockholder entered into the Disaffiliation Agreement as of the date hereof.  The Disaffiliation Agreement applies, in part, to the payment of certain State Income Taxes (as defined in the Disaffiliation Agreement) by the Company and its Subsidiaries.

(b)                                 At least forty-five (45) days prior to the RE Closing, Gamma shall provide the Company with a proposed allocation of the Real Estate Purchase Price for federal, state and local income tax purposes on a Real Property by Real Property basis to assist in the calculation of the Estimated State Income Tax Amount (as defined in Section 5(d) of the Disaffiliation Agreement).  The Company shall have the right to approve the proposed allocation.  In the event the parties cannot agree on the allocation within fifteen (15) days after the Company’s receipt of the proposed allocation, this dispute shall be resolved by a mutually agreeable, independent third-party accounting firm, the fees and disbursements of which shall be shared equally by Gamma and the Company; provided, however, that the Company shall not dispute the proposed allocation unless the Significant Stockholder has agreed to reimburse the Company for the Company’s share of such fees and disbursements incurred prior to the Effective Time.

(c)                                  At the RE Closing, Gamma shall pay to the Company one-third (33.33%) of the Estimated State Income Tax Amount (as defined in and determined pursuant to Section 5(d) of the Disaffiliation Agreement), provided that the amount Gamma shall pay to the Company under this Section 3.2(c) shall never exceed $12,666,667.  If the Actual State Income Tax Amount (as defined in and determined pursuant to Section 5(e) of the Disaffiliation Agreement) is greater than the Estimated State Income Amount (as defined in Section 5(d) of the Disaffiliation Agreement), then Gamma shall pay to the Company one-third (33.33%) of such excess, provided that the maximum amount paid by Gamma under this Section 3.2(c) can never exceed $12,666,667.  If both (x) the Actual State Income Tax Amount (as defined in Section 5(e) of the Disaffiliation Agreement) is less than $38,000,000 and (y) the Estimated State Income Tax Amount (as defined in Section 5(d) of the Disaffiliation Agreement) is in excess of the Actual State Income Tax Amount (as defined in Section 5(e) of the Disaffiliation Agreement), then the Company shall pay to Gamma an amount equal to one-third (33.33%) of the excess of (i) the lesser of (A) $38,000,000 or (B) the Estimated State Income Tax Amount (as defined in Section 5(d) of the Disaffiliation Agreement) over (ii) the Actual State Income Tax Amount (as defined in Section 5(e) of the Disaffiliation Agreement).  Any payment pursuant to this Section 3.2(c) shall be treated as an adjustment of the Real Estate Purchase Price for income tax purposes except as otherwise required by applicable Law.

Section 3.3                                    Tax Cooperation.

(a)                                 Prior to the RE Closing, Gamma, the Company, Parent and the Significant Stockholder shall endeavor in good faith to agree upon the Estimated State Income Tax Amount (as defined in Section 5(d) of the Disaffiliation Agreement).  In the event that such parties are unable to come to an agreement concerning the Estimated State Income Tax Amount (as defined

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in Section 5(d) of the Disaffiliation Agreement) by the date that is fifteen (15) days prior to the RE Closing, the Company shall, acting in good faith (and in accordance with Section 5(d) of the Disaffiliation Agreement) determine the Estimated State Income Tax Amount (as defined in Section 5(d) of the Disaffiliation Agreement), and shall provide Gamma with such amount no later than fifteen (15) days prior to the RE Closing.

(b)                                 Gamma shall have the right to review and comment on any Tax Return with respect to State Income Taxes (as defined in the Disaffiliation Agreement) to be filed by the Company or any of its Subsidiaries to the extent that it relates to a taxable year that includes the RE Closing and the Company shall accept any such comments to the extent that such comments are reasonable and relate to the Section 338 Election (as defined in Section 6(a) of the Disaffiliation Agreement) or the Real Estate Purchase.  The Company shall provide copies of any such Tax Return to Gamma no later than thirty (30) days prior to the relevant due date of such Tax Return along with the Company’s calculation of the Actual State Income Tax Amount (as defined in Section 5(e) of the Disaffiliation Agreement).

(c)                                  With respect to any audits or proceedings with respect to State Income Taxes (as defined in the Disaffiliation Agreement) of the Company or any of its Subsidiaries for the taxable year that includes the RE Closing, Gamma shall be entitled to participate, at Gamma’s expense, in the defense of such tax audit or proceeding.  The Company may not settle such tax audit or proceeding without Gamma’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed) if the resolution of such tax audit or proceeding could reasonably be expected to have an adverse effect on Gamma.

Section 3.4                                    Closing Documents.  Within thirty (30) days following the date hereof, Gamma shall provide the form of each of the Entity Assignment Agreements, the Deeds, and the Ground Lease Assignments.  Each of Gamma and the Company will negotiate in good faith in order to finalize such forms as soon as reasonably practicable thereafter.

ARTICLE 4
CONDITIONS TO CLOSING

Section 4.1                                    Conditions to Each Party’s Obligation to Effect the RE Closing.

The respective obligations of each Party to effect the RE Closing is subject to the satisfaction (or waiver, if permissible under Law) of each of the following:

(a)                                 the conditions set forth in subsections (a) and (c) through (f) of Section 7.1 of the Merger Agreement shall have been satisfied or waived in accordance with the terms of the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, provided that such conditions are then capable of being satisfied); and

(b)                                 the Merger Agreement shall not have been terminated.

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Section 4.2                                    Additional Conditions to Obligation of Gamma.

The obligations of Gamma to effect the RE Closing is subject to the satisfaction of each of the following conditions on or prior to the Closing Date, any of which may be waived in whole or in part in a writing executed by Gamma:

(a)                                 Merger Agreement Conditions.  The conditions set forth in Section 7.3 of the Merger Agreement shall have been satisfied or waived in accordance with Section 7.3 of the Merger Agreement.

Section 4.3                                    Additional Conditions to Obligation of the Company.

The obligation of the Company to effect the RE Closing is subject to the satisfaction of each of the following conditions on or prior to the Closing Date, any of which may be waived in whole or in part in a writing executed by the Company:

(a)                                 Merger Agreement Conditions.  The conditions set forth in Section 7.2 of the Merger Agreement shall have been satisfied or waived in accordance with Section 7.2 of the Merger Agreement.

Section 4.4                                    Frustration of Closing Conditions.

Neither Gamma nor the Company may rely on any failure to any condition set forth in this Article 4 to be satisfied if such failure was caused by such party’s breach of this Real Estate Purchase Agreement or the Merger Agreement.

Section 4.5                                    Rescission.

Notwithstanding the foregoing, if for any reason the RE Closing occurs and the Merger is not consummated in accordance with Article 2 of the Merger Agreement, this Real Estate Purchase Agreement and those instruments delivered in order to effect the consummation of the transactions contemplated by this Agreement shall automatically be voidable or revocable by either Gamma or the Company for twenty-four (24) hours from the RE Closing, and if Gamma or the Company elects to void or revoke this Real Estate Purchase Agreement within such twenty-four (24) hour period, the parties hereto shall immediately take or cause all actions to provide for the rescission of the consummation of the transactions consummated hereby; provided, however, that if this Real Estate Purchase Agreement is rescinded pursuant to this Section 4.5, then Gamma shall reimburse the Company for any and all transfer, stamp, documentary, recording or similar Taxes payable and actually incurred by the Company as a result of the rescission of this Agreement (whether such Taxes are imposed on transfers of assets or on transfers of equity).

ARTICLE 5
TERMINATION, TERMINATION FEES AND REMEDIES

Section 5.1                                    Termination.

This Real Estate Purchase Agreement shall automatically terminate if the Merger Agreement is terminated pursuant to its terms.

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Section 5.2                                    Effect of Termination.

In the event of termination of this Real Estate Purchase Agreement as provided in Section 5.1:

(a)                                 this Real Estate Purchase Agreement shall forthwith become void and have no further force and effect (provided that Sections 8.2, 6.2(b) and 8.3 and Article 9 of the Merger Agreement and this Section 5.2 and Section 5.3 and Article 6 of this Real Estate Purchase Agreement shall survive termination of this Real Estate Purchase Agreement or the Merger Agreement); provided that nothing herein shall relieve any party from liabilities for damages incurred or suffered as a result of a material breach of any representations, warranties, covenants or other agreements set forth in this Real Estate Purchase Agreement or in the Merger Agreement prior to such termination; and

(b)                                 the Confidentiality Agreements shall remain in effect.

Section 5.3                                    Remedies.

The parties hereto shall be entitled to those remedies provided for in Section 9.13 of the Merger Agreement, without duplication.

ARTICLE 6
MISCELLANEOUS

Section 6.1                                    Definitions.

(a)                                 For purposes of this Real Estate Purchase Agreement, the term:

“Appurtenances” means, with respect to each Property, the applicable RE Seller’s, RE Lessee’s or Propco’s right, title and interest, if any, in and to: (i) all minerals, oil, gas and other hydrocarbon substances on or under the Land; (ii) all development rights, air rights, or riparian rights relating to the Real Property; (iii) any interest in and to any streets, alleys, easements, rights-of-way and public ways adjacent to the Land; and (iv) all strips and gores.

“Fixtures” means, with respect to each Property, all equipment, machinery, fixtures, and other items of property, including all components thereof, that (i) are now or hereafter located in, on or used in connection with and permanently affixed to or otherwise incorporated into the Improvements and (ii) qualify as long lived assets, together with all replacements, modifications, alterations and additions thereto.

“Improvements” means, with respect to each Property, all buildings, structures, barges, riverboats, Fixtures and other improvements of every kind now or hereafter located on the Land or connected thereto including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site to the extent a RE Seller, a RE Lessee or a Propco has obtained any interest in the same), parking areas and roadways appurtenant to such buildings and structures.

“Land” means, with respect to each Property, those parcels of land ascribed to such Property and more particularly described in Exhibit B attached hereto.

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“Liability” and “Liabilities” mean any direct or indirect liability, obligation, commitment or expense of any Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

“Pre-Closing Tax Period” means: (i) any Taxable period that ends on or before the Closing Date; and (ii) the portion of any Straddle Period ending on the Closing Date.

“Real Property” means, with respect to each Property, the Land, the Improvements, all leaseholds, easements, rights and Appurtenances relating to the Land and Improvements and the Fixtures.

“Straddle Period” means any Taxable period that includes but does not end on the Closing Date.

Section 6.2                                    Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

Section 9.11 of the Merger Agreement shall apply to the Company and Gamma hereunder mutatis mutatis.

Section 6.3                                    Notices.

Section 9.3 of the Merger Agreement shall apply to the Company and Gamma hereunder mutatis mutatis.

Section 6.4                                    Interpretation.

For purposes of this Real Estate Purchase Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Real Estate Purchase Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” As used in this Real Estate Purchase Agreement, the words “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice”. Except as otherwise indicated, all references in this Real Estate Purchase Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Real Estate Purchase Agreement and Exhibits, Annexes and Schedules to this Real Estate Purchase Agreement. All references in this Real Estate Purchase Agreement to “dollars” “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive. As used in this Real Estate Purchase Agreement, the words “hereof,” “herein,” “hereby,” “hereunder” and words of similar import shall refer to this Real Estate Purchase Agreement as a whole and not to any particular provision of this Real Estate Purchase Agreement. Any Contract or Law defined or referred to herein means any such Contract or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated.

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Section 6.5                                    Headings.

The table of contents and headings contained in this Real Estate Purchase Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Real Estate Purchase Agreement.

Section 6.6                                    Entire Agreement.

This Real Estate Purchase Agreement and all documents and instruments referred to in this Real Estate Purchase Agreement, including the Merger Agreement, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Real Estate Purchase Agreement.  The Parties make no representations or warranties to each other, except as contained in this Real Estate Purchase Agreement and the Merger Agreement, and any and all prior representations and warranties made by any Party or its Representatives, whether orally or in writing, are deemed to have been merged into this Real Estate Purchase Agreement, it being intended that no such prior representations or warranties shall survive the execution and delivery of this Real Estate Purchase Agreement.

Section 6.7                                    Non-Survival or Representations and Warranties.

None of the representations, warranties or covenants in this Real Estate Purchase Agreement, the Merger Agreement or in any instrument delivered pursuant to this Real Estate Purchase Agreement or the Merger Agreement shall survive the RE Closing except that this Section 6.7 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the RE Closing, which shall survive to the extent expressly provided for herein.

Section 6.8                                    Severability.

If any term or other provision of this Real Estate Purchase Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Real Estate Purchase Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Real Estate Purchase Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law and in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 6.9                                    Assignment.

Neither this Real Estate Purchase Agreement nor any of the rights, interests or obligations under this Real Estate Purchase Agreement shall be assigned, by operation of Law or otherwise, in whole or in part, by any of the Parties without the prior written consent of the other Parties; provided, however, that Gamma may assign any of its rights, interests and obligations hereunder to an Affiliate of Gamma; provided that Gamma shall not be relieved of any obligations

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hereunder until fully performed by such assignee and, pursuant to Section 1.1 of the Merger Agreement, Gamma shall guarantee all of the obligation of its designee under this Real Estate Purchase Agreement.  Any attempted or purported assignment in violation of the preceding sentence shall be null and void and of no effect whatsoever.

Section 6.10                             Binding Effect; Parties of Interest.

Subject to Section 6.9, this Real Estate Purchase Agreement shall be binding upon and inure solely to the benefit of each Party and their respective successors and permitted assigns, and nothing in this Real Estate Purchase Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Real Estate Purchase Agreement.  Notwithstanding the foregoing, Parent is a third-party beneficiary to this Real Estate Purchase Agreement and is entitled to the rights and benefits hereunder and may enforce the provisions hereof as if it were a party hereto.

Section 6.11                             Mutual Drafting.

Each Party has jointly participated in the drafting of this Real Estate Purchase Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties. If an ambiguity or question of intent or interpretation arises, this Real Estate Purchase Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision.

Section 6.12                             Amendment.

This Real Estate Purchase Agreement may be amended by the Company and Gamma (subject to compliance with the proviso in Section 8.4 of the Merger Agreement); provided, however, that such amendment is effected by an instrument in writing signed on behalf of each of Gamma and the Company and Parent has consented in writing to such amendment.

Section 6.13                             Extension; Waiver.

At any time prior to the RE Closing, Gamma, on the one hand, and the Company, on the other hand, may, with the prior written consent of Parent, (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (c) waive compliance by the other with any of the agreements or covenants contained herein; provided, however, that the consent of Parent shall not be required in order to extend the time period for performance in accordance with Section 8.1(d) of the Merger Agreement.

Section 6.14                             Facsimile Signatures; Counterparts.

This Real Estate Purchase Agreement may be signed in any number of counterparts, including by facsimile or other electronic transmission each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Real Estate Purchase Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by all of the other Parties hereto. Until and unless each Party has

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received a counterpart hereof signed by the other Party hereto, this Real Estate Purchase Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Real Estate Purchase Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Real Estate Purchase Agreement.

Section 6.15                             Fees and Expenses.

Except as otherwise expressly provided in this Real Estate Purchase Agreement or the Merger Agreement, all fees and Expenses incurred in connection with this Real Estate Purchase Agreement and the Real Estate Purchase shall be paid by the Party who has incurred the same, whether or not the RE Closing is consummated.

Section 6.16                             Gamma’s Reliance on its Investigations and Release.

The provisions of this Section 6.16 shall survive the RE Closing indefinitely and shall not be deemed merged into any of the Closing documents.

(a)                                 GAMMA ACKNOWLEDGES AND AGREES, BY CONSUMMATING THE RE CLOSING, IT WILL BE DEEMED TO HAVE BEEN GIVEN A FULL OPPORTUNITY TO INSPECT AND INVESTIGATE EACH AND EVERY ASPECT OF EACH OF THE PROPERTIES, EITHER INDEPENDENTLY OR THROUGH AGENTS OF GAMMA’S CHOOSING.  AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT, THE COMPANY AND GAMMA AGREE THAT THE RE SELLERS ARE SELLING AND GAMMA IS PURCHASING AND TAKING THE PROPERTIES ON AN “AS IS — WHERE IS” BASIS, WITH ANY AND ALL LATENT AND PATENT DEFECTS. GAMMA ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY SET FORTH IN THE MERGER AGREEMENT AND THE OTHER INSTRUMENTS DELIVERED PURSUANT TO THE MERGER AGREEMENT, IT IS SOLELY RELYING UPON ITS EXAMINATION OF THE PROPERTIES AND IT IS NOT RELYING UPON ANY REPRESENTATION, STATEMENT OR OTHER ASSERTION OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM THE COMPANY OR ANY RE SELLER OR THEIR AGENTS OR BROKERS AS TO ANY MATTER CONCERNING THE PROPERTIES OR OTHERWISE, INCLUDING, WITHOUT LIMITATION: (I) THE QUALITY, NATURE, ADEQUACY AND PHYSICAL CONDITION OF THE PROPERTIES, INCLUDING, BUT NOT LIMITED TO, ACCESS, THE STRUCTURAL ELEMENTS, FOUNDATION, ROOF, APPURTENANCES, ACCESS, PARKING FACILITIES AND THE ELECTRICAL, MECHANICAL, HVAC, PLUMBING, SEWAGE, AND UTILITY SYSTEMS, FACILITIES AND APPLIANCES, (II) THE QUALITY, NATURE, ADEQUACY, AND PHYSICAL CONDITION OF SOILS, GEOLOGY AND ANY GROUNDWATER, (III) THE EXISTENCE, QUALITY, NATURE, ADEQUACY AND PHYSICAL CONDITION OF UTILITIES SERVING THE PROPERTIES, (IV) THE DEVELOPMENT POTENTIAL OF THE PROPERTIES, AND EACH PROPERTY’S USE, HABITABILITY, MERCHANTABILITY, SUITABILITY, VALUE OR FITNESS OF ANY PROPERTY FOR ANY PARTICULAR PURPOSE, (V) THE ZONING OR OTHER LEGAL STATUS OF ANY PROPERTY OR ANY OTHER PUBLIC OR PRIVATE RESTRICTIONS

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ON USE OF ANY PROPERTY, (VI) THE COMPLIANCE OF THE PROPERTIES OR THEIR OPERATION WITH ANY APPLICABLE CODES, LAWS, REGULATIONS, STATUTES, ORDINANCES, COVENANTS, CONDITIONS AND RESTRICTIONS OF ANY GOVERNMENTAL OR QUASI-GOVERNMENTAL ENTITY OR OF ANY OTHER PERSON OR ENTITY, (VII) THE PRESENCE OF HAZARDOUS MATERIALS ON, UNDER OR ABOUT ANY PROPERTY OR ANY ADJOINING OR NEIGHBORING PROPERTY, (VIII) THE QUALITY OF ANY LABOR AND MATERIALS USED IN ANY IMPROVEMENTS ON THE PROPERTIES, (IX) THE CONDITION OF TITLE TO THE PROPERTIES, (X) ANY FORECASTS, PROJECTIONS OR ESTIMATES OF FUTURE RESULTS, INCLUDING THE NET OPERATING INCOME WITH RESPECT TO THE PROPERTIES, AND (XI) THE ECONOMICS OF THE OPERATION OF THE PROPERTIES.

(b)                                 WITHOUT LIMITING THE ABOVE, EXCEPT AS OTHERWISE PROVIDED IN ANY AGREEMENT ENTERED INTO BETWEEN GAMMA AND/OR ITS AFFILIATES, ON THE ONE HAND, AND THE COMPANY AND/OR ITS AFFILIATES, ON THE OTHER HAND (INCLUDING, WITHOUT LIMITATION, ANY COVENANT OR OBLIGATION OF THE COMPANY AND/OR ITS AFFILIATES PURSUANT TO ANY SUCH AGREEMENT), EFFECTIVE UPON THE CLOSING, GAMMA, FOR AND ON BEHALF OF ITSELF, ANY ENTITY AFFILIATED WITH GAMMA AND ITS SUCCESSORS AND ASSIGNS, WAIVES ITS RIGHT TO RECOVER FROM AND FOREVER RELEASES AND DISCHARGES THE COMPANY, THE RE SELLERS, THEIR AFFILIATES, PARTNERS, MEMBERS, SHAREHOLDERS, INVESTMENT MANAGERS, PROPERTY MANAGERS, TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS OF EACH OF THEM AND THEIR RESPECTIVE PREDECESSORS, HEIRS, SUCCESSORS, PERSONAL REPRESENTATIVES AND ASSIGNS (COLLECTIVELY, “SELLER INDEMNITEES”) FROM AND AGAINST ANY AND ALL DEMANDS, CLAIMS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, LOSSES, LIABILITIES, DAMAGES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS OR EXPENSES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND COSTS) OF WHATEVER KIND OR NATURE, DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING OR FUTURE, CONTINGENT OR OTHERWISE (INCLUDING ANY ACTION OR PROCEEDING, BROUGHT OR THREATENED, OR ORDERED BY ANY APPROPRIATE GOVERNMENTAL ENTITY) THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY CONNECTED WITH OR RELATING TO ANY ASSUMED LIABILITY, THE PROPERTY OR ITS CONDITION OR ANY RE LAW APPLICABLE THERETO, INCLUDING WITHOUT LIMITATION, THE PRESENCE, MISUSE, USE, DISPOSAL, RELEASE OR THREATENED RELEASE OF ANY HAZARDOUS MATERIALS AT ANY PROPERTY AND ANY LIABILITY OR CLAIM RELATED TO THE PROPERTY ARISING UNDER ANY ENVIRONMENTAL LAWS, BUT IN ALL EVENTS EXCLUDING (I) ANY OBLIGATIONS OF THE COMPANY OR ITS SUBSIDIARIES UNDER THIS REAL ESTATE PURCHASE AGREEMENT OR ANY INSTRUMENT DELIVERED PURSUANT TO THIS REAL ESTATE PURCHASE AGREEMENT OR THE MERGER AGREEMENT THAT EXPRESSLY SURVIVE THE RE CLOSING OR THE CLOSING (II) THE FRAUDULENT ACTIONS OF THE COMPANY OR ITS SUBSIDIARIES.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned have caused this Real Estate Purchase Agreement to be signed by their respective duly authorized officers as of the date first written above.

TROPICANA ENTERTAINMENT INC.

BY:	/s/ Theresa Glebocki
NAME:	Theresa Glebocki
TITLE:	Chief Financial Officer

GLP CAPITAL, L.P.

BY:	/s/ Steven T. Snyder
NAME:	Steven T. Snyder
TITLE:	SVP Corporate Development

S-1

Exhibit B

EXECUTION VERSION

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of April 15, 2018, is entered into by and among GLP Capital, L.P., a Pennsylvania limited partnership (“Gamma”), Eldorado Resorts, Inc., a Nevada corporation (“Parent”), and the undersigned stockholder (the “Stockholder”) and beneficial owners (the “Beneficial Owners” and together with the Stockholder, the “Stockholder Parties”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently with this Agreement, (i) Tropicana Entertainment Inc., a Delaware corporation (the “Company”), and Gamma are entering into a Real Estate Purchase Agreement (as may be amended from time to time, the “Real Estate Purchase Agreement”), which provides for the sale of substantially all of the real estate assets of the Company to Gamma (the “Real Estate Purchase”), and (ii) the Company, Gamma, Parent and Delta Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”), which provides for the merger of Merger Sub with and into the Company (the “Merger”);

WHEREAS, the Stockholder is the record owner and the Beneficial Owners are the beneficial owners (within the meaning of Rule 13d-3 under the Exchange Act, which meaning will apply for all purposes of this Agreement whenever the term “beneficial owner” or “beneficially own” is used) of shares of common stock, par value $0.01 per share, of the Company (“Shares”) as set forth below such party’s signature on the signature page hereto (the “Owned Shares”; the Owned Shares and any additional Shares or other voting securities of the Company of which the Stockholder Parties acquire record or beneficial ownership after the date hereof, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the Stockholder Parties’ “Covered Shares”);

WHEREAS, as a condition and inducement to Parent’s and Gamma’s willingness to enter into the Real Estate Purchase Agreement and the Merger Agreement, as applicable, and to proceed with the transactions contemplated thereby, including the Real Estate Purchase and the Merger, Parent, Gamma, and the Stockholder Parties are entering into this Agreement; and

WHEREAS, the Stockholder Parties acknowledge that Parent and Gamma are entering into the Real Estate Purchase Agreement and the Merger Agreement, as applicable, in reliance on the representations, warranties, covenants and other agreements of the Stockholder Parties set forth in this Agreement, and would not enter into the Real Estate Purchase Agreement and the Merger Agreement, as applicable, if the Stockholder Parties did not enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Gamma and the Stockholder Parties hereby agree as follows:

Section 1.                                           Agreement to Vote.  Subject to the earlier termination of this Agreement in accordance with Section 3, the Stockholder agrees that it shall (or cause the applicable holder of record of its Covered Shares to), and each Beneficial Owner agrees that he or it shall cause any applicable holder of record of its Covered Shares to, validly execute and deliver to the Company no later than 6:00 p.m., New York City time, on the Stockholder Consent Delivery Date the written consent in the form attached hereto as Annex I pursuant to which the Stockholder shall irrevocably approve and adopt the Merger Agreement

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and the Real Estate Purchase Agreement and the sale of substantially all of the assets of the Company pursuant to the terms of the Real Estate Purchase Agreement and the Merger Agreement (the “Supported Matters”) in accordance with Sections 228(c), 251(c) and 271(a) of the DGCL.  In addition, from and after the date hereof until the termination of this Agreement in accordance with Section 3, at any meeting of the Company’s stockholders (or any adjournment or postponement thereof), however called, or in connection with any action proposed to be taken by written consent of the stockholders of the Company, the Stockholder agrees to take the following actions (or cause the applicable holder of record of its Covered Shares to take the following actions) and each Beneficial Owner agrees to cause any applicable holder of record of its or his Covered Shares to take the following actions:  (a) appear and be present (in accordance with the Bylaws of the Company) at such meeting of the Company’s stockholders or otherwise cause its Covered Shares to be counted as present thereat for purposes of calculating a quorum; (b) to affirmatively vote and cause to be voted all of its Covered Shares in favor of (“for”), or, if action is to be taken by written consent in lieu of a meeting of the Company’s stockholders, deliver to the Company a duly executed affirmative written consent in favor of (“for”), the Supported Matters; and (c) to vote or cause to be voted all of its Covered Shares against, and not provide any written consent with respect to (i) any Acquisition Proposal and (ii) any action, proposal, transaction or agreement that is intended to or would (1) result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Real Estate Purchase Agreement or the Merger Agreement or of the Stockholder under this Agreement, (2) impede, interfere with, delay, postpone, discourage or adversely affect the timely consummation of the Real Estate Purchase or the Merger or any of the other transactions contemplated by the Real Estate Purchase Agreement, the Merger Agreement or this Agreement or (3) change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company’s charter or Bylaws).  Notwithstanding the foregoing, the obligations in this Section 1 shall only apply with respect to (A) sub-sections (a) and (b) to the extent that the Supported Matters are submitted for a vote at any such meeting or are the subject of any such written consent and (B) sub-section (c) to the extent that any Acquisition Proposal or any of the matters contemplated by Section 1(c)(ii) are submitted for a vote at any such meeting or are the subject of any such written consent.  No Stockholder Party shall take or commit or agree to take any action inconsistent with the foregoing.

Section 2.                                           Inconsistent Agreements.  Each Stockholder Party hereby represents, covenants and agrees that, except as contemplated by this Agreement, neither such Stockholder Party, nor any entity under the control of such Stockholder Party (a) has entered into, or shall enter into at any time prior to the Termination Date (as defined below), any voting agreement or voting trust with respect to its Covered Shares nor (b) has granted, or shall grant at any time prior to the Termination Date, a proxy or power of attorney with respect to its Covered Shares, in either case, which is inconsistent with the obligations of such Stockholder Party pursuant to this Agreement.

Section 3.                                           Termination.  This Agreement shall terminate upon the earliest of (a) the Effective Time, (b) the termination of the Real Estate Purchase Agreement or the Merger Agreement in accordance with its terms and (c) written notice of termination of this Agreement by Parent and Gamma to the Stockholder Parties (such earliest date being referred to herein as the “Termination Date”); provided, that the provisions set forth in Sections 6, 7 and 9 through 23 shall survive the termination of this Agreement; provided, further that no such termination will relieve any party hereto from any liability for any material breach of this Agreement occurring prior to such termination.

Section 4.                                           Representations and Warranties of the Stockholder Parties.  Each Stockholder Party hereby represents and warrants to Parent and Gamma as follows:

(a)                                 The Stockholder is the record owner, and the Beneficial Owners are the beneficial owners of, the Owned Shares, and the Stockholder has good and valid title to the Owned Shares, free and clear of Liens other than as created by this Agreement.  The Stockholder Parties have the

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only voting power, power of disposition, power to demand appraisal rights and power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Owned Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities Laws and the terms of this Agreement.  As of the date hereof, other than the Owned Shares, the Stockholder Parties do not own beneficially or of record any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

(b)                                 Each Stockholder Party that is an entity is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.  Each Stockholder Party has all requisite power, authority and legal capacity to execute and deliver this Agreement and to perform its or his obligations hereunder.  The execution, delivery and performance of this Agreement by each Stockholder Party that is an entity, the performance by such Stockholder Party of its obligations hereunder and the consummation by such Stockholder Party of the transactions contemplated hereby have been duly and validly authorized by such Stockholder Party and no other actions or proceedings on the part of such Stockholder Party are necessary to authorize the execution and delivery by such Stockholder Party of this Agreement, the performance by such Stockholder Party of its obligations hereunder or the consummation by such Stockholder Party of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by each Stockholder Party and, assuming due authorization, execution and delivery by Parent and Gamma, constitutes a legal, valid and binding obligation of such Stockholder Party, enforceable against each it or him in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c)                                  Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of any Stockholder Party for the execution, delivery and performance of this Agreement by such Stockholder Party or the consummation by such Stockholder Party of the transactions contemplated hereby, other than as contemplated by the Merger Agreement or the Real Estate Purchase Agreement, and (ii) neither the execution, delivery or performance of this Agreement by such Stockholder Party, nor the consummation by such Stockholder Party of the transactions contemplated hereby, nor compliance by such Stockholder Party with any of the provisions hereof shall (A) conflict with or violate, any provision of the organizational documents of such Stockholder Party (if such Stockholder Party is an entity), (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or asset of such Stockholder Party pursuant to, any Contract to which such Stockholder Party is a party or by which such Stockholder Party or any properties or assets of such Stockholder Party is bound or affected or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Stockholder Party or any of such Stockholder Party’s properties or assets, except, in the case of each of sub-clause (i) and (ii), as would not restrict, prohibit or impair the performance by such Stockholder Party of its obligations under this Agreement.

(d)                                 There is no action, suit, investigation, complaint or other proceeding pending or, to the knowledge of any Stockholder Party, threatened against such Stockholder Party or any of its or his Affiliates that would impair the ability of such Stockholder Party to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement in a timely manner.

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Section 5.                                           Certain Covenants of the Parties.

(a)                                 Each Stockholder Party hereby covenants and agrees as follows:

(i)                                     Prior to the Termination Date, and except as contemplated hereby, such Stockholder Party shall not (A) tender into any tender or exchange offer, (B) sell (constructively or otherwise), transfer, offer, exchange, pledge, hypothecate, grant, encumber, assign or otherwise dispose of or encumber (collectively “Transfer”), or enter into any contract, option, agreement or other arrangement or understanding with respect to the Transfer of any of its Covered Shares or beneficial ownership or voting power thereof or therein (including by operation of Law, or through the granting of any proxies or powers of attorney, in connection with a voting trust or voting agreement with respect to any); (C) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any material assets of the Company or any of its subsidiaries (other than the Aruba Operations or pursuant to the Insight Disposition); (D) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the rules of the Securities and Exchange Commission (the “SEC”)) to vote any voting securities of the Company to (I) not adopt or approve the Supported Matters or (II) approve any other matter that if approved would reasonably be expected to prevent, interfere with, discourage, impair or delay the consummation of the Supported Matters; (E) make any public announcement with respect to, or submit a proposal for, or offer for (with or without conditions), any transaction involving the Company or its subsidiaries or its and its subsidiaries’ securities or assets, except as required by Law or in connection with the Aruba Operations or pursuant to the Insight Disposition; (F) form, join or in any way participate in a “group” (as defined in Section 13(d)(3) under the Exchange Act) in connection with any of the actions expressly described in any of clauses (A)-(E) of this Section 5(a)(i); or (G) agree (whether or not in writing) to take any of the actions referred to in this Section 5(a)(i).  Any action in violation of this provision shall be void.

(ii)                                  From and after the date hereof until the Effective Time, or, if earlier, the termination of the Merger Agreement, each Stockholder Party agrees that it shall not, directly or indirectly, initiate, solicit, facilitate or knowingly encourage any Acquisition Proposal or the making or submission thereof or the making of any proposal that could reasonably be expected to lead to any Acquisition Proposal. Each Stockholder Party agrees that it cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussion or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Third Party (or its agents or advisors) in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished on behalf of the Company and its Affiliates to return or destroy (and confirm destruction of) all such information.

(iii)                               Prior to the Termination Date, in the event that any Stockholder Party acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional Shares or other voting interests with respect to the Company, such Shares or voting interests shall, without further action of the parties, be deemed Covered Shares and subject to the provisions of this Agreement, and the number of Shares held by such Stockholder Party set forth below such Stockholder Party signature on the signature page hereto will be

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deemed amended accordingly and such Shares or voting interests shall automatically become subject to the terms of this Agreement.

Section 6.                                           Stockholder Party Capacity.  This Agreement is being entered into by each Stockholder Party solely in its or his capacity as a record and/or beneficial owner of the Covered Shares, and nothing in this Agreement shall restrict or limit the ability of such Stockholder Party or any affiliate of such Stockholder Party who is a director, officer or employee of the Company to take any action in his or her capacity as a director, officer or employee of the Company, including the exercise of fiduciary duties to the Company or its stockholders.

Section 7.                                           Appraisal Rights.  No Stockholder Party shall exercise any rights to demand appraisal of any Covered Shares or right to dissent that may arise with respect to the Merger, and each Stockholder Party hereby waives any such rights of appraisal or rights to dissent that such Stockholder Party may have under applicable Law.

Section 8.                                           Disclosure.  So long as this Agreement is in effect, none of the Stockholder Parties, Gamma or Parent shall issue any press release or make any public statement with respect to this Agreement without the prior written consent of each other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by applicable Law or the rules or regulations of any applicable U.S. securities exchange, OTCQB or Governmental Entity to which the relevant party is subject, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance or (b) with respect to any press release or other public statement by such Stockholder Party permitted by Section 5(a)(i)(E).

Section 9.                                           Non-Survival of Representations, Warranties and Covenants.  The representations, warranties and covenants of the Stockholder Parties contained herein shall not survive the Termination Date, other than those contained within the provisions that the parties have agreed will survive the termination of this Agreement pursuant to Section 3.

Section 10.                                    Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by email, upon the first Business Day after such email is sent if written confirmation of receipt by email is obtained, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a nationally recognized next-day courier if next Business Day delivery is requested, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by United States registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to Parent, to:

Eldorado Resorts, Inc.

100 West Liberty Street, Suite 1150

Reno, Nevada 89501

Attention:	Thomas R. Reeg
E-mail:	treeg@eldoradoresorts.com

with a copy (which shall not constitute notice) to:

Milbank, Tweed, Hadley & McCloy LLP

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2029 Century Park East

Floor 33

Los Angeles, California 90067

Attention:	Deborah R. Conrad
E-mail:	dconrad@milbank.com

if to Gamma, to:

c/o Gaming and Leisure Properties, Inc.

845 Berkshire Blvd, Suite 200

Wyomissing, Pennsylvania 19610

Attention:	Steven Snyder
E-mail:	ssnyder@GLPROPINC.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

The New York Times Building

620 Eighth Avenue

New York, New York 10018-1405

Attention:	Yoel Kranz
Jacqueline Mercier
E-mail:	ykranz@goodwinlaw.com
jmercier@goodwinlaw.com

if to the any Stockholder Party, to the address(es) set forth on the signature page to this Agreement, with a copy (which shall not constitute notice) to:

Icahn Associates LLC

767 Fifth Avenue, 47th Floor

New York, New York 10153

Fax: 917.591.3310

Attention:	Andrew Langham
Louie Pastor
E-mail:	alangham@sfire.com
LPastor@ielp.com

Section 11.                                    Interpretation.  When a reference is made in this Agreement to a Section, Article, Schedule or Exhibit, such reference shall be to a Section, Article, Schedule or Exhibit of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement or in any Schedule or Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement.  All Schedules and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

Section 12.                                    Entire Agreement.  This Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement of the parties, and supersedes all prior written agreements,

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arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 13.                                    No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 14.                                    Governing Law.  This Agreement and all claims and causes of action based upon, arising out of or in connection herewith shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware

Section 15.                                    Submission to Jurisdiction.  Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such Court does not have jurisdiction, any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court. Each of the parties agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

Section 16.                                    Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 17.                                    Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, subject to the limitations contained in this Section 17, each of Parent and Gamma shall be entitled to seek specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the State of Delaware located in New Castle County, Delaware or any federal court located in Wilmington, Delaware, this being in addition to any other remedy to which such party is entitled at Law or in equity, without any requirement to post security as a prerequisite to obtaining equitable relief.

Section 18.                                    No Recourse.  Notwithstanding any provision of this Agreement or otherwise, the parties to this Agreement agree, on their own behalf and on behalf of their respective Subsidiaries and Affiliates, that no Non-Recourse Party of the parties to this Agreement shall have any liability under this

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Agreement.

Section 19.                                    Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 20.                                    Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 20.

Section 21.                                    Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.  This Agreement may be executed by signatures delivered by facsimile or email, and a copy hereof that is executed and delivered by a party by facsimile or email (including in .pdf format) will be binding upon that party to the same extent as a copy hereof containing that party’s original signature.

Section 22.                                    Facsimile or Electronic Signature.  This Agreement may be executed by facsimile or electronic signature and a facsimile or electronic signature shall constitute an original for all purposes.

Section 23.                                    No Presumption Against Drafting Party.  Parent, Gamma and the Stockholder Parties acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ELDORADO RESORTS, INC.

By:	/s/ Gary L. Carano
Name:	Gary L. Carano
Title:	Chief Executive Officer

GLP CAPITAL, L.P.

By:	/s/ Steven T. Snyder
Name:	Steven T. Snyder
Title:	SVP Corporate Development

[Signature Page to Voting and Support Agreement]

AMERICAN ENTERTAINMENT PROPERTIES CORP.

By:	/s/ Keith Cozza
Name:	Keith Cozza
Title:	President

Number of Shares of Company Common Stock Owned of Record as of the Date of this Agreement:
19,984,418

Stockholder Party’s Address for Notice:

c/o Icahn Associates LLC
767 Fifth Avenue, 47th Floor
New York, New York 10153

[Signature Page to Voting and Support Agreement]

ICAHN ENTERPRISES HOLDINGS

BY: ICAHN ENTERPRISES G.P. INC., ITS GENERAL PARTNER

By:	/s/ Peter Reck
Name:	Peter Reck
Title:	Chief Accounting Officer

Number of Shares of Company Common Stock Beneficially Owned as of the Date of this Agreement:
19,984,418

Stockholder Party’s Address for Notice:

c/o Icahn Associates LLC
767 Fifth Avenue, 47th Floor
New York, New York 10153

[Signature Page to Voting and Support Agreement]

ICAHN ENTERPRISES G.P. INC.

By:	/s/ Keith Cozza
Name:	Keith Cozza
Title:	President

Number of Shares of Company Common Stock Beneficially Owned as of the Date of this Agreement:
19,984,418

Stockholder Party’s Address for Notice:

c/o Icahn Associates LLC
767 Fifth Avenue, 47th Floor
New York, New York 10153

[Signature Page to Voting and Support Agreement]

BECKTON CORP.

By:	/s/ Edward E. Mattner
Name:	Edward E. Mattner
Title:	Authorized Signatory

Number of Shares of Company Common Stock Beneficially Owned as of the Date of this Agreement:
19,984,418

Stockholder Party’s Address for Notice:

c/o Icahn Associates LLC
767 Fifth Avenue, 47th Floor
New York, New York 10153

[Signature Page to Voting and Support Agreement]

CARL C. ICAHN

By:	/s/ Carl C. Icahn
Name:	Carl C. Icahn

Number of Shares of Company Common Stock Beneficially Owned as of the Date of this Agreement:
19,984,418

Stockholder Party’s Address for Notice:

c/o Icahn Associates LLC
767 Fifth Avenue, 47th Floor
New York, New York 10153

[Signature Page to Voting and Support Agreement]

ANNEX I

ACTION BY WRITTEN CONSENT
OF THE MAJORITY STOCKHOLDER
OF TROPICANA ENTERTAINMENT INC.

Pursuant to Section 228(a) of the Delaware General Corporation Law (the “DGCL”) and the certificate of incorporation and bylaws of Tropicana Entertainment, Inc., a Delaware corporation (the “Company”), the undersigned, being the holder of at least a majority of the outstanding capital stock of the Company (the “Stockholder”), hereby adopts and consents in writing to the resolutions set forth below, which actions shall be deemed to be adopted to the same extent and to have the same force and effect as if such resolutions were adopted by the vote of holders of outstanding capital stock having not less than the  minimum number of votes that would be necessary to authorize or take such action at a special meeting of the stockholders of the Company duly called and held for the purposes of acting upon proposals to adopt such resolutions.  Capitalized terms used but not defined herein have the meanings given to such terms in the Merger Agreement (as defined below).

Approval of Asset Sale, Merger, Real Estate Purchase Agreement and Merger Agreement

WHEREAS, the Board has approved (i) the Purchase and Sale Agreement, dated as of April 15, 2018, by and between GLP Capital, L.P., a Pennsylvania limited partnership (“GLP”), and the Company (the “Real Estate Purchase Agreement”), and (ii) the Agreement and Plan of Merger, dated as of April 15, 2018, by and among Eldorado Resorts, Inc., a Nevada corporation (“Parent”), Delta Merger Sub, Inc., a Delaware corporation (“Merger Sub”), GLP and the Company (the “Merger Agreement”);

WHEREAS, the Real Estate Purchase Agreement provides for, among other things, the sale of the Transferred Real Estate Assets (as defined in the Real Estate Purchase Agreement) to GLP in accordance with the terms of the Real Estate Purchase Agreement, which, together with the distribution, transfer or sale of the Aruba Operations and the Insight Disposition contemplated by the Merger Agreement, may be deemed to constitute a sale of substantially all of the assets of the Company (the “Asset Sale”);

WHEREAS, the Merger Agreement provides for, immediately following the Asset Sale, the merger of Merger Sub with and into the Company in accordance with the terms of the Merger Agreement and the DGCL, with the Company continuing as the surviving corporation of the Merger (the “Merger”);

WHEREAS, pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each issued and outstanding share of the Company’s common stock, par value $0.01 per share (the “Common Stock”), other than Dissenting Shares and all shares of Common Stock held or owned by Parent or Merger Sub, shall be cancelled and converted into the right to receive the Per Share Merger Consideration, subject to the terms of the Merger Agreement;

WHEREAS, the Stockholder has had an opportunity to review the proposed terms of the Real Estate Purchase Agreement and the Merger Agreement, the exhibits attached thereto, and other information regarding the Real Estate Purchase Agreement and the Merger

Agreement, the transactions contemplated thereby, and other matters, documents, certificates, and agreements contemplated therein;

WHEREAS, in accordance with Section 271(a) of the DGCL, the Board has submitted the Real Estate Purchase Agreement to the Stockholder for approval and adoption and has recommended that the Stockholder adopt and approve the Real Estate Purchase Agreement and the Asset Sale; and

WHEREAS, in accordance with Section 251(c) of the DGCL, the Board has submitted the Merger Agreement to the Stockholder for approval and adoption and has recommended that the Stockholder adopt and approve the Merger Agreement and the Merger.

NOW, THEREFORE, BE IT:

RESOLVED, that the Real Estate Purchase Agreement and the Merger Agreement are hereby adopted and approved in all respects, and the Asset Sale and the Merger as set forth in the Real Estate Purchase Agreement and the Merger Agreement and all of the other transactions contemplated by the Real Estate Purchase Agreement and the Merger Agreement are hereby authorized and approved in all respects.

Waiver of Appraisal Rights

RESOLVED, that the Stockholder hereby acknowledges awareness and an understanding of the right to demand appraisal of its shares of Common Stock and dissent to the Merger pursuant to Section 262 of the DGCL and has received and had the opportunity to read a copy of such section and hereby waives all and shall not pursue any such appraisal rights.

Waiver of Notice Requirements

RESOLVED, that the Stockholder hereby waives any and all notice requirements applicable to the Asset Sale, the Merger, the Real Estate Purchase Agreement, the Merger Agreement and any of the transactions contemplated therein contained in or pursuant to the Company’s bylaws or articles of incorporation, applicable law, and/or any contract between the Company and the Stockholder.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned, being the holder of at least a majority of the outstanding capital stock of the Company, has executed this Action by Written Consent of the Majority Stockholder of Tropicana Entertainment Inc. as of               , 2018.

AMERICAN ENTERTAINMENT PROPERTIES CORP.

By:
Name:
Title:

[Signature Page to Stockholder Written Consent]

Exhibit C

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TROPICANA ENTERTAINMENT INC.

FIRST:  The name of the corporation is Tropicana Entertainment Inc. (hereinafter referred to as the “Corporation”).

SECOND:  The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended, the “General Corporation Law”).

FOURTH:  The total number of shares of stock which the Corporation shall have authority to issue is 100 shares of common stock, par value $0.01 per share.

FIFTH:  The directors shall have power to adopt, amend or repeal Bylaws of the Corporation, except as may otherwise be provided in the Bylaws of the Corporation.

SIXTH:  To the fullest extent permitted by the General Corporation Law, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this provision shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification. The rights conferred on any director by this provision shall not be exclusive of any other rights which any director may have or hereafter acquire under law, this Certificate, the Bylaws of the Corporation, an agreement, vote of stockholders or otherwise.  This provision shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify or to advance expenses to persons other than the directors of the Corporation.

SEVENTH:  Elections of directors need not be by written ballot, except as may otherwise be provided in the Bylaws of the Corporation.

Exhibit D

TROPICANA ENTERTAINMENT INC.

- A Delaware Corporation -

THIRD AMENDED AND RESTATED BYLAWS
(Adopted as of [•], 2018)

ARTICLE I.

MEETINGS OF STOCKHOLDERS

Section 1.1  Annual Meetings.  The annual meeting of the stockholders for the election of directors of Tropicana Entertainment Inc. (the “Corporation”) and for the transaction of such other business as may properly come before such meeting shall be held each year on such date and at such time and place, within or outside the State of Delaware, as may be designated by the Board of Directors.

Section 1.2  Special Meetings.  Special Meetings of the stockholders may be called by the Board of Directors, the Chairman of the Board, if any, the Vice Chairman, if any, the President, any Vice President, or the holders of a majority of the shares of the Corporation then issued and outstanding and entitled to vote at such meeting.  Any such meeting shall be held on such date and such time and place, within or outside the State of Delaware, as may be designated by the person or persons calling such meeting.

Section 1.3  Notice of Meetings; Waiver of Notice.

(a)  Notice of Meetings.  Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given by mail, facsimile, telegram, cable or personal delivery by or at the direction of the Chairman of the Board, if any, the Vice Chairman, if any, the President, any Vice President, the Secretary, any Assistant Secretary or other persons calling the meeting, and shall state the place, date and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called.  Unless otherwise provided by law, the written notice of any meeting shall be given not less than five (5) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting.  If mailed, such notice shall be directed to each stockholder at his address as it appears on the records of the Corporation.

(b)  Waiver of Notice.  Whenever notice is required to be given to the stockholders under any provision of law, the Certificate of Incorporation of the Corporation or these Bylaws, a written waiver signed by a stockholder entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice.  Attendance of a stockholder at a meeting shall constitute a waiver of notice of such meeting, except when the stockholder attends such meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of business because the meeting is not lawfully called or convened.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice unless so required by the Certificate of Incorporation of the Corporation.

Section 1.4  Quorum.  The presence at any meeting, in person or by proxy, of the holders of record of a majority of the shares then issued and outstanding and entitled to vote shall be necessary and sufficient to constitute a quorum for the transaction of business, except as otherwise provided by law or the Certificate of Incorporation of the Corporation.

Section 1.5  Adjournments.  In the absence of a quorum, a majority in interest of the stockholders entitled to vote, present in person or by proxy at a meeting, or, if no stockholder entitled to vote is present in person or by proxy, any officer entitled to act as chairman or secretary of such meeting, may adjourn the meeting to another time or place.

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken.  At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting.  If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 1.6  Organization.  The Chairman of the Board, or, if there is no Chairman or in his absence or disability, the Vice Chairman, if any, or the President or any Vice President, or, in the absence of all of them, a chairman appointed by the stockholders, shall act as chairman of all meetings of stockholders.  The Secretary or, in his absence or disability, any Assistant Secretary, or, in the absence of both of them, a secretary appointed by the chairman of the meeting, shall act as secretary at all meetings of stockholders.

Section 1.7  Voting.  Unless otherwise provided in the Certificate of Incorporation of the Corporation or required by law, each stockholder shall be entitled to one (1) vote for each share of capital stock held by such stockholder which is registered in his name on the record date for the meeting.  Unless otherwise provided in the Certificate of Incorporation, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.  Except as otherwise provided by law, in all other matters the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders.  Voting, including voting for the election of directors, need not be by written ballot.

Section 1.8  Proxies.  Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate actions in writing may authorize another person or persons to act for him by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period.  A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.

Section 1.9  Stockholder List.  The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address and number of shares registered in the name of each

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stockholder.  Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held.  The list shall also be produced and kept at the time and place of the meeting during the entire time thereof, and may be inspected by any stockholder who is present.

Section 1.10  Inspectors of Election.  In advance of any stockholders’ meeting, the Board of Directors may appoint one (1) or more inspectors to act at the meeting and make a written report thereof.  The Board of Directors may designate one (1) or more persons as alternate inspectors to replace any inspector who fails to act.  If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one (1) or more inspectors to act at the meeting.  Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his ability.

Section 1.11  Fixing the Record Date.  So that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or to receive payment of any dividend or other distribution or allotment of any rights, or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix in advance a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and (a) in the case of a meeting, shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, or (b) in the case of a written consent, shall not exceed by more than ten (10) days the date upon which the resolution fixing the record date is adopted by the Board, or (c) in the case of any other action, shall not be more than sixty (60) days prior to such action.  Only those stockholders of record on the date so fixed shall be entitled to any of the foregoing rights, notwithstanding the transfer of any stock on the books of the Corporation after any such record date fixed by the Board of Directors.

ARTICLE II.

CONSENT OF STOCKHOLDER IN LIEU OF MEETING

Unless otherwise provided in the Certificate of Incorporation, any action required by law or these Bylaws to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation as required by law.  Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not so consented in writing.

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ARTICLE III.

BOARD OF DIRECTORS

Section 3.1  Number.  The Board of Directors shall consist of such directors, not less than one (1), but not more than seven (7), in number as may be fixed from time to time by resolution of either the Board of Directors or the stockholders in accordance with applicable law (each being subject to any subsequent resolutions of either of them).

Section 3.2  Election and Term of Office.  Directors shall be elected at the annual meeting of the stockholders, except as provided in Sections 3.3 or 3.11 of these Bylaws.  Each director (whether elected at an annual meeting or to fill a vacancy or otherwise) shall hold office until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal in the manner hereinafter provided.

Section 3.3  Vacancies and Additional Directorships.  Unless otherwise provided in the Certificate of Incorporation of the Corporation, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors in office, although less than a quorum, or by a sole remaining director.  Unless otherwise provided in the Certificate of Incorporation of the Corporation, when one (1) or more directors shall resign from the Board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to be effective upon the effectiveness of such resignation or resignations.

Section 3.4  Meetings.

(a)  Regular Meetings.  The Board of Directors may by resolution provide for the holding of regular meetings for the organization of the Corporation, for the election of officers and for the transaction of such other business as may properly come before the meeting, and may fix the times and places at which such meetings shall be held.  Notice of regular meetings shall not be required to be given, provided that whenever the time or place of regular meetings shall be fixed or changed, notice of such action shall be given promptly by mail, electronic mail, facsimile, telegram, radio, cable, telephone or personal delivery to each director who shall not have been present at the meeting at which such action was taken, addressed, sent, delivered or communicated to him at his residence or usual place of business.

(b)  Special Meetings.  Special meetings of the Board of Directors may be called by or at the direction of the Chairman of the Board, if any, the Vice Chairman, if any, the President, any Vice President or one-third (1/3) or more of the directors then in office, except that when the Board of Directors consists of one (1) director, then such director may call a special meeting.  Except as otherwise required by law, notice of each special meeting shall be mailed to each director, addressed to him at his residence or usual place of business, at least five (5) days before the day on which such meeting is to be held, or shall be sent to him at such place by facsimile, telegram, radio or cable, or telephoned or delivered to him personally, not later than twenty-four (24) hours before the day on which such meeting is to be held.  Such notice shall

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state the time and place of such meeting, but need not state the purpose thereof, unless otherwise required by law, the Certificate of Incorporation of the Corporation or these Bylaws.

(c)  Waiver of Notice.  Whenever notice is required to be given to the directors under any provision of law, the Certificate of Incorporation of the Corporation or these Bylaws, a written waiver, signed by the director entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice.  Attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except when a director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the directors need be specified in any written waiver of notice unless so required by the Certificate of Incorporation of the Corporation.

(d)  Participation by Conference Call.  Members of the Board of Directors may participate in any meeting of the Board by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at the meeting.

Section 3.5  Quorum; Voting.  Unless the Certificate of Incorporation of the Corporation provides otherwise, at each meeting of the Board of Directors a majority of the total number of members of the Board of Directors shall constitute a quorum for the transaction of business, except that when the Board consists of only one (1) director, then one (1) director shall constitute a quorum.  Unless otherwise required by the Certificate of Incorporation of the Corporation or these Bylaws, a vote of the majority of the directors present at any meeting at which a quorum is present shall be the act of the Board

Section 3.6  Adjournments.  A majority of the directors present, whether or not a quorum is present, may adjourn any meeting to another time and place.  Notice of any adjournment of a meeting of the Board of Directors to another time or place shall be given to the directors who were not present at the time of the adjournment and, unless such time and place are announced at such meeting, to the directors who were present.

Section 3.7  Organization.  The Chairman of the Board, or if there is no Chairman or in his absence or disability, the Vice Chairman, if any, the President, or any Vice President, or in the absence of all of them, a chairman appointed by the directors present at such meeting, shall act as chairman at meetings of directors.  The Secretary, or in his absence or disability, any Assistant Secretary, or in the absence of all of them, a secretary appointed by the chairman of the meeting, shall act as secretary at all meetings of the Board of Directors.

Section 3.8  Action of Board Without Meeting.  Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board consent thereto in writing and such writing or writings are filed with the minutes of proceedings of the Board.

Section 3.9  Manner of Acting.  A member of the Board of Directors shall, in the performance of his duties, be fully protected in relying in good faith upon the records of the

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Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board, or by any other person as to matters the director reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 3.10  Resignation of Directors.  Any director may resign at any time upon giving written notice of such resignation to the Board of Directors, the Chairman of the Board, if any, the Vice Chairman, if any, the President, any Vice President or the Secretary.  Unless otherwise specified in such notice, such resignation shall take effect upon receipt thereof by the Board of Directors or any such officer, and acceptance of such resignation shall not be necessary to make it effective.

Section 3.11  Removal of Directors.  Any director or directors may be removed from office, either with or without cause, as provided by law.  At such meeting, a successor or successors may be elected by a plurality of the votes cast, or if any such vacancy is not so filled, it may be filled by the directors as provided in Section 3.3 of these Bylaws.

Section 3.12  Compensation of Directors.  Directors may receive such reasonable compensation for their services as directors, whether in the form of salary or a fixed fee for attendance at meetings, with expenses, if any, as the Board of Directors may from time to time determine.  Nothing contained herein shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

ARTICLE IV.

COMMITTEES OF THE BOARD

Section 4.1  Designation and Powers.  The Board of Directors may, by a resolution passed by a majority of the Board of Directors in attendance at any meeting, designate one (1) or more committees, each committee to consist of one (1) or more of the directors of the Corporation.  Any such committee, to the extent provided in such resolution and permitted by law, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; provided, however, that no such committee shall have the power or authority to (a) amend the Certificate of Incorporation of the Corporation, except as permitted by law, (b) adopt an agreement of merger or consolidation, (c) recommend to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property or assets, (d) recommend to the stockholders a dissolution of the Corporation, or a revocation of a dissolution, or (e) amend the Bylaws of the Corporation.  Any such committee, to the extent provided in such resolution, shall have the power and authority to (i) declare a dividend, (ii) authorize the issuance of stock, or (iii) adopt a certificate of ownership and merger as permitted by law.

Section 4.2  Term of Office.  The term of office of the members of each committee shall be as fixed from time to time by the Board of Directors, subject to these Bylaws; provided, however, that any committee member who ceases to be a member of the

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Board of Directors shall automatically and immediately cease to be a member of any committee thereof.

Section 4.3  Alternate Members and Vacancies.  The Board of Directors may designate one (1) or more directors as alternate members of any committee who, in the order specified by the Board of Directors, may replace any absent or disqualified member at any meeting of the committee.  If at a meeting of any committee one (1) or more of the members thereof should be absent or disqualified, and if either the Board of Directors has not so designated any alternate member or members or the number of absent or disqualified members exceeds the number of alternate members who are present at such meeting, then the member or members of such committee (including alternates) present at any meeting and not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another director to act at the meeting in the place of any such absent or disqualified member.  If any vacancy shall occur in any committee by reason of death, resignation, disqualification, removal or otherwise, the remaining member or members of such committee, so long as a quorum is present, may continue to act until such vacancy is filled by the Board of Directors.

Section 4.4  Meetings.  Each committee shall fix its own rules of procedure, and shall meet where and as and upon such notice as provided by such rules or by resolution of the Board of Directors.  Each committee shall keep regular minutes of its proceedings and all actions by each committee shall be reported to the Board of Directors at its next regular meeting succeeding any such action.  Members of any committee designated by the Board may participate in the meeting of the committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at the meeting.

Section 4.5  Quorum; Voting.  At each meeting of any committee the presence of a majority of the total number of its members then in office shall constitute a quorum for the transaction of business; except that when a committee consists of one (1) member, then one (1) member shall constitute a quorum.  A vote of the majority of committee members present at a meeting of a committee at which a quorum is present shall be the act of such committee.

Section 4.6  Adjournments.  A majority of the members of a committee present, whether or not a quorum is present, may adjourn any meeting of such committee to another place and time.

Section 4.7  Action of Committee Without Meeting.  Any action required or permitted to be taken at any meeting of any committee designated by the Board of Directors may be taken without a meeting if all members of such committee consent thereto in writing and such writing or writings are filed with the minutes of the proceedings of such committee.

Section 4.8  Manner of Acting.  A member of any committee designated by the Board of Directors shall, in the performance of his duties, be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or other committees of the Board of Directors, or by any other person as to matters the member

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reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 4.9  Resignation of Committee Members.  Any member of a committee may resign at any time by giving written notice of such resignation to the Board of Directors, the Chairman of the Board, if any, the Vice Chairman, if any, the President, any Vice President or the Secretary.  Unless otherwise specified in such notice, such resignation shall take effect upon receipt thereof by the Board of Directors or any such officer, and acceptance of such resignation shall not be necessary to make it effective.

Section 4.10  Removal of Committee Members.  Any member of any committee may be removed with or without cause at any time by the Board of Directors.

Section 4.11  Compensation of Committee Members.  Committee members may receive such reasonable compensation for their services as committee members, whether in the form of salary or a fixed fee for attendance at meetings, with expenses, if any, as the Board of Directors may from time to time determine.  Nothing contained herein shall be construed to preclude any committee member from serving the Corporation in any other capacity and receiving compensation therefor.

ARTICLE V.

OFFICERS

Section 5.1  Officers.  The officers of the Corporation shall be a Chairman of the Board (if elected by the Board of Directors), a Vice Chairman of the Board (if elected by the Board of Directors), a President, one (1) or more Vice Presidents (if elected by the Board of Directors), a Secretary, a Treasurer, and such other officers as may be appointed in accordance with the provisions of Section 5.3 of these Bylaws.

Section 5.2  Election, Term of Office and Qualifications.  Each officer (except such officers as may be appointed in accordance with the provisions of Section 5.3 of these Bylaws) shall be elected or appointed by a majority of the Board of Directors present at any meeting at which such election is held.  Unless otherwise provided in the resolution of election, each officer (whether elected at the first meeting of the Board of Directors after the annual meeting of stockholders or to fill a vacancy or otherwise) shall hold his office until the first meeting of the Board of Directors after the next annual meeting of stockholders and until his successor shall have been elected and qualified, or until his earlier death, resignation or removal.

Section 5.3  Subordinate Officers and Agents.  The Board of Directors may from time to time appoint other officers or agents (including, without limitation, one (1) or more Assistant Vice Presidents, one or more Assistant Secretaries and one or more Assistant Treasurers), to hold office for such periods, have such authority and perform such duties as are provided in these Bylaws or as may be provided in the resolutions appointing them.  The Board of Directors may delegate to any officer or agent the power to appoint any such subordinate officers or agents and to prescribe their respective terms of office, authority and duties.

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Section 5.4  The Chairman of the Board.  The Chairman of the Board shall be elected by the Board of Directors.  He shall preside at all meetings of the Board of Directors and stockholders and shall see that all orders and resolutions of the Board of Directors are carried into effect.  Subject to the direction of the Board of Directors, he shall have general charge of the business, affairs and property of the Corporation and general supervision over its officers and agents.  He may sign (which signature may be a facsimile signature), with any other officer thereunto duly authorized, certificates representing stock of the Corporation, the issuance of which shall have been duly authorized, and may sign (which signature may be a facsimile signature) and execute, in the name and on behalf of the Corporation, deeds, mortgages, bonds, contracts, agreements and other instruments and documents duly authorized by the Board of Directors, except where the signing and execution thereof shall be expressly delegated by the Board of Directors to another officer or agent.  From time to time the Chairman shall report to the Board of Directors all matters within his knowledge which the interests of the Corporation may require to be brought to the attention of the directors.  He shall also have such other powers and perform such other duties as may from time to time be prescribed by the Board of Directors or these Bylaws.

Section 5.5  The Vice Chairman.  At the request of the Chairman of the Board, if any, or in his absence or disability, the Vice Chairman, if any, shall perform all the duties of the Chairman of the Board and, when so acting, shall have all the powers of and be subject to all the restrictions of the Chairman of the Board.  The Vice Chairman may sign (which signature may be a facsimile signature), with any other officer thereunto duly authorized, certificates representing stock of the Corporation, the issuance of which shall have been duly authorized, and may sign (which signature may be a facsimile signature) and execute, in the name and on behalf of the Corporation, deeds, mortgages, bonds, contracts, agreements and other instruments and documents duly authorized by the Board of Directors, except where the signing and execution thereof shall be expressly delegated by the Board of Directors to another officer or agent.  The Vice Chairman shall also have such other powers and perform such other duties as may from time to time be prescribed by the Board of Directors, the Chairman of the Board or these Bylaws.

Section 5.6  The President.  If there is no Chairman of the Board or Vice Chairman, or at the request of the Chairman of the Board or the Vice Chairman, or, in the absence or disability of the Chairman of the Board and the Vice Chairman, the President shall be the chief executive officer of the Corporation.  Subject to the authority and direction of the Chairman of the Board and the Vice Chairman, if any, and the Board of Directors, the President shall have all the powers of and be subject to all the restrictions of the Chairman of the Board, and shall have charge of the day to day supervision of the business, affairs and property of the Corporation.  The President may sign (which signature may be a facsimile signature), with any other officer thereunto duly authorized, certificates representing stock of the Corporation, the issuance of which shall have been duly authorized, and may sign (which signature may be a facsimile signature) and execute, in the name and on behalf of the Corporation, deeds, mortgages, bonds, contracts, agreements and other instruments and documents duly authorized by the Board of Directors, except where the signing and execution thereof shall be expressly delegated by the Board of Directors to another officer or agent.  The President shall also have such other powers and perform such other duties as may from time to time be prescribed by the Board of Directors, the Chairman of the Board, the Vice Chairman or these Bylaws.

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Section 5.7  Vice President.  At the request of the President, or in his absence or disability, the Vice President designated by the Board of Directors shall perform all the duties of the President and, when so acting, shall have all the powers of and be subject to all the restrictions on the President.  Any Vice President may also sign (which signature may be a facsimile signature), with any other officer thereunto duly authorized, certificates representing stock of the Corporation, the issuance of which shall have been duly authorized, and may sign (which signature may be a facsimile signature) and execute, in the name and on behalf of the Corporation, deeds, mortgages, bonds, contracts, agreements and other instruments and documents duly authorized by the Board of Directors, except where the signing and execution thereof shall be expressly delegated by the Board of Directors to another officer or agent.  Each Vice President shall have such other powers and perform such other duties as may from time to time be prescribed by the Board of Directors, the Chairman of the Board, the Vice Chairman, the President or these Bylaws.

Section 5.8  The Secretary.  The Secretary shall:

(a)  record all the proceedings of meetings of the stockholders, the Board of Directors, and any committees thereof in a book or books to be kept for that purpose;

(b)  cause all notices to be duly given in accordance with the provisions of these Bylaws and as required by law;

(c)  whenever any committee shall be appointed pursuant to a resolution of the Board of Directors, furnish the chairman of such committee with a copy of such resolution;

(d)  be custodian of the records and the seal of the Corporation, and cause such seal to be affixed to (or a facsimile to be reproduced on) all certificates representing stock of the Corporation prior to the issuance thereof and all instruments the execution of which in the name and on behalf of the Corporation and under its seal shall have been duly authorized;

(e)  see that the lists, books, reports, statements, certificates and other documents and records required by law are properly kept and filed;

(f)  have charge of the stock and transfer books of the Corporation, and exhibit such books at all reasonable times to such persons as are entitled by law to have access thereto;

(g)  sign (which signature may be a facsimile signature), with any other officer thereunto duly authorized, certificates representing stock of the Corporation, the issuance of which shall have been duly authorized, and sign (which signature may be a facsimile signature) and execute, in the name and on behalf of the Corporation, instruments and documents duly authorized by the Board of Directors, except where the signing and execution thereof shall be expressly delegated by the Board of Directors to another officer of agent; and

(h)  in general, perform all duties incident to the office of Secretary and have such other powers and perform such other duties as may from time to time be

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prescribed by the Board of Directors, the Chairman of the Board, the Vice Chairman, the President or these Bylaws.

Section 5.9  Assistant Secretaries.  At the request of the Secretary, or in his absence or disability, the Assistant Secretary designated by the Secretary, the Board of Directors, the Chairman of the Board, the Vice Chairman, or the President, shall perform all the duties of the Secretary, and, when so acting, shall have all the powers of and be subject to all the restrictions on the Secretary.  Each Assistant Secretary shall have such other powers and perform such other duties as may from time to time be prescribed by the Board of Directors, the Chairman of the Board, the Vice Chairman, the President, the Secretary or these Bylaws.

Section 5.10  The Treasurer.  The Treasurer shall:

(a)  have charge of and supervision over and be responsible for the funds, securities, receipts and disbursements of the Corporation;

(b)  cause the moneys and other valuable effects of the Corporation to be deposited in the name and to the credit of the Corporation in such banks or trust companies, or with such bankers or other depositories, as shall be selected in accordance with Section 7.3 of these Bylaws, or to be otherwise dealt with in such manner as the Board of Directors may direct from time to time;

(c)  cause the funds of the Corporation to be disbursed by checks or drafts upon the authorized depositories of the Corporation, and cause to be taken and preserved proper vouchers for all moneys disbursed;

(d)  render to the Board of Directors, the Chairman of the Board, if any, the Vice Chairman, if any, or the President, whenever requested, a statement of the financial condition of the Corporation and of all of his transactions as Treasurer;

(e)  cause to be kept at the Corporation’s principal office correct books of account of all of the Corporation’s business and transactions and such duplicate books of account as he shall determine and, upon application, cause such books or duplicates thereof to be exhibited to any director;

(f)  be empowered, from time to time, to require from the officers or agents of the Corporation reports or statements giving such information as he may desire or deem appropriate with respect to any or all financial transactions of the Corporation;

(g)  sign (which signature may be a facsimile signature), with any other officer thereunto duly authorized, certificates representing stock of the Corporation, the issuance of which shall have been duly authorized, and sign (which signature may be a facsimile signature) and execute, in the name and on behalf of the Corporation, instruments and documents duly authorized by the Board of Directors, except where the signing and execution thereof shall be expressly delegated by the Board of Directors to another officer or agent; and

(h)  in general, perform all duties incident to the office of Treasurer and have such other powers and perform such other duties as may from time to time be

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prescribed by the Board of Directors, the Chairman of the Board, the Vice Chairman, the President or these Bylaws.

Section 5.11  Assistant Treasurer.  At the request of the Treasurer, or in his absence or disability, the Assistant Treasurer designated by the Treasurer, the Board of Directors, the Chairman of the Board, if any, the Vice Chairman, if any, or the President shall perform all the duties of the Treasurer, and, when so acting, shall have all the powers of and be subject to all the restrictions on the Treasurer.  Each Assistant Treasurer shall have such other powers and perform such other duties as may from time to time be prescribed by the Board of Directors, the Chairman of the Board, the Vice Chairman, the President, the Treasurer or these Bylaws.

Section 5.12  Resignations.  Any officer may resign at any time by giving written notice of such resignation to the Board of Directors, the Chairman of the Board, the Vice Chairman, the President, any Vice President or the Secretary.  Unless otherwise specified in such written notice, such resignation shall take effect upon receipt thereof by the Board of Directors or any such officer, and the acceptance of such resignation shall not be necessary for it to be effective.

Section 5.13  Removal.  Any officer specifically designated in Section 5.1 of these Bylaws may be removed with or without cause at any meeting of the Board of Directors by the affirmative vote of a majority of the directors then in office.  Any officer or agent appointed pursuant to the provisions of Section 5.3 of these Bylaws may be removed with or without cause at any meeting of the Board of Directors by the affirmative vote of a majority of the directors present at such meeting or at any time by any superior officer or agent upon whom such power of removal shall have been conferred by the Board of Directors.

Section 5.14  Vacancies.  Any vacancy in any office (whether by reason of death, resignation, removal, disqualification or otherwise) shall be filled for the unexpired portion of the term in the manner prescribed by these Bylaws for regular elections or appointments to such office.

Section 5.15  Compensation.  The salaries of the officers of the Corporation shall be fixed from time to time by the Board of Directors, except that the Board of Directors may delegate to any person the power to fix the salaries or other compensation of any officers or agents appointed pursuant to the provisions of Section 5.3 of these Bylaws.  No officer shall be prevented from receiving such salary by reason of the fact that he is also a director of the Corporation.

Section 5.16  Bonding.  The Corporation may secure the fidelity of any or all of its officers or agents by bond or otherwise.

ARTICLE VI.

INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS

Section 6.1  Right to Indemnification.  Each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness)

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in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she (or a person of whom he or she is the legal representative), is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, or in any other capacity while so serving, shall be indemnified and held harmless by the Corporation to the full extent authorized by the General Corporation Law of the State of Delaware (the “DGCL”), as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), or by other applicable law as then in effect, against all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, excise taxes and penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such Indemnitee in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, partner, member or trustee and shall inure to the benefit of his or her heirs, executors and administrators. Each person who is or was serving as a director or officer of a subsidiary of the Corporation shall be deemed to be serving, or have served, at the request of the Corporation. Any indemnification (but not advancement of expenses) under this Article VI(unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment). Such determination shall be made with respect to a person who is a director or officer at the time of such determination (i) by a majority vote of the directors who were not parties to such proceeding(the “Disinterested Directors”), even though less than a quorum, (ii) committee of Disinterested Directors designated by a majority vote of Disinterested Directors, even though less than a quorum, (iii) if there are no such Disinterested Directors, or if such Disinterested Directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders.

Section 6.2  Advancement of Expenses.  Expenses (including attorneys’ fees, costs and charges) incurred by an Indemnitee in defending a proceeding shall be paid by the Corporation in advance of the final disposition of such proceeding upon receipt of an undertaking (only if required by Delaware law) by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that such Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article VI. The majority of the Disinterested Directors or a committee thereof may, in the manner set forth above, and upon approval of such Indemnitee, authorize the Corporation’s counsel to represent such person, in any proceeding, whether or not the Corporation is a party to such proceeding.

Section 6.3  Procedure for Indemnification. Any indemnification or advance of expenses (including attorneys’ fees, costs and charges) under this Article VI shall be made

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promptly, and in any event within 30 days upon the written request of the Indemnitee (and, in the case of advance of expenses, receipt of a written undertaking by or on behalf of Indemnitee to repay such amount if it shall ultimately be determined that Indemnitee is not entitled to be indemnified therefor pursuant to the terms of this Article VI). The right to indemnification or advances as granted by this Article VI shall be enforceable by the Indemnitee in any court of competent jurisdiction, if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within 30 days. Such person’s costs and expenses incurred in connection with successfully establishing his/her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of expenses (including attorney’s fees, costs and charges) under this Article VI where the required undertaking, if any, has been received by the Corporation) that the claimant has not met the standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), nor the fact that there has been an actual determination by the Corporation (including its board of directors, a committee thereof, its independent legal counsel and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. The procedure for indemnification of other employees and agents for whom indemnification is provided pursuant to this Article VI shall be the same procedure set forth in this Section 3 for directors or officers, unless otherwise set forth in the action of the board of directors providing indemnification for such employee or agent.

Section 6.4  Other Rights; Continuation of Right to Indemnification.  The indemnification and advancement of expenses provided by this Article VI shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), bylaw, agreement, vote of stockholders or Disinterested Directors or otherwise, both as to action in his/her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation, and shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administers of such person. All rights to indemnification under this Article VI shall be deemed to be a contract between the Corporation and each director or officer of the Corporation who serves or served in such capacity at any time while this Article VI is in effect. Any repeal or modification of this Article VI or any repeal or modification of relevant provisions of the DGCL or any other applicable laws shall not in any way diminish any rights to indemnification of such director or officer or the obligations of the Corporation arising hereunder with respect to any proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such modification or repeal. For the purposes of this Article VI, references to “the Corporation”

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include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation, so that any person who is or was a director or officer of such a constituent corporation or is or was serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article VI, with respect to the resulting or surviving corporation, as he or she would if he or she had served the resulting or surviving corporation in the same capacity.

Section 6.5  Insurance.  The corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the DGCL.

Section 6.6  Reliance. Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this Article VI in entering into or continuing such service and such rights shall be deemed vested at the time such person commences service as a director or officer. The rights to indemnification and to the advance of expenses conferred in this Article VI shall apply to claims made against an Indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

Section 6.7  Employees and Agents.  Persons who are not covered by the foregoing provisions of this Article VI and who are or were employees or agents of the Corporation, or who are or were serving at the request of the Corporation as employees or agents of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the board of directors.

Section 6.8  Savings Clause.  If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification under the first paragraph of this Article VI as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article VI to the full extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the full extent permitted by applicable law.

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ARTICLE VII.

EXECUTION OF INSTRUMENTS AND
DEPOSIT OF CORPORATE FUNDS

Section 7.1  Execution of Instruments Generally.  Subject to the approval of the Board of Directors, the Chairman of the Board, the Vice Chairman, the President or any Vice President, the Secretary or the Treasurer may enter into any contract or execute and deliver any instrument in the name and on behalf of the Corporation.  The Board of Directors may authorize any officer or officers or agent or agents to enter into any contract or execute and deliver any instrument in the name and on behalf of the Corporation, and such authorization may be general or confined to specific instances.

Section 7.2  Borrowing.  No loans or advances shall be obtained or contracted for by or on behalf of the Corporation, and no negotiable paper shall be issued in the name of the Corporation, unless and except as authorized by the Board of Directors.  Such authorization may be general or confined to specific instances.  Any officer or agent of the Corporation thereunto so authorized may obtain loans and advances for the Corporation, and in connection with such loans and advances may make, execute and deliver promissory notes, bonds or other evidences of indebtedness of the Corporation.

Section 7.3  Deposits.  All funds of the Corporation not otherwise employed shall be deposited from time to time to its credit in such banks or trust companies or with such bankers or other depositories as the Board of Directors may select, or as may be selected by any officer or officers or agent or agents authorized to do so by the Board of Directors.  Endorsements for deposit to the credit of the Corporation in any of its duly authorized depositories shall be made in such manner as the Board of Directors may from time to time determine.

Section 7.4  Checks, Drafts, Etc.  All checks, drafts or other orders for the payment of money, and all notes or other evidences of indebtedness issued in the name of the Corporation, shall be signed by such officer or officers or agent or agents of the Corporation, and in such manner, as from time to time shall be determined by the Board of Directors.

Section 7.5  Proxies.  Proxies to vote with respect to shares of stock of other corporations owned by or standing in the name of the Corporation may be executed and delivered from time to time on behalf of the Corporation by the Chairman of the Board, the Vice Chairman, the President, or any Vice President, or by any other person or persons so authorized by the Board of Directors.

ARTICLE VIII.

STOCK

Section 8.1  Form and Execution of Certificates.  The shares of capital stock of the Corporation shall be represented by certificates in the form approved by the Board of Directors from time to time.  The certificates shall be signed by, or in the name of the

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Corporation by, the Chairman of the Board, the Vice Chairman, the President or any Vice President, and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer.  Any or all of the signatures on the certificates may be facsimile signatures.  In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

Section 8.2  Regulations.  The Board of Directors may make such rules and regulations consistent with any governing statute as it may deem expedient concerning the issue, transfer and registration of certificates of stock and concerning certificates of stock issued, transferred or registered in lieu or replacement of any lost, stolen, destroyed or mutilated certificates of stock.

Section 8.3  Transfer Agent and Registrar.  The Board of Directors may appoint a transfer agent or transfer agents and a registrar or registrars of transfers for any or all classes of the capital stock of the Corporation, and may require stock certificates of any or all classes to bear the signature of either or both.

ARTICLE IX.

CORPORATE SEAL

The corporate seal shall be circular in form, shall bear the name of the Corporation and words denoting the Corporation’s organization under the laws of the State of Delaware and the year thereof, and otherwise shall be in such form as shall be approved from time to time by the Board of Directors.

ARTICLE X.

FISCAL YEAR

The fiscal year of the Corporation shall begin on the first day of January in each year or such other day as the Board of Directors may determine by resolution.

ARTICLE XI.

AMENDMENTS

In addition to the provisions, if any, in the Certificate of Incorporation of the Corporation relating to amendment of the Corporation’s Bylaws, the Bylaws of the Corporation may be amended or repealed, and new Bylaws may be made and adopted, by a majority of the votes cast at any annual or special stockholders’ meeting by holders of outstanding shares of stock of the Corporation entitled to vote thereon, provided, however that any vested rights to indemnification or advancement of expenses may not be amended without the consent of any person affected by such amendment.

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Exhibit E

EXECUTION VERSION

DISAFFILIATION AGREEMENT

This Disaffiliation Agreement (the “Agreement”) as of April 15, 2018 (the “Signing Date”) by and among American Entertainment Properties Corp., a Delaware corporation (“AEPC”), Tropicana Entertainment Inc., a Delaware corporation (“Tropicana”), the Tropicana Subsidiaries (as defined below), and Eldorado Resorts, Inc., a Nevada corporation (“Buyer”).  All capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, AEPC is the common parent of an affiliated group (as such term is defined in the Internal Revenue Code of 1986, as amended, or any succeeding Law (the “Code”)) of corporations for federal income tax purposes which includes the Tropicana Group (as defined below);

WHEREAS, on September 16, 2017, AEPC acquired additional stock of Tropicana, and from and after that time, AEPC and its Subsidiaries file consolidated federal income tax returns (“Consolidated Federal Returns”) with the Tropicana Group;

WHEREAS, the Tropicana Group files and it is contemplated that the Tropicana Group will continue to file separate state (or political subdivision thereof) income and franchise tax returns;

WHEREAS, Tropicana has minority shareholders, and the Company Shares that are not owned by AEPC are publicly traded on the OTCQB;

WHEREAS, AEPC, Tropicana and the Tropicana Subsidiaries are party to the Tax Allocation Agreement dated as of September 16, 2017 (the “TAA”);

WHEREAS, it is contemplated that Tropicana will become a wholly owned subsidiary of Buyer pursuant to the Merger Agreement; and

WHEREAS, the parties hereto desire to terminate the TAA as of the Effective Time and set forth the terms of the disaffiliation of AEPC and the Tropicana Group.

NOW, THEREFORE, in consideration of the foregoing and of the covenants set forth below, the parties hereto have agreed as follows:

1.                                      Definitions.

(a)                                 “Consolidated Group” means the affiliated group (as defined in the Code) of which AEPC (or its successor) is the common parent, for so long as such affiliated group files a Consolidated Federal Return.

(b)                                 “Consolidated Returns” mean all Consolidated Federal Returns and Consolidated State Returns.

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(c)                                  “Consolidated State Returns” mean all state (or political subdivision thereof) income and franchise tax returns of AEPC filed on a consolidated, combined, unitary or similar basis.

(d)                                 “Credit” means the amount of any tax credit allowed under the Code or under the Tax Law of any state (or political subdivision thereof) including, without limitation, investment tax credits and foreign tax credits.

(e)                                  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

(f)                                   “Federal Income Taxes” means any income Tax imposed under the Code including, without limitation, the corporate income Tax, the minimum Tax imposed on corporations, and the personal holding company Tax.

(g)                                  “Final Determination” means the final resolution of liability for any Tax for a taxable period, (i) by IRS Form 870 or 870-AD (or any successor form thereto), on the date of the final acceptance by or on behalf of a party thereto, or by a comparable form under the laws of another jurisdiction; except that a Form 870 or 870-AD or comparable form that reserves (whether by its terms or by operation of Law) the right of the taxpayer to file a claim for refund and/or the right of the Taxing Authority to assert a further deficiency shall not constitute a Final Determination; (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (iii) by a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreement under the Laws of another jurisdiction; (iv) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the Tax-imposing jurisdiction; or (v) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

(h)                                 “GLP” means GLP Capital, L.P., a Pennsylvania limited partnership.

(i)                                     “IRS” means the United States Internal Revenue Service.

(j)                                    “Merger Agreement” means the Agreement and Plan of Merger by and among Buyer, Delta Merger Sub, Inc., a Delaware corporation, GLP and Tropicana, dated as of the date hereof.

(k)                                 “Net Capital Loss” means the amount of any net capital loss as defined in the Code or under the Tax Law of any state (or political subdivision thereof).

(l)                                     “Net Operating Loss” means the amount of any net operating loss as defined in the Code or under the Tax Law of any state (or political subdivision thereof).

(m)                             “Plan” means any “employee pension benefit plan” as defined in ERISA § 3(2) that is subject to Title IV of ERISA.

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(n)                                 “Real Estate Purchase Agreement” means the Purchase and Sale Agreement made and entered into as of the date hereof, by and between Tropicana and GLP Capital, L.P., a Pennsylvania limited liability partnership.

(o)                                 “Reimbursable Expenses” means all costs, expenses, fees, losses, indemnification payments, amounts paid in settlement, damages, liabilities, penalties, deficiencies, fines and Taxes (including, without limitation, fees and expenses of attorneys, financial advisors, accountants and other advisors and interest, court costs, expenses of litigation or other proceedings or of any claim, default or assessment).

(p)                                 “State Income Taxes” means any income or franchise Tax imposed under the Tax Law of any state (or political subdivision thereof) including, without limitation, corporate income Taxes and minimum Taxes.

(q)                                 “Tax Benefit” as to any entity (or group of entities) means the Net Operating Losses, Net Capital Losses, and Credits generated by or available to such entity (or group of entities) and any carryforwards thereof and any other attribute that may have the effect of decreasing any Tax.

(r)                                    “Tropicana Group” means Tropicana together with the Tropicana Subsidiaries.

(s)                                   “Tropicana Subsidiaries” means all direct and indirect Subsidiaries of Tropicana that are eligible to be included in a Consolidated Return with Tropicana.

2.                                      Effective Time and Termination of TAA.

(a)                                 Except for the provisions set forth in Sections 5(c), 5(d), 6, 10(a) and 10(b) (which shall be effective upon the Signing Date), this Agreement shall become effective upon the Effective Time.

(b)                                 The TAA (and any other tax allocation or tax sharing agreement (other than this Agreement) between Tropicana or any of its Subsidiaries, on the one hand, and AEPC or any of its Affiliates (other than Tropicana or any of its Subsidiaries), on the other hand) is hereby terminated as of the Effective Time and, from and after the Effective Time, none of AEPC, any Affiliate of AEPC, Tropicana or any of Tropicana’s Subsidiaries shall be obligated to make any payment pursuant to the TAA or any other such agreement for any past or future period.  AEPC hereby agrees as of the Effective Time, on behalf of itself and its respective officers, directors, managers, stockholders, members, subsidiaries and affiliates (each, a “AEPC Releasor”), not to sue and fully releases and discharges each of Tropicana, its Subsidiaries and their respective directors, officers, employees, assigns and successors (each, a “Tropicana Releasor”), and Tropicana hereby agrees as of the Effective Time, on behalf of itself and the Tropicana Releasors, not to sue and fully releases and discharges each of the AEPC Releasors, in each case with respect to and from any and all rights, obligations, covenants or liabilities the AEPC Releasors and Tropicana Releasors may have under the TAA (or any other tax allocation or tax sharing agreement (other than this Agreement) between Tropicana or any of its Subsidiaries, on the one hand, and AEPC or any

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of its Affiliates (other than Tropicana or any of its Subsidiaries), on the other hand), of whatever kind or nature in Law, equity or otherwise, whether now known or unknown, and whether or not concealed or hidden, all of which such AEPC Releasor or Tropicana Releasor now owns or holds or has at any time owned or held against the AEPC Releasors or Tropicana Releasors, as applicable.  In furtherance of the foregoing, each AEPC Releasor and Tropicana Releasor consents that this release will be given full force and effect according to its terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as those relating to any other claims, demands and causes of action hereinabove specified.

3.                                      Preparation of Income Tax Returns.

(a)                                 AEPC shall prepare and file Consolidated Federal Returns on behalf of the Consolidated Group.  Except as otherwise provided herein, AEPC shall make all decisions regarding any elections or other matters relating to the preparation and filing of Consolidated Federal Returns; provided, however, that in making elections and other decisions with respect to members of the Tropicana Group that solely apply to the members of the Tropicana Group, AEPC shall consult with the Tropicana Group in good faith to attempt to (i) minimize the liability of the Tropicana Group members for liability for Federal Income Taxes and State Income Taxes, including without limitation liability under this Agreement, and (ii) maximize the Tropicana Group’s Tax Benefits.

(b)                                 Tropicana shall have the right to review and comment on any pro forma consolidated federal returns that include only the Tropicana Group treated as a separate consolidated group for the taxable periods during which the members of the Tropicana Group were members of the Consolidated Group and AEPC shall consider any such comments in good faith.  AEPC shall provide copies of any such pro forma consolidated federal return to Tropicana no later than thirty (30) days prior to the relevant due date of the corresponding Consolidated Federal Return along with AEPC’s calculation of the Tropicana Group Taxes (as defined below) as calculated in accordance with Section 11.

(c)                                  AEPC shall have the right to review and comment on any Tax Return with respect to State Income Taxes to be filed by any member of the Tropicana Group (or any of its Subsidiaries) to the extent that it relates to a taxable year that includes the Effective Time and Tropicana shall accept any such comments to the extent that such comments are reasonable and relate to net income or gain resulting from or attributable to the Section 338 Election, the Insight Disposition, the distribution, transfer or disposition of the Aruba Operations as contemplated in Section 6.16 of the Merger Agreement or the Real Estate Purchase (as defined in the Real Estate Purchase Agreement).  Tropicana shall provide copies of any such Tax Return to AEPC no later than thirty (30) days prior to the relevant due date of such Tax Return along with Tropicana’s calculation of the Actual State Income Tax Amount (as defined below).

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4.                                      Tax Payments and Indemnification.

AEPC shall be obligated to and shall (i) make all payments and be entitled to all refunds of Federal Income Taxes and estimated Federal Income Taxes on behalf of the Consolidated Group, and shall indemnify and hold the members of the Tropicana Group (and their Subsidiaries) harmless against all such Federal Income Taxes; provided, however, that the Tropicana Group shall be entitled to any refunds of the Tropicana Group for taxable periods ending prior to joining the Consolidated Group; (ii) indemnify and hold the members of the Tropicana Group (and their Subsidiaries) harmless against any and all Federal Income Taxes resulting from or attributable to the Section 338 Election and the Real Estate Purchase (as defined in the Real Estate Purchase Agreement); (iii) indemnify and hold the members of the Tropicana Group (and their Subsidiaries) harmless against any and all federal, state, local and foreign Taxes resulting from or attributable to the Insight Disposition and the distribution, transfer or disposition of the Aruba Operations as contemplated in Section 6.16 of the Merger Agreement (as determined on a with-and-without basis) to the extent such Taxes were not included as Insight Liabilities or Aruba Expenses; (iv) indemnify and hold the members of the Tropicana Group (and their Subsidiaries) harmless against any losses, costs and expenses attributable to a breach of or inaccuracy in any representation, warranty or covenant contained in Section 5(e) or 10; and (v) indemnify and hold the members of the Tropicana Group (and their Subsidiaries) harmless against any losses, costs and expenses relating to any lawsuit or other proceeding (including a derivative lawsuit or proceeding) brought by any holder or former holder of any Company Shares that relates to any payment by Tropicana pursuant to Section 5(c) or 5(e) or the determination of the Estimated State Income Tax Amount (as defined below), it being agreed that in the case of any such lawsuit that raises issues involving (x) payments under any such section or such determination and (y) unrelated items, 50% of any attorneys’ fees and court costs shall be treated as attributable to such sections or such determination.  The indemnification procedures for a Third Party Claim set forth in Section 14(c) and (d) shall apply to any Third Party Claim for indemnification relating to Section 4(v) above.  AEPC shall indemnify and hold Tropicana and the other members of the Tropicana Group (and their Subsidiaries) harmless against all Taxes (including under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law) allocable to or payable by or with respect to any member of the Consolidated Group other than the members of the Tropicana Group (and their Subsidiaries), including any reasonable out-of-pocket expenses (including legal and accounting expenses) incurred by the members of the Tropicana Group (and their Subsidiaries) in connection with an administrative or judicial proceeding involving a governmental authority relating to any of the foregoing.

5.                                      Tax Sharing Payments Between Tropicana and AEPC.

(a)                                 Subject to the following sentence, Tropicana shall pay to AEPC, for any taxable year (or portion thereof) of the Consolidated Group in which Tropicana is a member of the Consolidated Group, an amount equal to the excess, if any, of (i) the amount of Federal Income Taxes that the Tropicana Group would have been required to pay to the IRS if it were not part of the Consolidated Group and if the Tropicana Group had filed separate consolidated federal returns with respect to the Tropicana Group (and if Tropicana is a member of the Consolidated Group for only a portion of the Consolidated Group’s taxable year, as if the taxable year of

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the Tropicana Group was only such portion of the Consolidated Group’s taxable year) based on the final Consolidated Federal Return filed by AEPC (and not any amended Consolidated Federal Return filed by AEPC and not taking into account any adjustments or assessments pursuant to a tax audit or contest) (the “Tropicana Group Taxes”) over (ii) the amount that Tropicana has paid to AEPC in respect of such taxable year of the Consolidated Group under this Section 5(a) or Section 5(b) or pursuant to the TAA as of the Effective Time.  The above calculation shall be computed in accordance with Section 11, including the limitations set forth in Section 11(b), and shall give effect to any Tax Benefits which would have been available to the Tropicana Group if it had never been included in a Consolidated Federal Return with the Consolidated Group.  For the avoidance of doubt, with regard to the portion of the taxable year that includes the Effective Time for which Tropicana and its Subsidiaries are members of the Consolidated Group, tax allocation payments from Tropicana to AEPC shall be made pursuant to the TAA before the Effective Time equal to one hundred percent (100%) of the amount of Federal Income Taxes that the Tropicana Group would have been required to pay to the IRS if it were not part of the Consolidated Group and if it filed a separate consolidated federal return with respect to the Tropicana Group for that taxable period, but following the Effective Time any such payments shall be subject to the true-up provisions contained in the remainder of this Section 5(a) and Section 5(b).

(b)                                 Tropicana shall pay to AEPC any amount (including amounts in respect of estimated tax) that would be due on the basis of the foregoing calculations within three (3) Business Days after AEPC notifies Tropicana of the calculated amount, but in no event earlier than the times such payments are, or would be required, to be made to the IRS.  The excess, if any, of (i) the sum of any amounts paid to AEPC under Section 5(a) or this Section 5(b) or pursuant to the TAA in respect of any taxable year of the Consolidated Group that have not previously been refunded by AEPC to Tropicana over (ii) the amount of Tropicana Group Taxes computed in accordance with Section 11 in respect of such taxable year shall be refunded by AEPC to Tropicana within three (3) Business Days after the final Consolidated Federal Return is filed by AEPC with respect to such taxable year (and not any amended Consolidated Federal Return filed by AEPC and not taking into account any adjustments or assessments pursuant to a tax audit or contest).

(c)                                  Prior to the Effective Time, Tropicana (with oversight by the Company Board or a committee thereof) shall estimate in good faith the amount of Tropicana Group Taxes (taking into consideration any available tax attributes not otherwise used in determining the Tropicana Group Taxes in Section 5(a)(i)) expected to result from or be attributable to the Real Estate Purchase (as defined in the Real Estate Purchase Agreement) and provide such estimate to Tropicana and Buyer; and at the Effective Time, Tropicana shall pay such amount to AEPC.  Such payment based on an estimate provided for in this Section 5(c) shall not be subject to any subsequent adjustment, reconciliation or true-up, and such payment shall be the sole payment to AEPC under this Agreement, the TAA or any similar agreement or arrangement relating to Federal Income Taxes attributable to the transactions

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contemplated by the Merger Agreement, the Real Estate Purchase Agreement and the Section 338 Election.

(d)                                 AEPC, the Tropicana Group, Buyer and GLP shall endeavor in good faith to agree upon tentative purchase price allocations described in Section 7 and an estimate of the amount of State Income Taxes of the Tropicana Group (and its Subsidiaries) resulting from or attributable to the Section 338 Election (for the avoidance of doubt, excluding the Insight Disposition and the distribution, transfer or disposition of the Aruba Operations as contemplated in Section 6.16 of the Merger Agreement) and the Real Estate Purchase (as defined in the Real Estate Purchase Agreement) (as determined on a with-and-without basis for the period ending on the day of the Effective Time) (the “Estimated State Income Tax Amount”).  In the event that AEPC is unable to come to an agreement with the Tropicana Group, Buyer and GLP concerning the Estimated State Income Tax Amount by the date that is 15 days prior to the Effective Time, Tropicana (with oversight from the Company Board or a committee thereof) shall, acting in good faith, determine the Estimated State Income Tax Amount and provide AEPC, Buyer and GLP with the Estimated State Income Tax Amount no later than 15 days prior to the Effective Time.

(e)                                  If the amount of the State Income Taxes of the Tropicana Group (and its Subsidiaries) resulting from or attributable to the Section 338 Election (for the avoidance of doubt, such computation of State Income Taxes shall exclude the Insight Disposition and the distribution, transfer or disposition of the Aruba Operations as contemplated in Section 6.16 of the Merger Agreement) and the Real Estate Purchase (as defined in the Real Estate Purchase Agreement) (as determined on a with-and-without basis) (such amount, the “Actual State Income Tax Amount”) is greater than the Estimated State Income Tax Amount and (i) if the Actual State Income Tax Amount and the Estimated State Income Tax Amount are both greater than $38,000,000, then AEPC shall pay to Tropicana an amount equal to the excess of the Actual State Income Tax Amount over the Estimated State Income Tax Amount; (ii) if the Actual State Income Tax Amount is greater than $38,000,000 and the Estimated State Income Tax Amount is less than $38,000,000, then AEPC shall pay to Tropicana an amount equal to the sum of (x) the excess of the Actual State Income Tax Amount over $38,000,000 and (y) 50% of the excess of $38,000,000 over the Estimated State Income Tax Amount; or (iii) if the Actual State Income Tax Amount is less than $38,000,000, then AEPC shall pay to Tropicana an amount equal to 50% of the excess of the Actual State Income Tax Amount over the Estimated State Income Tax Amount.  Subject to the preceding sentence, Tropicana shall pay the Actual State Income Tax Amount to the appropriate state and local taxing authorities.  If the Actual State Income Tax Amount is less than the Estimated State Income Tax Amount and (i) if the Estimated State Income Tax Amount and the Actual State Income Tax Amount are both greater than $38,000,000, then Tropicana shall pay to AEPC an amount equal to the excess of the Estimated State Tax Amount over the Actual State Income Tax Amount; (ii) if the Estimated State Income Tax Amount is greater than $38,000,000 and the Actual State Income Tax Amount is less than

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$38,000,000, then Tropicana shall pay to AEPC an amount equal the sum of (x) the excess of the Estimated State Income Tax Amount over $38,000,000 and (y) 50% of the excess of $38,000,000 over the Actual State Income Tax Amount; or (iii) if the Estimated State Income Tax Amount is less than $38,000,000, then Tropicana shall pay to AEPC an amount equal to 50% of the excess of the Estimated State Income Tax Amount over the Actual State Income Tax Amount.  Except as otherwise required by applicable Law, any payment made pursuant to this Section 5(e) shall be treated as an adjustment to the purchase price for the real estate sold through the consummation of the Real Estate Purchase Agreement or to the purchase price for the assets deemed sold through the consummation of the Merger Agreement and Section 338 Election, as the case may be.

6.                                      Section 338 or Similar Elections.

(a)                                 AEPC shall join with Buyer in making an election under Section 338(h)(10) of the Code and the Treasury Regulations and shall join or cooperate with Buyer in making, and acknowledges that Buyer shall make, any elections under state or local Tax Law corresponding or similar to Section 338 of the Code or equivalent elections under state or local Law with respect to Tropicana and each of the Tropicana Subsidiaries (collectively, the “Section 338 Election”).  For the purpose of making the Section 338 Election, at or prior to the Effective Time, AEPC shall deliver to Buyer an executed original IRS Form 8023 (or successor form) and an executed original of any other form requested by Buyer that is required to be signed by AEPC in order to make the Section 338 Election for state or local Tax purposes.  Buyer will file the IRS Form 8023 with the IRS at least 30 days prior to the due date of such form, and Buyer will provide AEPC a copy of such filing.

(b)                                 Buyer shall be responsible for the preparation and filing of all forms and documents required to effectuate the Section 338 Election.  In addition to the IRS Form 8023, AEPC shall execute (or cause to be executed) and deliver to Buyer such additional documents or forms as are reasonably requested to complete properly the Section 338 Election at least 30 days prior to the date such Section 338 Election is required to be filed and from time to time thereafter if requested by Buyer.

(c)                                  Buyer and AEPC shall file, and shall cause their Affiliates to file, all Tax Returns and statements, forms and schedules in connection therewith in a manner consistent with the Section 338 Election and shall take no position contrary thereto unless required to do so by applicable Tax Laws.

7.                                      Purchase Price Allocation.

(a)                                 Other than as described in Section 7(b), within seventy-five (75) days after the Effective Time, Buyer shall prepare and deliver to AEPC a schedule allocating the Aggregate Merger Consideration (and relevant liabilities of the Tropicana Group and other items) among the assets of Tropicana and each of the Tropicana Subsidiaries in accordance with Section 338 of the Code and the Treasury

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Regulations promulgated thereunder (such statement, the “Purchase Price Allocation Schedule”) for AEPC’s review and comment.  AEPC shall have an opportunity to review the proposed Purchase Price Allocation Schedule for a period of 20 days after receipt of the proposed Purchase Price Allocation Schedule.  If AEPC disagrees with any aspect of the proposed Purchase Price Allocation Schedule, AEPC shall notify Buyer in writing prior to the end of such 20-day period (an “Allocation Objection Notice”) specifying, in reasonable detail, any good faith dispute as to Buyer’s Purchase Price Allocation Schedule and setting forth AEPC’s proposed Purchase Price Allocation Schedule.  If prior to the conclusion of such 20-day period, AEPC notifies Buyer in writing that it will not provide any Allocation Objection Notice or if AEPC does not deliver an Allocation Objection Notice within such 20-day period, then the proposed Purchase Price Allocation Schedule shall be deemed final, conclusive and binding upon each of the parties hereto.  AEPC and Buyer shall use commercially reasonable efforts to resolve any objection by AEPC to the proposed Purchase Price Allocation Schedule.  If within 10 days after Buyer receives an Allocation Objection Notice, Buyer and AEPC have not resolved all objections and agreed upon a final Purchase Price Allocation Schedule, Buyer and AEPC shall engage the Accounting Firm (as defined below) to resolve any outstanding disputes, and such resolution shall be final, conclusive and binding upon each of the parties hereto.  The fees and disbursements of the Accounting Firm shall be shared equally by AEPC and Buyer.  The parties hereto agree, for all Tax purposes, to report the transactions consistently with the final Purchase Price Allocation Schedule and to not take any position during the course of any audit or other proceeding inconsistent with the final Purchase Price Allocation Schedule, except in each case as otherwise required by a change in Law or pursuant to the good faith resolution of a Tax contest.

(b)                                 Tropicana shall promptly notify AEPC of the final allocation of the Real Estate Purchase Price (as defined in the Real Estate Purchase Agreement) determined pursuant to the Real Estate Purchase Agreement, and AEPC and Tropicana shall file all Tax Returns consistently with such allocation.

8.                                      Further Provisions.

(a)                                 In the event of a Final Determination that affects any taxable period to which this Agreement applies, all calculations and payments due hereunder (other than pursuant to Section 5(a), 5(b) or 5(c)) shall be adjusted taking into account such Final Determination, and any increase or decrease in amounts payable hereunder shall be paid by AEPC to Tropicana, or paid by Tropicana to AEPC, as the case may be, within thirty (30) days of such Final Determination.

(b)                                 Payments under this Section 8 shall be made promptly after the amounts thereof are determined.

(c)                                  Except as specifically provided in this Agreement, neither AEPC nor Tropicana shall be obligated to make any payments to the other with respect to Federal

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Income Taxes or State Income Taxes for any taxable year or period (including any taxable year or period occurring after Tropicana is no longer included in a Consolidated Return with the Consolidated Group).

9.                                      Late Filing.

Notwithstanding any other provisions of this Agreement, AEPC shall indemnify and hold harmless the Tropicana Group against any interest or penalties incurred by reason of late filing of any Consolidated Return for the Consolidated Group, or by reason of late payment of any Tax or estimated tax for the Consolidated Group, unless such late filing or late payment is due to the fault of Tropicana or any other member of the Tropicana Group.

10.                               Representations, Warranties and Covenants.

(a)                                 AEPC represents, warrants and covenants that Tropicana has been a member of the Consolidated Group for federal income tax purposes since September 16, 2017 and has continuously remained, and shall remain through and including the Effective Time, a member of the Consolidated Group.

(b)                                 AEPC represents, warrants and covenants that no member of the Tropicana Group or any of its Subsidiaries is, was or will be (through the Effective Time) a member of an affiliated, consolidated, combined, unitary or similar group of which AEPC or any of its Subsidiaries (or any predecessor of any of the foregoing) (other than solely members of the Tropicana Group and their Subsidiaries) is or was a member for state or local income or franchise tax purposes.

(c)                                  At the Effective Time, AEPC shall provide a certificate to Buyer, in form and substance as prescribed by Treasury Regulations promulgated under Section 1445 of the Code, stating that AEPC is not a “foreign person” within the meaning of Section 1445 of the Code.

11.                               Accounting.

(a)                                 For the purpose of the computation of assumed tax liabilities herein, all payments made (i) by AEPC to Tropicana and (ii) by Tropicana to AEPC, pursuant to the provisions of the TAA or this Agreement shall not be considered income to the recipient of the payment or an expense of the payor.  Any difference between a Consolidated Group member’s tax liability under this Agreement and such member’s liability under Treasury Regulation Sections 1.1502-33 and 1.1552-1 shall be treated as a distribution with respect to its equity or as a contribution to its capital, as the case may be.

(b)                                 For purposes of determining amounts under this Agreement that require the calculation of the Tropicana Group’s tax liability had it not joined in the Consolidated Federal Returns of AEPC but instead filed a separate consolidated federal income Tax Return including solely members of the Tropicana Group, (i) the income, gains, expenses, deductions, losses, credits and other items in any taxable period of any member of the Consolidated Group that is not a member of

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the Tropicana Group shall be disregarded; (ii) the income, gains, expenses, deductions, losses, credits, and other items in any taxable period of all members of the Tropicana Group shall be taken into account, subject to all applicable limitations on the utilization of any Tax Benefit of the Tropicana Group (for example, under Section 382 of the Code); (iii) subject to the ultimate sentence of Section 3(a), all computations shall be made in conformity with the positions, elections and accounting methods used by AEPC in preparing the Consolidated Federal Returns; and (iv) any net income or gain resulting from or attributable to (w) the Real Estate Purchase (as defined in the Real Estate Purchase Agreement), (x) any Section 338 Election, (y) the Insight Disposition or (z) the distribution, transfer or disposition of the Aruba Operations as contemplated in Section 6.16 of the Merger Agreement shall be disregarded.

(c)                                  In the event that AEPC and Tropicana disagree as to the amount or calculation of any payment to be made under this Agreement, or the interpretation or application of any provision of this Agreement, the parties shall attempt in good faith to resolve such dispute.  If such dispute is not resolved within thirty (30) days following the commencement of the dispute, the parties shall refer the matter (other than matters relating to Section 4(v), 14 or 15) to a mutually acceptable nationally recognized accounting firm to resolve the dispute (the “Accounting Firm”).  The Accounting Firm shall act as an arbitrator to resolve all points of disagreement, and its decision shall be final and binding upon all parties involved.  Following the decision of the Accounting Firm, AEPC and Tropicana shall each take or cause to be taken any action necessary to implement the decision of the Accounting Firm.  The fees and expenses relating to the Accounting Firm shall be borne equally by AEPC and Tropicana.

12.                               Certain Transactions.

Notwithstanding any other provision of this Agreement, Tropicana shall, after giving notice to AEPC, have the right to pay any Taxes related to the Tropicana Group directly to any Taxing Authority in the event that Tropicana receives notice from a governmental authority or otherwise becomes aware of facts indicating that Taxes related to the Tropicana Group are or are about to become delinquent, and that as a result thereof, Tropicana’s gaming license may be at risk of being suspended, terminated, or otherwise adversely impacted or Tropicana may be at risk of being in default under any lease or debt document.  Any payments made pursuant to this Section 12 by Tropicana shall be credited to the benefit of Tropicana for purposes of calculating all amounts due to Tropicana or to AEPC, as the case may be, under this Agreement.

13.                               Tax Assistance, Cooperation and Contests.

(a)                                 AEPC and Tropicana shall each cooperate fully (and each shall cause its respective Subsidiaries to cooperate fully) with all reasonable requests from the other party in connection with the preparation and filing of Tax Returns, the computations of the Estimated State Income Tax Amount and the Actual State Income Tax Amount, claims for refund and audits concerning issues or other matters covered by this Agreement.  The party requesting assistance hereunder

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shall reimburse the other for reasonable out-of-pocket expenses incurred in providing such assistance.  Such cooperation will include, without limitation:

(i)                                   the retention until the expiration of the applicable statute of limitations, and extensions, if any, thereof, and the provision upon request, of Tax Returns, books, records (including information regarding ownership and income tax basis of property), documentation and other information relating to the Tax Returns, including accompanying schedules, related workpapers, and documents relating to rulings or other determinations by Taxing Authorities;

(ii)                                the execution of any document that may be necessary or reasonably helpful in connection with any audit, or the filing of a Tax Return or refund claim by a member of the Consolidated Group or the Tropicana Group, including certification, to the best of a party’s knowledge, of the accuracy and completeness of the information it has supplied; and

(iii)                             the use of the party’s commercially reasonable efforts to obtain any documentation that may be necessary or reasonably helpful in connection with any of the foregoing.  Each party will make its employees and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters.

(b)                                 With respect to any audits of or proceedings with respect to the Consolidated Group for any taxable year of the Consolidated Group in which Tropicana or any Tropicana Subsidiary was a member of the Consolidated Group for all or a portion of such taxable year and if the resolution of such tax audit or proceeding could reasonably be expected to have a material adverse effect on Tropicana or a Tropicana Subsidiary with respect to State Income Taxes, then upon Tropicana’s request Tropicana shall be entitled to participate, at Tropicana’s expense, in the defense of such tax audit or proceeding.  Tropicana shall have the right to review and comment on any proposed settlement of such tax audit or proceeding and AEPC may not settle such tax audit or proceeding without first having considered any such comments in good faith.

(c)                                  With respect to any audits of or proceedings with respect to State Income Taxes of any member of the Tropicana Group (or any of its Subsidiaries) for the taxable year that includes the Effective Time, AEPC shall be entitled to participate, at AEPC’s expense, in the defense of such tax audit or proceeding.  Tropicana may not settle such tax audit or proceeding without AEPC’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed) if the resolution of such tax audit or proceeding could reasonably be expected to have an adverse effect on AEPC.

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14.                               Aruba and Insight Indemnification.

(a)                                 AEPC shall promptly indemnify and hold Tropicana and its direct and indirect Subsidiaries, officers, directors, representatives, agents, lenders, advisors, attorneys, accountants, shareholders, members or other owners (collectively, the “Indemnified Parties”), harmless against and with respect to all Reimbursable Expenses resulting from or in connection with:

(i)                                    (x) a distribution, transfer or sale of the Aruba Operations, including a distribution, transfer or sale of the Equity Interests of the Aruba Subsidiaries that is consummated before the Closing Date or otherwise pursuant to an Aruba Purchase Agreement, the proceeds of sale of which are, or are deemed to be, Aruba Proceeds under the Merger Agreement (such disposition, transfer or sale, the “Aruba Sale”) and (y) the Insight Disposition; and

(ii)                                 any payments required to be made by one or more Indemnified Parties to a third party or third parties in connection with the Aruba Sale and the Insight Disposition.

(b)                                 Notwithstanding the foregoing, AEPC shall not be required to reimburse or indemnify the Indemnified Parties for Reimbursement Expenses that constitute Aruba Expenses or Insight Liabilities which were deducted on a dollar-for-dollar basis from the Aggregate Merger Consideration.

(c)                                  An Indemnified Party shall as promptly as practicable notify AEPC in writing of any pending or threatened claim or demand by a third party, including a Governmental Entity, that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under Section 4(v) or Section 14(a) (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail, to the extent practicable based on then-available information, the facts and circumstances with respect to the subject matter of such claim or demand; provided, however, that the failure to provide such notice shall not release AEPC from any of its obligations under Section 4(v) or Section 14(a), as applicable, except and only to the extent AEPC is actually prejudiced by such failure.

(d)                                 Upon receipt of a notice of a Third Party Claim from an Indemnified Party pursuant to Section 14(c), AEPC, by notice to the Indemnified Party delivered within twenty (20) Business Days of the receipt of notice of such claim, may, but is not obligated to, assume the defense and control of such Third Party Claim at its own expense; provided, however, that AEPC shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense as provided in this Section 14(d); provided, further, that AEPC shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the Indemnified Party shall have determined in good faith that an actual or potential conflict of interest makes representation by the same counsel inappropriate or (ii) AEPC shall have authorized the Indemnified Party to employ separate counsel at AEPC’s expense.  AEPC shall be liable for the reasonable fees, costs and expenses of counsel employed by the Indemnified Party for any period during which AEPC has not assumed the defense of a Third

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Party Claim.  The Indemnified Party may take any actions reasonably necessary to defend such Third Party Claim prior to the time that it receives a notice from AEPC as contemplated by the preceding sentence.  Each party shall, and shall cause each of its Affiliates and Representatives to, reasonably cooperate (including, upon the reasonable request of the Indemnified Party, making reasonably available books, records and personnel who have knowledge of the matter in question with respect to the subject matter of such Third Party Claim) with AEPC in the defense of any Third Party Claim.  AEPC shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, without the consent of any Indemnified Party, provided that (i) such settlement does not involve any finding or admission of any violation of Law or admission of any wrongdoing or any violation of the rights of any AEPC and does not include a statement or admission of fault, culpability or failure to act by or on behalf of any Indemnified Party, (ii) AEPC pays or causes to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement, (iii) such settlement does not subject the Indemnified Party to any injunctive relief or other equitable remedy and does not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or affect any Indemnified Party or the conduct of any Indemnified Party’s business and (iv) AEPC obtains, as a condition of any settlement or other resolution, a complete and unconditional release of, or dismissal with prejudice of claims against, each Indemnified Party subject to such Third Party Claim from any and all liability in respect of such Third Party Claim.

(e)                                  If an Indemnified Party shall have a claim for indemnification under Section 14(a) for any claim other than a Third Party Claim, the Indemnified Party shall, as promptly as is practicable after making the determination to bring such claim, give written notice to AEPC setting forth, to the extent practicable, based on then-available information (i) a reasonably detailed description of the claim and (ii) a good faith estimate of the amount of the claim, and such notice shall, to the extent practicable, be accompanied by copies of all reasonably available documentation that may be necessary for the purposes of enabling AEPC to take any and all required actions in respect of the matter and loss subject of the claim.  The failure to make delivery of the notice of claim by the Indemnified Party to AEPC shall not relieve AEPC from any liability under Section 14(a) with respect to such matter except and only to the extent AEPC is actually prejudiced (including with respect to its right of defense) by failure to give the notice of claim.

15.                               ERISA Indemnity.

AEPC shall indemnify and hold harmless each of: (i) Tropicana and (ii) Tropicana’s direct and indirect Subsidiaries (any of the entities referred to in the foregoing clauses (i)-(ii) individually, an “ERISA Indemnified Party”), for any and all liability imposed upon any ERISA Indemnified Party resulting from Tropicana or any of Tropicana’s direct or indirect Subsidiaries being considered a member of a controlled group within the meaning of ERISA § 4001(a)(14) of which AEPC is a member, except with respect to liability in respect of any employee benefit plan, as defined by ERISA § 3(3), maintained by any member of the Tropicana Group or

14

any other Person in which Tropicana has any direct or indirect investment constituting a 5% or greater interest in such Person.  AEPC hereby represents that, except as disclosed on Exhibit A to this Agreement, to the best of its knowledge, there are no material unfunded liabilities with respect to any Plan maintained by any member of the controlled group within the meaning of ERISA § 4001(a)(14) of which AEPC is a member, other than with respect to Plans maintained by members of the Tropicana Group.

16.                               Notices.

All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been duly and properly given or sent (a) on the date when such notice, request, consent or other communication is personally delivered with receipt acknowledged, or (b) if mailed, three days after the date on which the same is deposited in a post office box and sent by certified or registered mail, return receipt requested, postage prepaid and addressed to the party for whom intended at its address set forth below or to such other address or addresses as any of the parties hereto shall theretofore designate by notice hereunder.

If to AEPC, at:

Icahn Associates LLC

767 Fifth Avenue, 47th Floor

New York, New York 10153

Fax:  917-591-3310

Attention:  Andrew Langham

Louie Pastor

E-mail:  alangham@sfire.com

LPastor@ielp.com

If to Tropicana or the Tropicana Subsidiaries, at:

Tropicana Entertainment Inc.

8345 West Sunset Blvd.

Suite 300

Las Vegas, Nevada 89113

Fax:  609-340-5254

Attention:  Theresa Glebocki

E-mail:  Tglebocki@tropicanaentertainment.com

with a copy (which shall not constitute notice) to:

Thompson Hine LLP

335 Madison Avenue, 12th Floor

New York, NY 10017-4611

Fax: 212-344-6101

Attention:  Stuart Welburn

E-mail:  Stuart.Welburn@ThompsonHine.com

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If to Buyer, at:

Eldorado Resorts, Inc.

100 West Liberty Street, Suite 1150

Reno, Nevada  89501

Fax: (775) 337-9218

Attention:  Thomas R. Reeg

E-mail:  treeg@eldoradoresorts.com

with a copy (which shall not constitute notice) to:

Milbank, Tweed, Hadley & McCloy LLP

2029 Century Park East

Floor 33

Los Angeles, California 90067

Fax: (213) 892-4721

Attention: Deborah R. Conrad

E-mail:  dconrad@milbank.com

17.                               Entire Agreement.

This Agreement (a) contains the entire understanding of the parties hereto with respect to the subject matter hereof, (b) shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed therein, and (c) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

18.                               Amendments.

This Agreement may not be modified, changed or amended except by a writing signed by all parties hereto.

19.                               Further Assurances.

Each of the parties hereto agrees to execute, acknowledge, deliver, file, record and publish such further certificates, instruments, agreements and other documents, and to take all such further actions as may be required by Law or deemed necessary or useful in furtherance of the objectives and intentions underlying this Agreement and not inconsistent with the terms hereof.

20.                               Captions.

Captions are inserted for convenience only and shall not be given any legal effect.

[signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

AMERICAN ENTERTAINMENT PROPERTIES CORP.

By:	/s/ Keith Cozza
Name:	Keith Cozza
Title:	President

TROPICANA ENTERTAINMENT INC. (on behalf of itself and the Tropicana Subsidiaries)

By:	/s/ Theresa Glebocki
Name:	Theresa Glebocki
Title:	Chief Financial Officer

ELDORADO RESORTS, INC.

By:	/s/ Gary L. Carano
Name:	Gary L. Carano
Title:	Chief Executive Officer

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Exhibit A

ACF Industries LLC and Federal-Mogul LLC, members of the same controlled group with AEPC, are the sponsors of several pension plans.  All the minimum funding requirements for these plans have been met as of March 31, 2018 and December 31, 2017.  The plans are underfunded on a PBGC termination basis by approximately $417 million and $424 million as of March 31, 2018 and December 31, 2017, respectively.  These results are based on the most recent information provided by the plans’ actuaries.  These liabilities could increase or decrease, depending on a number of factors, including future changes in benefits, investment returns, and the assumptions used to calculate the liability.

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